Exhibit 2.1

PURCHASE AND SALE AGREEMENT

By and Between

EDGE PETROLEUM CORPORATION

(the “Seller”),

EDGE PETROLEUM EXPLORATION COMPANY,

MILLER EXPLORATION COMPANY,

EDGE PETROLEUM OPERATING COMPANY, INC.,

EDGE PETROLEUM PRODUCTION COMPANY,

MILLER OIL CORPORATION,

and

PGP GAS SUPPLY POOL NO. 3 LLC

(the “Buyer”)

Dated Effective

September 30, 2009

i

5.22	Materials Provided to Buyer	32
5.23	Environmental Matters	32
5.24	Wells	32
5.25	Equipment and Personal Property	32
5.26	Employee Benefits	32
5.27	Ownership and Issuance of Equity Interests	34
5.28	Subs	34
5.29	Financial Statements	35
5.30	No Undisclosed Liabilities	35
5.31	Title to Properties	35
5.32	Offices	36
5.33	No Implied Warranty of Seller or Subs	36

ARTICLE VI REPRESENTATIONS AND WARRANTIES OF BUYER		36
6.1	Representations and Warranties of Pool No. 3	36

ARTICLE VII COVENANTS		38
7.1	Operation of Properties Pending Closing	38
7.2	Access to Information; Conduct of the Business Pending the Closing	41
7.3	Bankruptcy Filings, Auction Procedures and Break Up Fee	43
7.4	Notice of Sale	44
7.5	Consents and Approvals	44
7.6	Assumption and Rejection of Contracts and Leases	45
7.7	Certain Restructuring Transactions	45
7.8	Distribution to Seller	46
7.9	Notification of Certain Matters	46
7.10	Financial Information	47
7.11	Purchase of Calls	47
7.12	Buyer Representative	47

ARTICLE VIII CONDITIONS PRECEDENT TO THE OBLIGATIONS OF SELLER		47
8.1	Representations and Warranties	47
8.2	Escrow Agreement	48
8.3	Covenants	48
8.4	No Litigation	48
8.5	Support Agreement	48
8.6	Bankruptcy Court Approval	48
8.7	Simultaneous Closing	48
8.8	Plan	48

ARTICLE IX CONDITIONS PRECEDENT TO THE OBLIGATIONS OF BUYER		48
9.1	Representations and Warranties	48
9.2	Covenants	49
9.3	No Litigation	49

9.4	Bankruptcy Court Approval	49
9.5	Consents	49
9.6	Release of Liens on the Common Stock of the Subs and the Properties	49
9.7	Plan	49
9.8	Conversion Transaction	49
9.9	Property Transfers	50
9.10	Escrow Agreement	50
9.11	Support Agreement	50

ARTICLE X TITLE MATTERS		50
10.1	Title Defect Notice	50
10.2	Determination of Title Defects and Defect Values	51
10.3	Calculation of Defect Value	52
10.4	Title Benefit Notice	53
10.5	Determination of Title Benefits and Benefit Values	54
10.6	Calculation of Benefit Value	55
10.7	Affected Seller Properties	55
10.8	Post-Closing Title Determination	55

ARTICLE XI ENVIRONMENTAL MATTERS		56
11.1	Presence of Wastes, NORM, Hazardous Substances and Asbestos	56
11.2	Environmental Assessment	56
11.3	Notice of Adverse Environmental Conditions	57
11.4	Determination of Adverse Environmental Conditions and Remediation Values	58

ARTICLE XII SUSPENSE FUNDS HELD BY SELLER OR SUBS		60
12.1	Suspense Funds	60

ARTICLE XIII CLOSING		60
13.1	The Closing	60
13.2	Closing Statement	61
13.3	Closing Deliveries	61
13.4	Preferential Purchase Rights	62

ARTICLE XIV POST-CLOSING ADJUSTMENTS		62
14.1	Final Settlement Statement	62
14.2	Disputes	63
14.3	Retention of Funds by Seller	63
14.4	Payment of Final Purchase Price	63
14.5	Receipts Not Reflected in Purchase Price	63
14.6	Receipt, Remittance and Assignment of Accounts Receivable	64
14.7	Expenses Not Reflected in Purchase Price	64
14.8	No Duplicative Effect; Methodologies	65

14.9	Audit Rights	65

ARTICLE XV ASSUMPTION BY BUYER		65
15.1	Assumption by Buyer	65
15.2	Obligations Not Assumed	66
15.3	Limitation of Representations and Warranties	66
15.4	Natural Gas Balancing	67
15.5	No Survival	67

ARTICLE XVI RISK OF LOSS		68
16.1	Casualty Loss	68
16.2	Subs’ Risk of Loss	68

ARTICLE XVII TERMINATION AND REMEDIES		68
17.1	Termination	68
17.2	Procedure and Effect of Termination	69
17.3	Buyer’s Exclusive Remedy	70
17.4	Seller’s Exclusive Remedy	70

ARTICLE XVIII ADDITIONAL COVENANTS		71
18.1	Further Assurances	71
18.2	Access to Records by Seller	71
18.3	Severance Tax Abatement	71
18.4	New Mexico Withholding Tax	72
18.5	Other Properties	72

ARTICLE XIX MISCELLANEOUS		73
19.1	Notice	73
19.2	Governing Law	74
19.3	Assignment	75
19.4	Entire Agreement	75
19.5	Amendment; Waiver	75
19.6	Severability	76
19.7	Construction	76
19.8	Confidentiality	76
19.9	Headings	76
19.10	Counterparts	76
19.11	Expenses and Fees	77
19.12	Public Announcements	82
19.13	Limitation on Damages	82
19.14	Jurisdiction of the Bankruptcy Court; Dispute Resolution; No Jury	82
19.15	Releases	83

Exhibits and Schedules:

Exhibit A	Leases and Fee Interests
Exhibit B	Wells; Working Interests; Net Revenue Interests; Royalty Interests; Allocated Values of the Wells
Exhibit B-1	Payout by Well
Exhibit C	Form of Bill of Sale, Assignment and Assumption Agreement
Exhibit D	Non-Foreign Affidavit
Exhibit E	Bidding Procedures and Sale Motion
Exhibit F	Bidding Procedures Order
Exhibit G	Plan
Exhibit H	Sale Order
Exhibit I	Sample of Gas Pricing Adjustment Calculation
Exhibit J	Form of Escrow Agreement
Exhibit K	Surplus Equipment of the Subs
Exhibit L	Form of Support Agreement
Exhibit M	Representations of Intrepid and Sabco

Schedule 5.1(d)	Seller Property
Schedule 5.3	Consents; Preferential Purchase Rights
Schedule 5.5(a)	Material Contracts
Schedule 5.5(c)	Affiliate Contracts
Schedule 5.5(d)	Defaults
Schedule 5.6	Litigation
Schedule 5.9	Notices
Schedule 5.10	Gas Imbalances
Schedule 5.11	Suspense Accounts
Schedule 5.14	Taxes
Schedule 5.14(e)	Member of a Group
Schedule 5.14(f)	Section 7701(a)(1)
Schedule 5.14(o)	Partnerships
Schedule 5.15	Timely Receipts
Schedule 5.16	Timely Payment
Schedule 5.17	Outstanding Obligations
Schedule 5.18	Hedge Contracts
Schedule 5.21	No Encumbrances
Schedule 5.23	Environmental Matters
Schedule 5.25	Equipment and Personal Property
Schedule 5.26(a)	Material Employment Benefit Plans
Schedule 5.26(b)	Benefit Arrangements
Schedule 5.26(g)	Material Benefit
Schedule 5.28(a)	Names of Subs
Schedule 5.28(b)	Other Agreements
Schedule 10.7	List of Affected Seller Properties

v

PURCHASE AND SALE AGREEMENT

THIS PURCHASE AND SALE AGREEMENT (this “Agreement”) dated effective as of September 30, 2009, is by and between Edge Petroleum Corporation, a corporation organized under the laws of the State of Delaware (“Edge” or “Seller”), Edge Petroleum Exploration Company, a corporation organized under the laws of the State of Delaware (“EPEC”), Miller Exploration Company, a corporation organized under the laws of the State of Delaware (“Miller”), Edge Petroleum Operating Company, Inc., a corporation organized under the laws of the State of Delaware (“EPOC”), Edge Petroleum Production Company, a corporation organized under the laws of the State of Delaware (“EPPC”), Miller Oil Corporation, a corporation organized under the laws of the State of Michigan (“Miller Oil”), and PGP Gas Supply Pool No. 3 LLC, a limited liability company organized under the laws of the State of Georgia (“Pool No. 3” or the “Buyer”).

Recitals

WHEREAS, Seller owns (i) 100% of the issued and outstanding common stock, par value $0.01 per share, of EPEC, and (ii) 100% of the issued and outstanding common stock, par value $0.01 per share, of Miller; and

WHEREAS, EPEC owns (i) 100% of the issued and outstanding common stock par value $0.01 per share, of EPOC and (ii) 100% of the issued and outstanding common stock, par value $0.01 per share, of EPPC; and

WHEREAS, Miller owns 100% of the issued and outstanding common stock, par value $1.00 per share, of Miller Oil (and, collectively with EPEC, Miller, EPOC and EPPC the “Subs”, and each individually a “Sub”; and

WHEREAS, the Subs own certain interests in and to the Properties as hereinafter set forth; and

WHEREAS, Seller has concluded that, promptly after the date hereof, each of Seller and the Subs will file a case (individually, a “Bankruptcy Case” and collectively, the “Bankruptcy Cases”) in the United States Bankruptcy Court for the Southern District of Texas, Corpus Christi Division, (the “Bankruptcy Court”) pursuant to Chapter 11 of Title 11 of the United States Code (the “Bankruptcy Code”); and

WHEREAS, as part of the Bankruptcy Cases, Seller and the Subs intend to file the Plan (as defined herein), pursuant to which, among other things, each of the Subs shall be converted into a Delaware limited liability company and 100% of new equity interests in each of the reorganized EPEC, Miller, EPOC, EPPC and Miller Oil will be issued (collectively, the “Equity Interests”); and

WHEREAS, subject to the entry of the Confirmation Order (as defined herein), Seller desires to sell, and Buyer desires to buy, the Equity Interests; and

WHEREAS, Seller has been soliciting bids for the Properties and/or the Equity Interests, and has determined that the offer of Buyer for the Equity Interests set forth below is the highest and best offer received for the Equity Interests or the Properties to date and constitutes a fair and adequate purchase price; and

WHEREAS, the parties hereto have agreed that subject to the entry of the Confirmation Order and subject to the terms and conditions of this Agreement, Seller will sell and Buyer will purchase and acquire the Equity Interests free and clear of all Liens and Claims (as defined herein) pursuant to the terms of this Agreement and the Confirmation Order.

WHEREAS, subject to the terms and conditions of this Agreement, Buyer may assign a portion of its rights and obligations under this Agreement to Intrepid Properties, LLC, a limited liability company organized under the laws of the State of Delaware (“Intrepid”), and/or Sabco Oil and Gas Corporation, a corporation organized under the laws of the State of Texas, or an Affiliate thereof (collectively, “Sabco”).

NOW, THEREFORE, in consideration of the mutual promises, covenants and conditions set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by all parties, the parties hereto have agreed as follows:

ARTICLE I
DEFINITIONS

In this Agreement, including the preamble and the recitals hereto, the following terms set forth in this Article I and elsewhere in this Agreement have the following meanings ascribed to them:

“Accounting Referee” means Deloitte LLP.

“Accounts Receivable” is defined in Section 14.6.1.

“Ad Valorem Taxes” means any ad valorem, property or similar taxes or assessments based upon or measured by ownership or value, relating to the Properties (whether real or personal property).

“Adverse Environmental Condition” means (a) the violation of or liability or obligation under any Environmental Law or Environmental Permit, or (b) the presence, discharge, release, seepage, escape, leakage, emission, emptying or leaching, to or from any Property of any Hazardous Substance in a manner, quantity or condition that in either case create an affirmative obligation under Environmental Laws to investigate, delineate, remediate, monitor, remove or otherwise address through a responsive action.

“Adverse Environmental Condition Notice” is defined in Section 11.2(c).

“Affected Property” is defined in Section 10.2.4.

“Affected Seller Properties” means those certain Leases, Wells and Fee Interests, if any, that are, as of the date hereof, owned by Seller but that appropriately should, as of such date, be owned by and of record title in a Sub.  A list of such Affected Seller Properties, together with the appropriate Sub that should have record title to each such Lease, Well and Fee Interest comprising the same and the value assigned to each is set forth on Schedule 10.7.

“Affiliate” means any Person which (a) controls either directly or indirectly a party, or (b) is controlled directly or indirectly by such party, or (c) is directly or indirectly controlled by a Person which directly or indirectly controls such party, for which purpose “control” shall mean the right to exercise twenty percent (20%) or more of the voting rights in the appointment of the directors or similar representation of a Person.

“Affiliate Contracts” is defined in Section 5.5(c).

“Agreed Remediation Amount” is defined in Section 11.4.1.

“Agreement” is defined in the preamble.

“Aggregate Title Deductible” is defined in Section 10.3.6.

“Allocated Value” with respect to any Well means the value allocated to the respective Sub’s interest in such Well as set forth on Exhibit B; provided, however, that the value allocated to each Well set forth on Exhibit B shall be reduced proportionately in the event the Purchase Price is reduced by reason of the Gas Pricing Downward Adjustment pursuant to Section 4.2.7.

“Alternative Agreement” means one or more definitive agreements with respect to one or more Alternative Transactions.

“Alternative Transaction” is defined in Section 7.3(a).

“Ancillary Documents” means all other documents, certificates, instruments or writings reasonably requested by Buyer in connection herewith, including all documents necessary to transfer the Equity Interests to Buyer.

“Applicable Law” means any Law to which a specified Person, the Equity Interests or a Property is subject.

“Assignment” is defined in Section 10.2.4.

“Assumed Liabilities” means the Assumed Obligations, Ad Valorem Taxes on the Properties which are accounted for in the Purchase Price Adjustment of Article IV as well as the obligation to pay the Prepaid JOA Funds and the Suspense Funds.

“Assumed Obligations” is defined in Section 15.1.

“Auction” is defined in Section 2.2(a).

“Balance Sheet” means the consolidated balance sheet of Seller and the Subs.

“Balance Sheet Date” means December 31, 2008.

“Bankruptcy Case(s)” is defined in the recitals.

“Bankruptcy Code” is defined in the recitals.

“Bankruptcy Court” is defined in the recitals.

“Bankruptcy Court Remediation Amount” is defined in Section 11.4.2.

“Benefit Arrangements” is defined in Section 5.26(b).

“Benefit Values” is defined in Section 10.4.

“Bidding Procedures and Sale Motion” means the motion in substantially the form attached hereto as Exhibit E to be filed by Seller with the Bankruptcy Court seeking, inter alia, entry of the Bidding Procedures Order and the Sale Order.

“Bidding Procedures Order” means an order of the Bankruptcy Court in substantially the form of Exhibit F hereto (unless otherwise jointly agreed to in writing by Seller and Buyer) that approves, inter alia, bidding and auction procedures to be followed by Seller and all potential bidders for the Equity Interests.

“Bloomberg/Slick/Garcia Refund” is defined in Section 18.3.

“Break Up Fee” is defined in Section 7.3(d).

“British thermal unit” or “Btu” means the amount of heat required to raise the temperature of one (1) avoirdupois pound of pure water one degree Fahrenheit from 58.5 degrees Fahrenheit to 59.5 degrees Fahrenheit at a constant pressure of 14.73 dry psia.

“Business Day” means each Monday, Tuesday, Wednesday, Thursday and Friday that is not a day on which banks in Houston, Texas, are generally authorized or obligated, by Law or executive Order, to close.

“Buyer” is defined in the preamble.

“Buyer Remediation Amount” is defined in Section 11.3.

“Buyer Representative” is defined in Section 7.12.

“Casualty Loss” is defined in Section 16.1.

“Chapman Ranch Credit” means the right to receive the benefit of all future insurance proceeds under the Subs’ Primary Well Control Policy with Lexington Insurance Company, policy #8756088, and under the Excess Well Control Underwriters Policy with London #MOET20061016OEE, attributable to the redrilling of the Chapman Ranch #19 Well in Nueces County, Texas if and when such Well is redrilled by the applicable insured Sub, and such proceeds are paid.  The coverage window for redrilling expenses terminates on January 23, 2011 (three years from the date of the original blowout of the Chapman Ranch #19 Well).

“Claim” means a claim, as such term is defined in Section 101(5) of the Bankruptcy Code, against Seller, any of the Subs, or a Property (including, to the extent allowed by Applicable Law, reasonable attorneys’ fees, experts’ fees and court costs).

“Closing” is defined in Section 13.1.

“Closing Date” is defined in Section 13.1.

“Closing Date Hedge Values” means the sum of each monthly Closing Date Hedge Value for the period beginning on the Effective Time and ending on the Hedge Contract Termination Date for each Hedge Contract, calculated separately for each Hedge Contract on a month by month basis (determined separately for each calculation period of the related Hedge Contract), by multiplying the Monthly Hedge Volumes TIMES the positive difference, if any, between the Monthly Collar Floor Price and (i) for months settled prior to Closing and prior to the termination of the Hedge Contracts, the actual Commodity Reference Price used in the settlement, (ii) for months ending on or prior to the Closing and settled upon early termination of the Hedge Contract, the Commodity Reference Price which would have been used in the settlement but for such early termination, and (iii) for months ending after Closing, the Commodity Reference Price published as of the Business Day before Closing.

“Closing Strip” is defined in the definition of Gas Pricing Downward Adjustment.

“Code” is defined in Section 5.14.

“Commodity Reference Price” is defined in each Hedge Contract.

“Collection Report” is defined in Section 14.5.

“Confidentiality Agreement” is defined in Section 19.4.

“Confirmation Order” means an Order of the Bankruptcy Court confirming the Plan, which shall include the provisions of the Sale Order, and which shall otherwise be in form and substance reasonably satisfactory to Buyer and Seller; provided, however, that such approval rights shall terminate upon termination of this Agreement.

“Contracts” is defined in subsection (c) of the definition of “Property”.

“Conversion Transaction” is defined in Section 7.7(a).

“Costs of Cure” means the costs required of a Sub to Cure any and all defaults, pursuant to Section 365 of the Bankruptcy Code, of such Sub arising under any executory Contract to which such Sub is a party, or any unexpired Lease to which such Sub is a party (except for Title Defects which are governed by the provisions of Article X).

“Credit Agreement” means the Fourth Amended and Restated Credit Agreement dated as of January 31, 2007, by and among Seller, the Lenders, and Union Bank, N.A. (f/k/a Union Bank of California, N.A.), as administrative agent for such Lenders and as issuing lender, as such agreement has been and may be amended from time to time.

“Cure” means all liabilities, including pre-petition monetary liabilities, of each Sub that must be paid or otherwise satisfied to cure, pursuant to Section 365 of the Bankruptcy Code, all of such Sub’s monetary and non-monetary defaults under each executory Contract and unexpired Lease to which such Sub is a party at the time of the assumption thereof, in each case as determined by the Bankruptcy Court.

“Data” is defined in Section 7.2.

“Debt Instrument” means any indenture, mortgage, loan, creditor sale-leaseback or similar financial contract.

“Defect Notification Deadline” means the later of (x) 5:00 p.m., Houston, Texas time on the thirtieth day following the date hereof and (y) the tenth (10th) Business Day prior to the date of the Auction.

“Defect Value” means with respect to each Property that is agreed in writing by Seller and Buyer or determined pursuant to the terms hereof to be subject to a Title Defect, the amount determined in accordance with Sections 10.2 and 10.3 with respect to such Title Defect.

“Deposit” is defined in Section 3.2

“Easement” is defined in subsection (d) of the definition of “Property”.

“Edge” is defined in the preamble.

“Effective Time” means 12:00 midnight, Houston, Texas time on June 30, 2009.

“El Sauz 3 D Agreement” means that certain Participation Agreement between EPEC and Stephens dated effective April 23, 2008.

“Employee Benefit Plans” means any employment, compensation, pension, welfare, healthcare, bonus, incentive compensation, sick leave and other leave, vacation pay, expense, reimbursement, dependent care, retirement, savings, deferred compensation, supplemental pension, retention, workers compensation, life insurance, disability, dependent care, dependent healthcare, education, severance or other compensation or benefit plan, agreement or arrangement for the benefit of the current or former directors, offices or employees (whether salaries or hourly, active or retired) of a Sub.

“Environmental Laws” means all Applicable Laws concerning or relating to the environment, human health and safety or pollution, including without limitation the Clean Air Act, the Comprehensive Environmental Response, Compensation and Liability Act of 1980 (“CERCLA”), the Federal Water Pollution Control Act, the Safe Drinking Water Act, the Toxic Substances Control Act, the Hazardous and Solid Waste Amendments Act of 1984, the Superfund Amendments and Reauthorization Act of 1986, the Hazardous Materials Transportation Act, the Clean Water Act, the National Environmental Policy Act, the Endangered Species Act, the Fish and Wildlife Coordination Act, the National Historic Preservation Act and the Oil Pollution Act of 1990, as such laws may be amended from time to time and all regulations, Orders, rulings, directives, requirements and ordinances promulgated thereunder.

“Environmental Permits” means all permits required by the Subs by Environmental Laws for the occupation of the Properties and the operation of the Leases, Lands, Wells, Facilities or Fee Interests.

“EPEC” is defined in the preamble

“EPOC” is defined in the preamble.

“EPPC” is defined in the preamble.

“Equity Interests” is defined in the recitals.

“ERISA” is defined in Section 5.26(a).

“Escrow Agent” means Wells Fargo Bank, N.A.

“Escrow Agreement” means the escrow agreement of even date herewith among Seller, Buyer and the Escrow Agent, the form of which is attached hereto as Exhibit J.

“Excluded Liabilities” is defined in Section 15.2.

“Exhibit B” means, collectively, Exhibit B and Exhibit B-1.

“Expense Reimbursement” is defined in Section 7.3(d).

“Facilities” is defined in subsection (b) of the definition of “Property”.

“Fee Interests” is defined in subsection (h) of the definition of “Property”.

“Final Order” means (i) an Order of the Bankruptcy Court as to which the time to appeal, petition for certiorari or motion for re-argument or rehearing has expired and as to which no appeal, petition for certiorari or other proceedings or motion for re-argument or rehearing shall then be pending or (ii) if an appeal, writ of certiorari, motion for re-argument or rehearing thereof has been filed or sought, such order of the Bankruptcy Court shall not have been stayed.

“Final Purchase Price” is defined in Section 14.1.

“Financial Statements” is defined in Section 5.29.

“Final Remediation Amount” for any Property (other than Retained Properties) is defined in Section 11.4.

“Final Settlement Statement” is defined in Section 14.1.

“GAAP” means accounting principles generally accepted in the United States of America as in effect from time to time and applied on a basis consistent with the preparation of the consolidated financial statements of Seller and the Subs.

“Gas Pricing Downward Adjustment” means the downward adjustment to the Purchase Price for pricing risk, if any, calculated as follows: if the weighted average NYMEX price strip determined, for each year over the five (5) year period from January 1, 2010 through December 31, 2014 (the “Pricing Period”), by dividing the sum of the closing price of each monthly NYMEX futures contract for such year by twelve (12) in accordance with the Sample Gas Pricing Adjustment Calculation, the form of which is set forth on Exhibit I (the “Strip”) over the Pricing Period at the close of trading on the third Business Day following entry of the Confirmation Order (the “Closing Strip”) is less than the Strip at the close of trading on May 14, 2009 (the “Term Sheet Strip”), the Purchase Price shall be reduced by an amount calculated by multiplying the difference between the Term Sheet Strip and the Closing Strip by the production for PDP and PDNP reserves (in MMCFE) as set forth on Exhibit I for the years indentified in such Exhibit I (15,612.4 for 2010, 13,470.6 for 2011, 10,496.6 for 2012, 8,624.4 for 2013, and 6,882.4 for 2014, respectively), projected in the Reserve Reports for the Pricing Period, consistent in all respects with such Sample Gas Pricing Adjustment Calculation; provided, however, that the projected production volumes used to calculate the Gas Pricing Downward Adjustment shall consist exclusively of production volumes associated with Properties and shall exclude all production associated with all the Retained Properties, Affected Properties, and Affected Seller Properties to the extent retained by Seller; and provided further that in no event shall the Gas Pricing Downward Adjustment exceed twelve and one-half percent (12.5%) of the Purchase Price prior to any adjustments otherwise provided herein (the “Unadjusted Purchase Price”).

“Good and Defensible Title” means such title to the Properties that, (i) (A) entitles the respective Sub or Seller, as applicable, to receive not less than the Net Revenue Interest set forth in Exhibit B in all Hydrocarbons produced from the Wells, Leases or Fee Interests described in Exhibit A and Exhibit B, and (B) obligates the respective Sub or Seller, as applicable, to bear not more than the Working Interest set forth in Exhibit B in the Wells, Leases or Fee Interests described in Exhibit A and Exhibit B (unless there is a corresponding increase in the Net Revenue Interest) and (ii) is free and clear of all Liens, except for Permitted Encumbrances.

“Governing Documents” is defined in Section 5.3.

“Governmental Authority” means any national, federal, state, provincial, local, territorial or foreign government, or any subdivision, agency, instrumentality, authority, department, commission, board or bureau thereof, or any federal, state, provincial, local or foreign court, tribunal, or arbitrator, including the Bankruptcy Court.

“Hazardous Substances” means any pollutant, contaminant, waste or chemical or any toxic, radioactive, ignitable, corrosive, reactive or otherwise hazardous substance, waste or material, or any substance, waste or material having any constituent elements displaying any of the foregoing characteristics, including without limitation Hydrocarbons, produced water, asbestos and asbestos-containing materials, lead-based paint and polychlorinated biphenyls, and any other substance, waste or material regulated under any Environmental Law.

“Hedge Contract” means any contract to which Seller is a party with respect to any swap, forward, future or derivative transaction or option or similar agreement, whether exchange traded, “over-the-counter” or otherwise, involving, or settled by reference to, one or more rates, currencies, commodities, equity instruments or Debt Instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions.

“Hedge Contract Termination Date” means the termination date specified in each Hedge Contract, without considering the impact of early termination.

“Highest and Best Bid” is defined in the Bidding Procedures Order.

“Hydrocarbons” means oil, gas, natural gas liquids, condensate and related hydrocarbons and carbon dioxide.

“Individual Title Deductible” is defined in Section 10.3.6.

“Intrepid” is defined in the recitals.

“Lands” is defined in subsection (a) of the definition of “Property”.

“Law” or “Laws” means all national, federal, state, provincial, territorial, local or foreign laws, including common law, Orders, writs, injunctions, decrees, codes, ordinances, awards, stipulations, judgments, directions, requirements, statutes, judicial or administrative doctrines, rules or regulations enacted, promulgated, issued or entered by a Governmental Authority, including the Bankruptcy Code and the Internal Revenue Code of 1986, as amended (or the applicable provisions of any succeeding statute).

“Lease” is defined in clause (a) of the definition of “Property”.

“Leased Real Property” is defined in Section 5.31(b).

“Lenders” has the meaning set forth in the Credit Agreement.

“Lender Release” is defined in Section 9.6.

“Lien” means any (i) security interest, lien, mortgage, pledge, hypothecation, encumbrance, easement, charge, restriction on transfer, including any conditional sale or other title retention contract or lease in the nature thereof; (ii) any filing or agreement to file a financing statement as debtor under the applicable Uniform Commercial Code or any similar statute; and (iii) any subordination arrangement in favor of another Person.

“Liquidated Title Defect Payment” is defined in Section 10.3.3.

“Losses” means all damages, losses, liabilities, obligations, payments, amounts paid or to be paid in settlement, fines, penalties, costs (including reasonable fees and expenses of attorneys, accountants, consultants and other professional advisors, as well as of expert witnesses and other costs of investigation preparation and litigation in connection with any pleading, claim, demand or other action) of any kind or nature whatsoever, whether known or unknown, contingent or vested, matured or unmatured, determined, determinable or otherwise.

“Material Adverse Effect” means any change, effect, event, occurrence, state of facts or development occurring since the date of this Agreement which individually or in the aggregate (i) is materially adverse to the Subs and the Properties, taken as a whole, and that exceeds ten percent (10%) of the Purchase Price in value, or (ii) will prevent the consummation by Seller of the sale of the Equity Interests to Buyer; provided, however, that none of the following shall be deemed, either alone or in combination, to constitute, and none of the following shall be taken into account in determining whether there has been or will be, a Material Adverse Effect:

(a)           any change, effect, occurrence, condition, state of facts or development relating to the international, United States, regional, state or local economy or securities markets in general;

(b)           any adverse change, effect, event, occurrence, state of facts or development reasonably attributable to conditions affecting the Hydrocarbon exploration, production, development, processing, gathering, marketing and/or transportation industries generally, including, without limitation, changes in the price of Hydrocarbons, related products or other commodities or markets, changes in general market prices in any retail or wholesale market, changes in the availability of Hydrocarbons or related products, decreases in sales prices for Seller’s products, increases in the cost of raw materials used in Seller’s business, increases in transportation costs, or any other change materially increasing Seller’s costs;

(c)           any failure of Seller to meet its current and anticipated financial obligations on a timely basis, including any obligations under its senior secured credit facility;

(d)           any failure, in and of itself, by Seller to meet any internal or published projections, forecasts or revenue or earnings predictions for any period since December 31, 2008;

(e)           any adverse change, effect, event, occurrence, state of facts or development attributable to the announcement, pendency or consummation of this Agreement or the transactions contemplated by this Agreement, or resulting from or relating to compliance with the terms of, or the taking of any action required by, this Agreement (including any decrease in customer demand, any reduction in revenues, any disruption in supplier, partner or similar relationships, or any loss of employees);

(f)            any adverse change, effect, event, occurrence, state of facts or development attributable to the announcement, pendency or filing of the Bankruptcy Cases (including any decrease in customer demand, any reduction in revenues, any disruption in supplier, partner or similar relationships, or any loss of employees);

(g)           any change, effect, event, occurrence, state of facts or development arising from or relating to national or international political or social conditions, including the engagement by the United States in hostilities or the escalation thereof, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack anywhere in the world, and including general economic, capital market, regulatory or political conditions, natural disasters or other force majeure events;

(h)           any change, effect, event, occurrence, state of facts or development relating to changes in laws, rules, regulations, orders or other binding directives issued by any Governmental Authority;

(i)            any change or development in international, United States, regional, state or local transportation or distribution systems for Hydrocarbons;

(j)            any adverse change, effect, event, occurrence, state of facts or development relating to changes in applicable accounting regulations or GAAP or principles or interpretations thereof;

(k)           any existing change, effect, event, occurrence, state of facts or development with respect to which Buyer has actual knowledge as of the date of this Agreement;

(l)            any Casualty Loss or damage to any Property or third parties, or injury to Persons, to the extent covered by condemnation award, insurance or within the self retention limits of Seller, that does not cause a material disruption over an extended period of time to the principal Properties of the Subs;

(m)          any stockholder class action or other litigation arising in connection with this Agreement or any Bankruptcy Cases;

(n)           any adjustment to the Purchase Price; and

(o)           any of the items set forth in Section 17.1.5.

Any determination as to whether any event or development has a Material Adverse Effect shall be made only after taking into account all effective insurance coverage.

“Material Contracts” is defined in Section 5.5(a).

“Material Employee Benefit Plans” is defined in Section 5.26(a).

“MMCFE” means one million (1,000,000) cubic feet of natural gas equivalent.

“Miller” is defined in the preamble.

“Miller Oil” is defined in the preamble.

“MMBtu” means one million (1,000,000) Btus.

“Monthly Collar Floor Price” means the collar floor price set forth in a Hedge Contract for a particular month.

“Monthly Hedge Volumes” means the notional volumes set forth in a Hedge Contract for a particular month.

“Net Revenue Interest” or “NRI” means a respective Sub’s (or, with respect to the Affected Seller Properties, Seller’s) net interest in and to all production of Hydrocarbons saved, produced and sold from any Well described in Exhibit B to which such Sub has an interest.

“New Mexico Withholding Tax Amount” means an amount equal to approximately US$1,900,000 and withheld from oil and gas proceeds due one or more of the Subs on behalf of the taxing authority of the State of New Mexico in connection with the production and sale of Hydrocarbons produced by a Sub in the State of New Mexico as a non-resident of such State.

“Non-Transferred Properties” is defined in Section 9.9.

“NORM” means naturally occurring radioactive material.

“No-Shop Provisions” is defined in Section 7.3(a).

“NYMEX” means the New York Mercantile Exchange Inc., and shall include any successor thereto.

“Order” means any writ, judgment, decree, injunction or similar order, writ, ruling directive or other requirement of any Governmental Authority (in each such case whether preliminary or final).

“Ordinary Course of Business” means the ordinary course of business of Seller and the Subs, consistent with their past practices and customs, including, with respect to any category, quantity or dollar amount, term and frequency of payment, delivery, accrual or expense.

“PDP” is defined in the Reserve Reports.

“PDNP” is defined in the Reserve Reports.

“Permit” is defined clause (f) of the definition of “Property.”

“Permitted Assignee” means any party to which Pool No. 3 assigns any of its rights and obligations under this Agreement, provided such assignment is effected in compliance with Section 19.3.

“Permitted Encumbrances” means:

(a)           Royalties, overriding royalties, reversionary interests and similar burdens if the cumulative effect of the burdens does not operate to reduce a Sub’s Net Revenue Interest in a Well, Lease or Fee Interest described in Exhibit A or Exhibit B, below the Net Revenue Interest for such Well, Lease or Fee Interest set forth in Exhibit B or operate to increase such Sub’s Working Interest in a Well, Lease or Fee Interest described in Exhibit A or Exhibit B to more than the Working Interest for such Well, Lease or Fee Interest set forth in Exhibit B (unless there is a corresponding increase in the Net Revenue Interest);

(b)           Division orders and sales contracts terminable without penalty upon no more than ninety (90) days notice to the purchaser;

(c)           If required in connection with the sale and purchase of the Equity Interests as contemplated hereby, third-party consents with respect to which waivers or consents (i) are obtained from the appropriate parties in form and substance reasonably satisfactory to Buyer, or (ii) are routinely obtained from Governmental Authorities after Closing for transactions of this nature;

(d)           Materialman’s, mechanic’s, repairman’s, employee’s, contractor’s, operator’s, Tax and other similar Liens, charges and assessments arising in the Ordinary Course of Business for obligations that are not delinquent or which are otherwise satisfied in full or discharged pursuant to the Confirmation Order;

(e)           All rights to consent by, required notices to, filings with, or other actions by Governmental Authorities in connection with the direct or indirect sale or conveyance of oil and gas leases or interests therein if they are routinely obtained subsequent to the sale or conveyance;

(f)            Easements, rights-of-way, servitudes, permits, surface leases and other rights in respect of surface operations that do not materially interfere with oil and gas operations to be conducted on any Well, Lease or Fee Interest described in Exhibit A or Exhibit B;

(g)           All of the (i) Material Contracts listed on Schedule 5.5(a), (ii) other operating agreements, unit agreements, unit operating agreements and pooling agreements affecting the Properties which agreements are not listed on Schedule 5.5(a), and (iii) compulsory or commissioner’s pooling or units or pooling designations; provided, however, that the effect of any such documents, pooling or units or pooling designations will not reduce the respective Sub’s (or, with respect to the Affected Seller Properties, Seller’s) interest with respect to oil and gas produced from any Well, Lease or Fee Interest described in Exhibit A or Exhibit B, below the Net Revenue Interest set forth in Exhibit B or increase the respective Sub’s or Seller’s Working Interest in such Well, Lease or Fee Interest to more than the Working Interest set forth in Exhibit B for such Well, Lease or Fee Interest (unless there is a corresponding increase in the Net Revenue Interest);

(h)           Conventional rights of reassignment prior to release or surrender requiring notice to the holders of the rights;

(i)            All rights reserved to or vested in any Governmental Authority to control or regulate any of the Wells, Leases, Lands, or Fee Interests in any manner, and all Applicable Laws, rules and orders of any Governmental Authority;

(j)            The terms and conditions of the Leases, provided that the effect of such terms do not reduce the respective Sub’s (or, with respect to the Affected Seller Properties, Seller’s) interest with respect to oil and gas produced from any Well, Lease or Fee Interest below the Net Revenue Interest set forth in Exhibit B for such Well, Lease or Fee Interest or increase the respective Sub’s Working Interest in such Well, Lease or Fee Interest to more than the Working Interest set forth in Exhibit B for such Well, Lease or Fee Interest (unless there is a corresponding increase in the Net Revenue Interest);

(k)           All other Liens, contracts (including the Contracts), agreements, instruments, obligations, defects and irregularities affecting the Properties, and not otherwise satisfied in full or discharged pursuant to the Confirmation Order, which individually or in the aggregate are not such as to interfere materially with the operation, value or use of any of the Properties, could not reasonably be expected to prevent or delay the applicable Sub (or, with respect to the Affected Seller Properties, Seller’s) from receiving the proceeds of production from any Well, Lease or Fee Interest and which do not reduce the respective Sub’s or Seller’s interest with respect to Hydrocarbons produced from any Well, Lease or Fee Interest below the Net Revenue Interest set forth in Exhibit B or increase the respective Sub’s or Seller’s Working Interest in such Well, Lease or Fee Interest to more than the Working Interest set forth in Exhibit B for such Well, Lease or Fee Interest (unless there is a corresponding increase in the Net Revenue Interest);

(l)            Any Title Defects Buyer has expressly waived in writing or which are deemed to have become Permitted Encumbrances under Section 10.1; and

(m)          Any Lien released at or prior to Closing.

“Person” means and includes natural Persons, corporations, limited partnerships, limited liability companies, general partnerships, joint stock companies, joint ventures, associations, companies, trusts, banks, trust companies, land trusts, business trusts or other organizations, whether or not legal entities, and all Governmental Authorities.

“Petition Date” is defined in Section 2.2(a).

“Plan” means a joint Chapter 11 plan of reorganization containing the material terms set forth in the form of the Plan attached as Exhibit G hereto for each of Seller and the Subs.

“Plan Supplement” shall have the meaning ascribed to it in the Plan.

“Plan Supplement Filing Date” shall have the meaning ascribed to it in the Plan.

“Pool No. 3” is defined in the preamble.

“Preliminary Purchase Price” is defined in Section 13.2.

“Prepaid JOA Funds” is defined in Section 4.4.

“Pricing Period” is defined in the definition of Gas Pricing Downward Adjustment.

“Property” and “Properties” means, with respect to the Subs (and excluding Retained Properties, Affected Properties, Affected Seller Properties to the extent retained by Seller pursuant to Section 10.7, and the Non-Transferred Properties):

(a)           The oil, gas and mineral leases, including leases to be acquired by a Sub following the date hereof, and the leasehold estates created thereby, described in Exhibit A to which a Sub is a party (collectively, the “Leases”), and all of the lands covered by the Leases (collectively, the “Lands”), together with corresponding interests in and to all the property and rights incident thereto, including all rights in any pooled or unitized acreage by virtue of the Lands being a part thereof, all production from the pool or unit allocated to any such Lands; and all interests in any Wells within the pool or unit associated with the Lands; and all reversionary interests, convertible interests, net profits interests and gas imbalance volumes owed to such Sub by a third party from and after the Effective Time.

(b)           All producing, non-producing, shut-in and temporarily abandoned oil and gas Wells, salt water disposal wells, injection wells, observation wells, co-op wells and water wells located on the Leases, the Fee Interests or Lands pooled or unitized therewith as described in Exhibit B to which a Sub owns an interest and the proration units associated therewith (collectively, the “Wells”); and all pipelines, plants, gathering and processing systems, buildings, compressors, meters, tanks, machinery, tools, utility lines, other personal property, equipment, fixtures, and improvements located on and appurtenant to the Leases, the Lands, the Fee Interests or elsewhere insofar as they are used or have been obtained in connection with the ownership, operation, maintenance or repair of the Wells and Facilities in connection with the production of Hydrocarbons therefrom or relate to the production, treatment, sale, or disposal of Hydrocarbons or water produced from the Leases, the Lands or the Fee Interests or attributable thereto (collectively, the “Facilities”).

(c)           All farmout and farmin agreements, operating agreements, production sales and purchase contracts, saltwater disposal agreements, surface leases, division and transfer orders, and all other written contracts, contractual rights, interests and other written agreements covering or affecting any or all of the Leases, Lands, Wells, Facilities or Fee Interests to which a Sub is a party, but excluding all Debt Instruments (collectively, the “Contracts”).

(d)           All easements, rights-of-way, licenses, agreements, surface use permits, and similar surface and other rights and interests applicable to, or used by a Sub in connection with, any or all of the Leases, Lands, Wells, Facilities or Fee Interests (collectively, the “Easements”).

(e)           All Hydrocarbons (or the proceeds from the sale of Hydrocarbons) produced from and after the Effective Time attributable to a Sub’s interest in the Leases, Lands, Wells, Facilities, Contracts and Fee Interests.

(f)            To the extent transferable pursuant to Applicable Law, all governmental (whether federal, state or local) Permits, licenses, Orders, authorizations, franchises and related instruments or rights required of the Subs under applicable Law for the ownership, operation or use of the Leases, Lands, Wells, Facilities or Fee Interests (the “Permits”), including Environmental Permits.

(g)           All books, files, records and correspondence, and to the extent transferable without material restriction (including a material restriction against assignment without prior consent), or payment of a transfer or licensing fee under third party agreements not advanced or reimbursed by Buyer, all studies, surveys, reports, proprietary geologic, geophysical and seismic data (with respect to seismic, whether now existing or acquired by a Sub following the date hereof) (including raw data and any interpretative data or information relating to such geologic, geophysical and seismic data) and other proprietary data (in each case whether in written or electronic format) in the actual possession or control of Seller or a Sub or which Seller or a Sub has the right to obtain (either without the payment of money or delivery of other consideration or unduly burdensome effort or, upon Buyer’s written election, at Buyer’s expense) and relating to the operation of the Leases, Lands, Wells, Facilities or Fee Interests, including all title records, prospect information, title opinions, title insurance reports/policies, property ownership reports, customer lists, supplier lists, sales materials, promotional materials, operational records, technical records, production and processing records, division order, lease, land and right-of-way files, accounting files and contract files in each case of the foregoing with respect only to the Properties (the “Records”).

(h)           All fee interests to the surface and to the subsurface and in Hydrocarbons produced from such subsurface, including rights under grant deeds, mineral deeds, conveyances or assignments as set forth on Exhibit A to which a Sub is a party (“Fee Interests”).

(i)            All royalties, overriding royalties, production payments, rights to royalties in kind, or other interests in production of Hydrocarbons (excluding Working Interests) as set forth on Exhibit B to which a Sub owns an interest (the “Royalty Interests”).

(j)            All partnership interests of any Sub (tax, state law or otherwise) affecting any of the Properties.

(k)           To the extent assignable, all insurance proceeds, payable from and after the Effective Time in connection with claims that arise from and after the Effective Time and with respect to the Chapman Ranch Credit, under existing policies of insurance, if any, maintained by Seller or a Sub and relating to the Properties; provided, however, that such insurance proceeds shall be retained by the Seller to the extent that the liabilities associated with such insurance proceeds remain with the Seller.

(l)            Seller’s and the Subs’ interest in all of the surplus equipment, materials and inventory owned, leased or held for use by the Subs, including such surplus equipment, materials and inventory as are set forth on Exhibit K.

(m)          All office furniture, computers, and other personal property located in Seller’s Houston office owned by Seller or the Subs as of the Effective Time.

All of the real and personal properties, rights, titles, and interests described in subsections (a) through (m), subject to the limitations and terms expressly set forth herein, in Exhibit A and Exhibit B and in the Schedules hereto, are hereinafter collectively called the “Properties” or, individually, a “Property”. The parties intend for the Affected Seller Properties that are transferred to Sub on or before the Closing to be included as “Properties” for all purposes of this Agreement.  Until such Properties are actually conveyed to a Sub, the definition of “Property” shall be deemed to include the Affected Seller Properties title to which is vested in Seller, and all terms defined in this definition (e.g. “Lease”) and in other related terms (e.g. “Net Revenue Interest” and “Working Interest”) shall also be deemed to include those that derive from or relate to the Affected Seller Properties even though this definition refers only to a “Sub” or “Subs” rather than the Seller.  Furthermore, all representations, warranties and covenants of Seller in this Agreement shall be deemed to cover the Affected Seller Properties that are ultimately transferred by Seller to a Sub on or before the Closing even if such representations, warranties or covenants refer only to a Sub or the Subs (rather than including Seller) or fail to refer to the Affected Seller Properties.

“Prorated Expense Items” is defined in Section 4.3.2.

“Purchase Price” is defined in Section 3.1.

“Records” is defined in subsection (g) of the definition of “Property”.

“Remediation Amount” is defined in Section 11.2.

“Representatives” means, with respect to any Person, the officers, directors, managers, employees, attorneys, investment bankers, underwriters, lenders, accountants and other agents and representatives of such Person.

“Reserve Reports” means (i) that certain reserve report prepared for Seller by Ryder Scott & Co. as of December 31, 2008, and (ii) that certain reserve report prepared for Seller by W.D. Von Gonten & Co. as of January 1, 2009.

“Retained Properties” means the Hedge Contracts, together with Leases, Wells and Fee Interests retained by the Seller pursuant to Section 11.4.2, and for which a Casualty Loss occurs pursuant to Section 16.1, to the extent such Property is assigned to the Seller, all of which will not be Properties for purposes of this Agreement.

“Royalty Interests” or “RI” is defined in subsection (i) of the definition of “Property”.

“Sabco” is defined in the recitals.

“Sale Hearing” is defined in Section 2.2(a).

“Sale Order” means an order of the Bankruptcy Court in substantially the form of Exhibit H hereto (unless otherwise jointly agreed to in writing by Seller and Buyer, which agreement shall not be unreasonably withheld).

“Scheduled Closing Date” is defined in Section 13.1.

“Seller Retained Funds” is defined in Section 14.3.

“Seller” is defined in the preamble.

“Seller Group” means Seller and its Affiliates, and the Representatives of Seller and its Affiliates, and the heirs, executors, successors and assigns of all of the foregoing.

“Seller’s Knowledge”, “EPEC’s Knowledge,” “EPOC’s Knowledge,” “EPPC’s Knowledge,” “Miller Oil’s Knowledge” and/or “Miller’s Knowledge” or the “Knowledge of Seller, EPEC, Miller, EPOC, EPPC and Miller Oil” means the actual knowledge of John Elias, Gary Pittman, and John Tugwell.

“Severance Tax Abatement Amount” means an amount equal to approximately US$4,000,000 associated with claims made or to be made by Seller or EPEC in connection with State of Texas severance tax refunds relating to tight gas production from the Properties located in the State of Texas produced prior to the Effective Time and claims made or to be made by

Seller or EPEC in connection with State of Texas sales tax refunds relating to purchases made by Seller or EPEC prior to the Effective Time, which in each case have not been collected or paid over to Seller or EPEC as of the Closing Date.

“Stephens” means Stephens Production Company.

“Straddle Period” is defined in Section 19.11.5(a)(iv).

“Strip” is defined in the definition of Gas Pricing Downward Adjustment.

“Subs” is defined in the recitals.

“Subs A/R” means accounts receivable of the Subs that remain outstanding as of the Closing Date.

“Supplemental Confidentiality Agreement” means that certain agreement entitled “Confidentiality Agreement” dated August 11, 2009, by and between Seller and Buyer and the other parties thereto.

“Support Agreement” is defined in Section 8.5.

“Suspense Funds” is defined in Section 4.5.

“Tax” means, with respect to any Person, (a) any net income, alternative or add-on minimum tax, gross income, gross receipts, sales, use, ad valorem, value added, transfer, franchise, margin, profits, license, withholding on amounts paid to or by such Person, payroll, employment, excise, severance, stamp, occupation, premium, property, environmental or windfall profit tax, custom, duty or other tax, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest, penalty, addition to tax or additional amount imposed by any Taxing Authority, (b) any liability of such Person for the payment, deposit, withholding or collection of any amounts of any of the foregoing types directly or indirectly, including as a result of being a member of an affiliated, consolidated, combined or unitary group, or being a party to any agreement or arrangement whereby liability of such Person for payment of such amounts was determined or taken into account with reference to the liability of any other Person, and (c) any liability of such Person for the payment of any amounts as a result of being a party to any Tax-Sharing Agreements or with respect to the payment of any amounts of any of the foregoing types as a result of any express or implied obligation to indemnify any other Person.

“Tax Proceeding” is defined in Section 19.11.7(a).

“Tax Returns” means any report, return, rendition, declaration, claim for refund, information report or return or statement required to be supplied to a Taxing Authority in connection with Taxes, including any schedule or attachment thereto or amendment thereof.

“Tax-Sharing Agreements” means, with respect to any Person, all existing Tax-sharing agreements or arrangements (whether or not written) that are binding on such Person.

“Taxing Authority” means any Governmental Authority exercising any authority to impose, regulate, levy, assess or administer the imposition of any Tax.

“Term Sheet Strip” is defined in the definition of Gas Pricing Downward Adjustment.

“Title Benefit” is defined in Section 10.4.

“Title Benefit Notice” is defined in Section 10.4.

“Title Defect” is defined in Section 10.1.

“Title Defect Notice” is defined in Section 10.1.

“Transfer Taxes” is defined in Section 19.11.1.

“Transportation Contracts” is defined in subsection (r) of Section 5.5(a).

“Unadjusted Purchase Price” is defined in the definition of “Gas Pricing Downward Adjustment”.

“Well” is defined in subsection (b) of the definition of “Property”.

“Winning Bidder” has the meaning set forth in the Bidding Procedures Order.

“Working Interest” or “WI” means, with respect to the Wells, Leases or Fee Interests set forth in Exhibit A or Exhibit B, the respective Sub’s interest in and to the leasehold estate created under and by virtue of the Wells, Leases or Fee Interests as set forth in Exhibit A or Exhibit B, and all rights and obligations of every kind and character appurtenant thereto or arising therefrom, without regard to any valid Royalty, overriding royalties, production payments, carried interests, Liens against production therefrom insofar as such interest in said Lease is burdened with the obligation to bear and to pay costs of operations.

ARTICLE II
SALE AND PURCHASE OF EQUITY INTERESTS

2.1                                 Sale and Purchase of Equity Interests.

(a)                                  Sale of Equity Interests.  Subject to the entry of the Confirmation Order and subject to the terms and conditions set forth in this Agreement and in the Plan, at the Closing Seller shall cause the Subs to issue, sell and transfer the Equity Interests of the reorganized Subs to Buyer, free and clear of all Liens and Claims and Buyer shall purchase and acquire from the Subs at the Closing the Equity Interests.  The liabilities to be assumed by the reorganized Seller shall be subject to the terms of the Plan and the Confirmation Order, and the reorganized Seller and each Sub shall have no liabilities other than those expressly set forth in this Agreement, the Sale Order, the Plan and the Confirmation Order.

(b)                                 Assets & Liabilities of Each Sub at the Closing Date. As of the Closing, the Subs will own:

(i)                                     cash equal to the amount of Prepaid JOA Funds and Suspense Funds; and

(ii)                                  the Properties save and except the Retained Properties, the Affected Property, the Affected Seller Properties retained by Seller, and the Non-Transferred Properties.

The Properties, other than the Retained Properties, the Affected Property, the Affected Seller Properties retained by Seller, and the Non-Transferred Properties, shall be free and clear of all Claims and Liens, save and except the Assumed Liabilities and the Permitted Encumbrances, to the extent not otherwise satisfied in full or discharged pursuant to the Confirmation Order.  All cash, other than the cash described in Section 2.1(b)(i) above, and receivables of each Sub shall be distributed to and retained by the Seller.  Except for the Assumed Liabilities and the Permitted Encumbrances, at or before the Closing, all Claims, Liens and liabilities of each Sub shall have been satisfied in full or discharged pursuant to the Confirmation Order.

2.2                                 Seller’s Chapter 11 Bankruptcy Case.

(a)                                  Notwithstanding any conflicting or inconsistent provision of this Agreement, Seller’s obligations under this Agreement and the transactions contemplated hereby are subject to and contingent upon the approval and authorization of the Bankruptcy Court.  Within five (5) Business Days of the date hereof (the “Petition Date”), each of the Seller and the Subs shall commence the Bankruptcy Cases.  Within two (2) Business Days following the Petition Date, Seller shall file the Bidding Procedures and Sale Motion pursuant to Sections 105, 363, 365 and 1123(b) of the Bankruptcy Code seeking entry of the Bidding Procedures Order containing, among other things, (i) the bidding procedures described therein, (ii) the Break Up Fee, the Expense Reimbursement, and the No-Shop Provisions, (iii) the scheduling of an auction (the “Auction”) and a hearing to consider the approval of the sale to Buyer or the Winning Bidder of (A) the Equity Interests or (B) substantially all of the assets (other than the Equity Interests) of Seller and the Subs (which in any event shall include all of Seller’s and Subs’ interest in the Lands, Leases, Wells, Facilities, Easements, Hydrocarbons, Permits, Records, Fee Interests, partnership interests of any Sub affecting any of the Properties and specifically including its proprietary 3D seismic, license agreements and operating systems that may be assigned without the payment of a fee, but which shall not be required to include Retained Properties, Affected Properties, or Affected Seller Properties, to the extent retained by the Seller in accordance with the terms of this Agreement, or the Non-Transferred Properties) (the “Sale Hearing”), and (iv) the form and manner of notice of the Sale Hearing.

(b)                                 Seller shall use commercially reasonable efforts to obtain entry of the Bidding Procedures Order, but in no event shall the hearing on the Bidding Procedures Order be held later than thirty (30) days after the Petition Date.  The Bidding Procedures Order shall be in substantially the form of Exhibit F (as may be amended or the date therein extended from time to time with the prior written consent of Seller and Buyer).

(c)                                  Seller agrees to use commercially reasonable efforts to obtain entry of the Confirmation Order, to be entered within 90 days after the Petition Date.

(d)                                 In the event the Final Order of the Bankruptcy Court with respect to the Bidding Procedures Order is appealed, Seller shall use its commercially reasonable efforts to defend such appeal.

ARTICLE III
PURCHASE PRICE

3.1                                 Purchase Price. The total purchase price for the Equity Interests shall be One Hundred Ninety-One Million Dollars (US$191,000,000) (the “Purchase Price”), subject to any applicable adjustments as hereinafter provided and subject further to the allocation of the Purchase Price among the Subs.

3.2                                 Earnest Money Deposit.  As of the later of (i) the date hereof or (ii) the date the Support Agreement is executed and delivered in the form set forth in Exhibit L, Buyer shall tender to the Escrow Agent by wire transfer a deposit in the amount of Eight Million Dollars (US$8,000,000) (the “Deposit”).  The Deposit shall be held by the Escrow Agent pursuant to the Escrow Agreement.  The Deposit shall be paid over to Seller and credited against the Purchase Price if Closing occurs or, if Closing does not occur, will otherwise be distributed in accordance with the terms of this Agreement and those of the Escrow Agreement.

ARTICLE IV
ADJUSTMENTS TO PURCHASE PRICE

The Purchase Price shall be adjusted as follows:

4.1                                 Increases in Purchase Price. The Purchase Price shall be increased by an amount equal to the sum of the following amounts:

4.1.1                            the amount of any direct costs and expenses incurred and actually paid or to be paid by Seller or the Subs (including, without duplication, charges properly payable under any applicable joint operating agreement or other agreement providing for joint interest billings) that are attributable to acquiring, owning, operating, producing and maintaining the Properties during the period of time from the Effective Time through the Closing Date (excluding any such costs and expenses to be paid which are excused, rejected or otherwise no longer payable by Seller or the Subs pursuant to an Order of the Bankruptcy Court), including capital expenditures (but excluding any capitalized (i) interest or (ii) general and administrative expenses) and general and administrative costs reimbursements not to exceed Five Hundred Thousand Dollars (US$500,000) per month;

4.1.2                            to the extent such proceeds were not received by Seller or Subs as of the Closing Date or were received by Subs before the Closing Date and were not distributed to Seller in accordance with Section 7.8, the value of the following items, net of any applicable severance taxes and royalties which are the obligation of Buyer: (a) all oil and other Hydrocarbons in pipelines or in tanks above the pipelines or in tanks above the pipeline sales connection, which value shall be determined by multiplying $50/bbl times the volume, in each case at the Effective Time that is credited to the Properties, (b) all unsold inventory of gas plant products attributable to the Properties at the Effective Time, each such value to be the market value or, if applicable, the contract price in effect as of the Effective Time, and (c) all gas imbalance volumes related to the Properties owed to Seller or Subs by a third party as of the Effective Time multiplied by $3.00 MMBtu;

4.1.3                            without duplication of 4.1.2, the amount of all proceeds (i) paid to Buyer, (ii) which are paid to Subs after the Closing Date, or (iii) which were paid to Subs prior to the Closing Date but which were not distributed to Seller pursuant to Section 7.8, including proceeds from the sale of production, net of all applicable Ad Valorem Taxes and applicable severance taxes and royalties paid by Buyer, attributable to the Properties for periods of time prior to the Effective Time;

4.1.4                            the amount of the Benefit Values for all Title Benefits as finally determined in accordance with the terms of Article X; and

4.1.5                            any other amount expressly denominated as an increase in the Purchase Price as provided for in this Agreement.

4.2                                 Decreases in Purchase Price. The Purchase Price shall be decreased by an amount equal to the sum of the following amounts:

4.2.1                            the amount of all proceeds paid or to be paid to Seller or to the Subs and distributed to the Seller (excluding proceeds which relate to the items set forth in Section 4.1.2 and proceeds to which Section 4.2.8 relates), including proceeds from the sale of production, net of all applicable taxes and royalties paid by Seller or the Subs, attributable to the Properties for periods of time after the Effective Time through the Closing Date;

4.2.2                            an amount equal to all Ad Valorem Taxes that are attributable to periods of time prior to the Effective Time and which have either (i) not been paid by Seller or a Sub prior to the Closing Date or (ii) which have not otherwise been taken into account as a downward adjustment to the Purchase Price (or as an offset to an upward adjustment to the Purchase Price);

4.2.3                            the amounts, if any, relating to the aggregate of all the Allocated Values of all Retained Properties.

4.2.4                            the amount of the Defect Values for all Title Defects;

4.2.5                            with respect to each Adverse Environmental Condition (other than any Adverse Environmental Condition relating to any Retained Properties), the Final Remediation Amount;

4.2.6                            all gas imbalance volumes related to the Properties owed by Seller or the Subs to a third party as of the Effective Time which are to be paid by Buyer pursuant to Sections 15.1 and 15.4 multiplied by $3.00 MMBtu;

4.2.7                            the amount of the Gas Pricing Downward Adjustment, if applicable;

4.2.8                            the amount of the Closing Date Hedge Values; and

4.2.9                            any other amount expressly denominated as a decrease in the Purchase Price as provided for in this Agreement.

4.3                                 Tax Adjustments; Apportionment of Prepaid Items; Suspense Funds.

4.3.1                            To adjust the Purchase Price for the apportionment of Taxes, the parties agree to adjust the Purchase Price, downward or upward, as appropriate, pursuant to the provisions of Section 19.11.5 to the extent not otherwise taken into account in Sections 4.1 or 4.2.

4.3.2                            For purposes of the making adjustments to the Purchase Price, to the extent not otherwise provided for under Article IV, those other items of expenses and accounts payable in relation to the Properties or that constitute Assumed Obligations and are paid or payable before and after the Effective Time on an annual, quarterly, monthly or other regular periodic basis (“Prorated Expense Items”) shall be prorated as of the Effective Time and apportioned, such that (i) Buyer, through its acquisition of the Subs, will receive the economic benefit or burden, as applicable, of all such items on and after the Effective Time and (ii) Seller shall receive the economic benefit or burden, as applicable, of all such items for the period prior to the Effective Time.  After the Closing Date, (x) if Buyer receives any bills or accounts or any reimbursement for prepaid expenses in relation to Prorated Expense Items that are attributable in whole to the period prior to the Effective Time, then Buyer shall promptly forward the same to Seller (for payment, in the case of any such bills or accounts), (y) if Seller receives any bills or accounts or any reimbursement for prepaid expenses in relation to the Prorated Expense Items that are attributable in whole to the period on or after the Effective Time, then Seller shall promptly forward the same to Buyer (for payment, in the case of any such bills or accounts) and (z) if Buyer or Seller receive any bills or accounts or any reimbursements for prepaid expenses in relation to the Prorated Expense Items that are attributable in part to the period prior to the Effective Time, and in part to the period on and after the Effective Time, the amount thereof shall be apportioned between Seller, on the one hand, and Buyer, on the other hand, respectively, as of the Effective Time, based on the number of days in such period falling prior to the Effective Time, on the one hand, and on and after the Effective Time, on the other hand.  In the case of bills or accounts referred to in clause (z), the party receiving the same shall be required to pay only such portion of such bill or account for which it is responsible in accordance with this Section 4.3.2.

4.3.3                            Seller will include in the Preliminary Purchase Price Seller’s good faith calculation of the prorations provided for in Section 4.3.2.  If final bills or accounts in relation to any Prorated Expense Items or rent receivable referred to in Section 4.3.2 are not available or have not been issued prior to that date for any Prorated Expense Item, the Seller shall estimate the amount of each such item in good faith, and such estimate shall be reflected in the Preliminary Purchase Price.  The amount payable by Buyer at the Closing will be increased or decreased to reflect the net amount owing between the parties as shown on such Preliminary Purchase Price, using such estimates where necessary.  Final adjustment between the Parties as to any estimated item used in the preparation of the Closing Statement in accordance with this Section 4.3.3 shall be made pursuant to Article XIV.

4.4                                 Prepaid JOA Funds.  To the extent that as of Closing Seller or any Sub was paid funds (in their capacity as operator with respect to operated properties) as prepayments for non-operators share of items under operating agreements that are assumed pursuant to the Plan and for which payment has not been made by Seller or any Sub as of the Closing Date (“Prepaid JOA Funds”) (i) no adjustment to the Purchase Price shall be made with respect to such Prepaid JOA Funds and (ii) if such funds are not in the Subs at Closing Seller shall deliver to Buyer an amount of money equal to such Prepaid JOA Funds and an accounting of each of such prepayments and Buyer shall from and after such time be responsible for the application of such Prepaid JOA Funds under the applicable operating agreement.

4.5                                 Suspense Funds.  To the extent that as of Closing Seller holds funds received by Seller or any Sub (in its capacity as operator with respect to Properties operated by such Sub) in “suspense” (“Suspense Funds”) and such funds are not in the Subs at Closing (i) no adjustment to the Purchase Price shall be made with respect to such Suspense Funds and (ii) Seller shall deliver to a Sub designated by the Buyer the amount of Suspense Funds then held by Seller and such Sub shall from and after such time be responsible for the application of such Suspense Funds under the applicable operating agreement.

4.6                                 Bankruptcy Expenses.  For the avoidance of doubt, all of Seller’s and each Sub’s costs and expenses relating to the filing, pendency or consummation of the Bankruptcy Cases shall be the responsibility of Seller and shall not be chargeable to Buyer nor be an upward adjustment to the Purchase Price.

ARTICLE V
REPRESENTATIONS AND WARRANTIES OF SELLER AND THE SUBS

Seller and each of the Subs represent and warrant to Buyer as follows:

5.1                                 Organization.  (a)  Edge is a corporation validly existing and in good standing under the laws of the State of Delaware.  As of the date hereof, EPEC, Miller, EPOC and EPPC are each corporations validly existing and in good standing under the laws of the state of Delaware.  As of the date hereof, Miller Oil is a corporation validly existing and in good standing under the laws of the State of Michigan.  Seller and Subs are in good standing and duly qualified to do business in each other jurisdiction in which the conduct of their respective business or ownership or the leasing of their respective properties makes such qualification or registration necessary.

(b)                                 EPEC owns 100% of the issued and outstanding equity of EPOC and EPPC, and Miller owns 100% of the issued and outstanding equity of Miller Oil.

(c)                                  Seller is an Affiliate of each Sub.  Each Sub is an Affiliate of Seller.  Other than the other Subs and the Seller, no Sub has any Affiliate.  Other than the Subs, the Seller has no Affiliate.

(d)                                 Except as otherwise set forth on Schedule 5.1(d), Seller does not own directly any interest in the Properties.

5.2                                 Authority.  Subject to approval of the Bankruptcy Court, Seller and each of the Subs has full power to enter into and perform its obligations under this Agreement and has taken all proper corporate or limited liability company action, as applicable, to authorize entering into this Agreement and performing its obligations hereunder.

5.3                                 No Conflict.  Except as set forth on Schedule 5.3 and subject to approval of the Bankruptcy Court, neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby, nor the compliance with the terms hereof (a) will result in any default under any Material Contract to which Seller or a Sub is a party or by which any of the Properties is bound, (b) violate any provision of the certificate of incorporation or bylaws, limited liability company certificate of formation, agreement or regulations of Seller or any of the Subs (the “Governing Documents”), or (c) violate any Law applicable to Seller , to a Sub, or to any of the Properties.  Schedule 5.3 sets forth the Support Agreement, the consents to assignment or waivers of consents from third parties that may be required by the Bankruptcy Court in connection with the consummation of the sale and purchase of the Equity Interests as contemplated hereby, other than any approvals, consents, filings and notifications of or with any Governmental Authority of the type customarily obtained, made or given after Closing in connection with the sale and purchase of common stock or membership interests.  Except as set forth on Schedule 5.3 there are no preferential rights to purchase, rights of purchase, rights of first refusal, rights of first offer or similar rights affecting any of the Properties that could be invoked in connection with the sale and purchase of the Equity Interests.

5.4                                 Enforceability.  Subject to approval of the Bankruptcy Court, this Agreement has been duly executed and delivered on behalf of Seller and each of the Subs and constitutes the legal, valid and binding obligation of Seller and the Subs enforceable in accordance with its terms.

5.5                                 Material Contracts.

(a)                                  Schedule 5.5(a) describes, with respect to a Contract to which a Seller or Sub is a party, (a) all existing area of mutual interest agreements and agreements that include non-competition restrictions or other similar restrictions on doing business, all existing purchase or sale agreements (other than with respect to production of Hydrocarbons and the disposition of field equipment in the ordinary course), partnership (other than tax partnerships), joint venture and/or exploration or development program Contracts relating to the Wells, Leases or Fee Interests included within the definition of the Properties, or by which the Properties are bound; (b) all of the existing production sales, transportation, marketing and processing agreements relating to the Wells, Leases or Fee Interests, other than such agreements which are terminable by the respective Sub without penalty on sixty (60) or fewer days’ notice without the payment of money or delivery of other consideration; (c) any existing contracts or agreements between any Sub and Seller that relate to the Properties or by which the Properties are bound; (d) any contracts or agreements burdening the Properties which could reasonably be expected to obligate a Sub to expend in excess of One Hundred Thousand Dollars (US$100,000) in any calendar year; (e) any contracts or agreements related to the Properties under which a Sub has received in excess of One Hundred Thousand Dollars (US$100,000) of revenues net of direct expenses within two (2) years prior to the date of this Agreement; (f) all contracts of insurance maintained by Seller or a Sub at any time within the two (2) year period prior to the execution date of this Agreement; (g) any Contract to sell, lease (other than the Leases) or otherwise dispose of any of a Sub’s interest in any of the Properties; (h) any existing tax partnership or joint venture Contract to which a Sub is a party; (i) any material operating agreement that is in effect as of the date hereof and to which any of the Sub’s interest in any of the Properties is subject; (j) any existing Contract to which a Sub is a party providing for forced or voluntary pooling, forced or voluntary unitization, a carry, a backin, earnout, reversionary Working Interests in favor of third parties, or other contingent payment or obligation; (k) any Contract to which a Sub is a party for drilling or well workover services or other well services that is in effect as of the date hereof or the Closing Date; (l) any Contract to which a Seller or Sub is a party for the providing, use, processing and/or analysis of seismic or geophysical data or similar Contract that is in effect as of the date hereof or the Closing Date; (m) any Contract to which a Sub is a party relating to indebtedness for borrowed money, letter of credit or guarantee of the indebtedness for borrowed money of Persons that is in effect as of the date hereof or the Closing Date; (n) any lease (other than a Lease) under which any Seller or Sub is the lessor or lessee of real or personal property, which lease (i) cannot be terminated by such Sub without penalty upon not more than one hundred and eighty (180) days notice, and (ii) involves an annual base rental in excess of US$100,000; (o) any Contract to which a Seller or Sub is a party that expressly limits in any material respect the ability of any Sub to (i) currently engage in any of its existing lines of business or to conduct currently any such business in any particular geographic area, or (ii) compete with any other Person in any such business; (p) any employment or consulting Contract for employees, officers, directors or consultants of a Sub whose guaranteed annual compensation thereunder is in excess of US$100,000 annually for either of the calendar years 2008 or 2009 and that cannot be terminated on sixty (60) days or less notice without penalty or other future obligation; (q) any Contract for the pending purchase by or sale of real or personal property of a Sub (other than sales of Hydrocarbons or items of inventory in the Ordinary Course of Business) for an amount in excess of US$100,000; (r) any firm transportation Contract to which a Seller or Sub is a party that requires, in accordance with its terms, payments by such Seller or Sub in excess of US$100,000 within the twelve (12) month period ending December 31, 2009, and any interruptible transportation Contract that Seller reasonably anticipates will, in accordance with its terms, involve payments by a Seller or Sub in excess of US$100,000 within the twelve (12) month period ending December 31, 2009 (collectively, the “Transportation Contracts”); (s) any Contract not in the Ordinary Course of Business and requiring expenditures by a Sub in excess of $100,000 annually; (t) any partnership or joint venture Contract between a Sub and any other Person (other than Seller or another Sub) containing a commitment to fund, loan or pay amounts in excess of US$100,000; (u) any existing partnership or joint venture Contract to which a Seller or Sub is a party for the purchase or sale of any assets of such Sub for a consideration in excess of US$100,000; and (v) any Tax-Sharing Agreement ((a) — (v) collectively, the “Material Contracts”).

(b)                                 Except as disclosed in Schedule 5.5(a), (i) neither Seller nor Sub has received written notice of its default under any of the Material Contracts to which it is a party, and (ii) the Material Contracts have not been modified or amended in any material respect.  To the Knowledge of Seller, EPEC, Miller, EPOC, EPPC and Miller Oil, each Sub has complied with the material terms of all Material Contracts to which it is a party and that apply to it.

(c)                                  Set forth on Schedule 5.5(c) is a list of each Contract that a Sub has with the Seller or another Sub, as of the date hereof (collectively, the “Affiliate Contracts”).

(d)                                 All of the Material Contracts are in full force and effect and are the legal, valid and binding obligations of the Seller or Sub thereto, and, to the Knowledge of Seller, EPEC, Miller, EPOC, EPPC and Miller Oil, each of the other parties thereto, except (i) to the extent that such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar Laws relating to creditors’ rights generally, subject to general principles of equity, and (ii) to the extent such Material Contract has expired by its terms.  In addition, (x) neither Seller nor any of the Subs is in default under any Material Contract, which default has not been waived or which default is enforceable under the Bankruptcy Code and which default will be cured prior to and in connection with Closing as provided in Section 7.6, and (y) except as disclosed in Schedule 5.5(d), to the Knowledge of Seller, EPEC, Miller, EPOC, EPPC and Miller Oil, no other party to any Material Contract is in default under any Material Contract.

5.6                                 Litigation and Claims.  Except as set forth on Schedule 5.6, no suit, action, demand, proceeding, lawsuit or other litigation is pending or, to the Knowledge of Seller, EPEC, Miller, EPOC, EPPC and Miller Oil, threatened against Seller or any Sub with respect to the Properties.

5.7           Finder’s Fees.  Neither Seller nor any Sub has incurred any liability, contingent or otherwise, for brokers’ or finders’ fees with respect to this transaction for which Buyer or any Sub shall have any responsibility whatsoever.

5.8           Sale Contracts.  Except as set forth on Schedule 5.5(a) and for (a) contracts governing the sale of Hydrocarbons in the ordinary course which are terminable by a Sub without penalty on sixty (60) or fewer days’ notice, or (b) the disposition in the ordinary course of equipment no longer suitable for or used in oil and gas field operations, there are no contracts, agreements or options to which a Seller or Sub is a party outstanding for the sale, exchange or transfer of Seller’s or any Sub’s interest in the Properties or any portion thereof; provided that the above provisions shall not apply to the Retained Properties, the Affected Property, the Affected Seller Properties and the Non-Transferred Properties.

5.9           Notices.  Except as set forth on Schedule 5.9, to the Knowledge of Seller, EPEC, Miller, EPOC, EPPC and Miller Oil, neither Seller nor any Sub (with respect to the Properties) is the subject of any pending regulatory compliance or enforcement action or known investigation, and neither Seller nor any Sub has received any notice, notification, demand, request for information, citation, summons or Order with respect to the Properties alleging a material violation of any Applicable Law (including any Environmental Law) or Permit.

5.10         Imbalances.  Except as set forth on Schedule 5.10, there are no material gas or other Hydrocarbon production, pipeline, transportation or processing imbalances existing with respect to the Properties or any of the Subs as of May 31, 2009.

5.11         Property Obligations.  To the Knowledge of Seller, EPEC, Miller, EPOC, EPPC and Miller Oil, all rentals, Royalties, shut-in royalties, overriding royalties and other payments due pursuant to or with respect to the Leases operated by any Sub have been properly or will on or prior to Closing Date be paid in all material respects.  Schedule 5.11 provides detail on all amounts held in suspense by Seller and the Subs relating to the Properties.

5.12         Property Operation.  (a) Each of the Wells operated by the Subs and the Wells not operated by the Subs to the Knowledge of Seller, EPEC, Miller, EPOC, EPPC and Miller Oil, have been drilled, completed, operated, developed and produced in material compliance with all applicable judgments, Orders, Laws, rules and regulations (other than those relating to title matters, which are dealt with in Article X), and (b) all necessary certificates, consents, Permits, licenses and other governmental authorizations (other than those relating to title matters, which are dealt with in Article X), which are material to the ownership, use or operation of the Properties which any Sub operates, and the Properties not operated by any Sub to the Knowledge of Seller, EPEC, Miller, EPOC, EPPC and Miller Oil, have been obtained and are in force except where such failure would not have a Material Adverse Effect.

5.13         Take-or-Pay. Except as set forth on Schedule 5.10, no Sub is obligated, under a take-or-pay or similar arrangement, or by virtue of an election to non-consent or not participate in a past or current operation on the Properties (pursuant to the applicable operating agreement), to produce Hydrocarbons, or allow Hydrocarbons to be produced, without receiving full payment at the time of delivery in an amount that corresponds to the Net Revenue Interest in the Hydrocarbons attributable to any Well, Lease or Fee Interest described in Exhibit B.

5.14         Taxes.  Except as otherwise disclosed in Schedule 5.14:

(a)           All Ad Valorem Taxes and Taxes on production or removal of Hydrocarbons from the Properties that the Subs operate have been timely paid.  All renditions or other filings regarding the value of the Properties for Ad Valorem Taxes were true and correct.  To Seller’s Knowledge, EPEC’s Knowledge, Miller’s Knowledge, EPOC’s Knowledge, EPPC’s Knowledge and Miller Oil’s Knowledge, there is no Lien for Taxes (other than Liens for Taxes not yet due and payable) on any Property, nor to the Knowledge of Seller, EPEC, Miller, EPOC, EPPC and Miller Oil is any Taxing Authority in the process of imposing, or threatening to impose, any Lien for Taxes on any Property, other than (in each instance) Permitted Encumbrances.

(b)           All income and franchise Tax Returns, Ad Valorem Tax reports and renditions and all other material Tax Returns required to be filed by, or with respect to, Seller and the Subs (i) have been filed, (ii) were and continue to be true and correct in all material respects, and (iii) all Taxes that were shown to be due on such Tax Returns have been paid.

(c)           Seller has given, or otherwise made available to Buyer, copies of those portions of all Tax Returns, examination reports and statements of deficiencies relating to the Subs for tax years 2006 and 2007, and has provided to Buyer a draft of the federal income tax return for 2008.

(d)           There are no outstanding agreements extending or waiving the statutory period of limitation applicable to any claim for, or the period for the collection or assessment or reassessment of, Taxes due from the Subs for any taxable period that would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, and (ii) no power of attorney is currently in force with respect to any matter relating to the Taxes of any of the Subs.  The period for assessment for federal income Taxes of Seller and the Subs is closed for Tax periods beginning before January 1, 2005.

(e)           Except as set forth in Schedule 5.14(e), none of the Subs has been a member of a group which files a consolidated federal income tax return other than a group in which Seller is the parent.

(f)            Except as set forth in Schedule 5.14(f), none of the Subs has elected to be a disregarded entity prior to the Conversion Transaction and none of the Subs has any liability for the Taxes of any Person as defined in Section 7701(a)(1) of the Code (other than the Seller or another Sub) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract or otherwise.

(g)           As of the effective time of any Conversion Transaction, each of the Subs is disregarded as an entity from Seller for U.S. federal income tax purposes under Treas. Reg § 301.7701-3(c)(iv).

(h)           No Tax Return of the Seller and Subs is under audit or examination by any Tax authority, and no written notice of such an audit or examination has been received by the Seller and Subs. Each material assessed deficiency resulting from any audit or examination relating to Taxes by any Governmental Authority has been timely paid and there is no assessed deficiency, refund litigation, proposed adjustment or matter in controversy with respect to any Taxes due and owing by the Seller and Subs.

(i)            Except for the election to capitalize certain intangible drilling and development costs, since December 31, 2005, the Seller and Subs have not made or rescinded any material election relating to Taxes or settled or compromised any claim, action, suit, litigation, proceeding, arbitration, investigation, audit or controversy relating to any Taxes, or, except as may be required by applicable Law, made any change to any of their methods of reporting income or deductions for federal income Tax purposes from those employed in the preparation of their most recently filed federal Tax Returns.

(j)            Except for statutory Liens for Taxes not yet due, no Liens for Taxes exist with respect to any assets or properties of the Seller or any Sub.

(k)           The Seller and Subs have complied with all applicable Laws relating to the collection, withholding, deposit and payment of Taxes and have, within the time and the manner prescribed by applicable Law, withheld or collected, and timely paid over to the proper Tax authorities, all amounts required to be so withheld and paid over under applicable Tax Law.

(l)            None of the Seller nor any Sub shall be required to include in a Taxable period ending after the Closing Date any item of income that accrued in a prior Taxable period but was not recognized in any prior Taxable period as a result of the installment method of accounting, the long-term contract method of accounting, the cash method of accounting or Sections 108(i) or 481 of the Code or comparable provisions of any other Tax Law.

(m)          None of the Seller nor any Sub has participated in any “reportable transaction” as defined in Section 6707A of the Internal Revenue Code and Treasury Regulation Section 1.6011-4.

(n)           None of the Properties are subject to tax partnership reporting requirements under applicable provisions of the Internal Revenue Code of 1986, as amended (the “Code”) or any foreign, state or local Law.  In the event any Property is the subject of tax partnership reporting requirements, Seller and Subs shall, at the request of the Buyer insofar as Seller or the applicable Sub is the tax matters partner for the tax partnership, effect a Section 754 election under the Code and any comparable elections under foreign, state or local tax Law with respect to any such tax partnerships and in those instances where Seller or the applicable Sub is not the tax matters partner for the tax partnership, Seller and the applicable Sub shall use their commercially reasonable efforts to cause the elections to be made.

(o)           Except as disclosed in Section 5.1 and Schedule 5.14(o), to the Knowledge of Seller, EPEC, Miller, EPOC, EPPC and Miller Oil, the Properties do not include any interest in any partnership, limited liability company, corporation or other entity formed under state Law.

5.15         Timely Receipt.  Except as set forth on Schedule 5.15, each Sub is timely receiving, in all material respects, its share of proceeds from the sale of Hydrocarbons produced from the Properties without suspense, counterclaim or set-off.  To the Knowledge of Seller, EPEC, Miller, EPOC, EPPC and Miller Oil, there has been no production of Hydrocarbons from the Properties that the Subs operate in excess of the allowable production established pursuant to Applicable Law that would result in any material restriction on production applicable to the respective Sub from the Leases subsequent to the Effective Time.

5.16         Timely Payment.  Except as otherwise disclosed in Schedule 5.16, each Seller and Sub has paid its share of all costs required to be paid by it under the Leases (operated by Seller or any Sub) and, to the Knowledge of Seller, EPEC, Miller, EPOC, EPPC and Miller Oil, the Material Contracts, except those being contested in good faith.

5.17         Outstanding Obligations.  Except as otherwise described in Schedule 5.17, there are no outstanding authorizations for expenditures or other written commitments or existing proposals to conduct operations on the Properties (in excess of US$100,000 net to the interest of any Sub). No third party has any right (retained or otherwise) granted by a Sub to production, cash bonus payments or profits or other rights in the Properties including, without limitation, rights retained by prior owners at the time of the acquisition of the Properties by such Sub to receive production, cash bonus payments or profits from the Properties if the price of oil exceeds a threshold amount.

5.18         Hedge Contracts.  The Hedge Contracts set forth on Schedule 5.18 are all of the Hedge Contracts relating to the Properties and neither Seller nor the Subs are party to any other Hedge Contracts, forward sales contract or derivative contract relating to the Properties.

5.19         Status of Seller.  Neither Seller nor any Sub is a “foreign person” within the meaning of Code Section 1445, and Seller will furnish Buyer with an affidavit that satisfies the requirements of Code Section 1445(b)(2), in the form attached as Exhibit D.

5.20         Sufficient Rights to Operate.  The Properties that each Sub operates and to the Knowledge of Seller, EPEC, Miller, EPOC, EPPC and Miller Oil, the Properties that are not operated by a Sub include all of the material assets (real, personal, tangible and intangible) employed by such Sub in their current ownership and operation of the Properties, and such assets are, taken as a whole, sufficient for the ownership and, if operated by a Sub, the operation of such Properties immediately following the Closing in substantially the same manner as conducted at Closing.

5.21         No Encumbrances.  Except as set forth on Schedule 5.21 and other than the Permitted Encumbrances, as of the Closing there will be no Liens encumbering the Properties.

5.22         Materials Provided to Buyer.  The historical production and financial data relating to the Properties operated by any of the Subs that has been provided by or on behalf of Seller or the Subs to Buyer and its Affiliates are true and correct in all material respects.

5.23         Environmental Matters.  To the Knowledge of Seller, EPEC, Miller, EPOC, EPPC and Miller Oil, except as set forth on Schedule 5.23, (a) the operations of the Subs with respect to the Properties are in compliance with Environmental Law and Environmental Permits, except where noncompliance would not be reasonably expected to give rise to Losses arising under or relating to any Environmental Law that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect, and (b) there has been no material investigation, study, audit, test, review or other analysis conducted in the last three (3) years to the Knowledge of Seller, EPEC, Miller, EPOC, EPPC and Miller Oil, regarding compliance with any Environmental Law or Environmental Permit in relation to any Property that a Sub operates, which has not been delivered to Buyer.

5.24         Wells.  Except for any well that has been drilled on a Property, and then plugged and abandoned, there are no Wells drilled by any of the Subs, and no producing or shut-in Wells on the Properties operated by any of the Subs, and to the Knowledge of Seller, EPEC, Miller, EPOC, EPPC and Miller Oil, there are no Wells drilled and no producing or shut-in Wells on the Properties not operated by any of the Subs other than those identified on Exhibit B, and the status of each Well as identified on Exhibit B that is operated by a Sub is true and correct in all material respects.

5.25         Equipment and Personal Property.

(a)           Except as set forth on Schedule 5.25, all currently producing Wells and all Facilities operated by Seller or any of the Subs and to the Knowledge of Seller, EPEC, Miller, EPOC, EPPC and Miller Oil those Wells and Facilities not operated by Seller or any of the Subs, are in an operable state of repair adequate to maintain normal operations in accordance with past practices, ordinary wear and tear excepted.  Seller or each of the Subs have all Easements and Permits necessary to access, construct, operate, maintain and repair the Wells and Facilities operated by Seller or any of the Subs.

(b)           With respect to Facilities and inventory, Seller’s or Subs’ title to such Facilities and inventory as of the date hereof is, and as of the Closing Date shall be transferred to the Subs or retained by such Subs, as applicable, free and clear of Liens and Claims other than Permitted Encumbrances.

5.26         Employee Benefits.

(a)           Schedule 5.26(a) sets forth a list of all “material employee benefit plans”, as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), sponsored or maintained by Seller or Subs or to which Seller or Subs contribute or is obligated to contribute thereunder with respect to current or former officers, directors or employees of Seller or any of the

Subs or with respect to which Seller or Subs may have material liability (the “Material Employee Benefit Plans”).

(b)           Except as already listed on Schedule 5.26(a), Schedule 5.26(b) sets forth a list of all material bonus plans, employment, change in control, consulting or other compensation agreements, incentive, equity or equity-based compensation, deferred compensation arrangements, stock purchase, fringe benefit, severance pay, sabbatical or paid time off, sick leave, vacation pay, salary continuation, disability, hospitalization, medical insurance, life, dental, vision, accidental death and dismemberment or other insurance benefits, scholarship programs or any other employee benefit plan, program or arrangement sponsored or maintained by Seller or the Subs or to which Seller or the Subs contributes or is required to contribute thereunder with respect to current or former officers, directors or employees of Seller or current or former officers, directors, or employees of any of the Subs or with respect to which Seller or the Subs may have material liability (together with the Material Employee Benefit Plans, the “Benefit Arrangements”).

(c)           True and correct copies of the following documents, to the extent applicable, with respect to each of the Benefit Arrangements, have been made available or delivered to Buyer:  (i) any plans and related trust documents, and all amendments thereto and, with respect to any Benefit Arrangements sponsored or maintained by Seller or the Subs, all material contracts or material agreements related to such plans, (ii) the Forms 5500 for the most recent three (3) years and schedules thereto, (iii) financial statements and actuarial valuations for the current year, to the extent available, and for the most recent three (3) years, (iv) the most recent IRS determination letter, (v) the most recent summary plan descriptions and material modifications, and (vi) written descriptions of all non-written Benefit Arrangements.

(d)           Each of the Benefit Arrangements has been maintained in accordance with its terms and all provisions of Applicable Law.

(e)           No Benefit Arrangement (i) is a “multiemployer plan” as defined in Section 3(37) of ERISA, or (ii) is a “multiple employer welfare arrangement” as defined in Section 3(40)(A) of ERISA.  During the six (6) years immediately prior to the Closing, neither Seller nor the Subs has incurred or experienced an event that has given rise, or could reasonably be expected to give rise, to a withdrawal liability under Section 4201, 4063 or 4064 of ERISA or any actual or contingent liability under Section 4201 of ERISA.

(f)            No Benefit Arrangement is a foreign plan governed by the Laws of a foreign jurisdiction.

(g)           Except as set forth on Schedule 5.26(g), the consummation of the transactions contemplated by this Agreement (either alone or together with another event), will not entitle any Person to any material benefit under any

Benefit Arrangement or materially accelerate vesting, payment or materially increase the amount of compensation due to any Person.

(h)           With respect to each Benefit Arrangement that is sponsored by Seller or the Subs or any such plan or arrangement or portion thereof which after the Closing Date will be sponsored or maintained by Seller or Subs, (i) there are no material claims pending (other than routine claims for benefits), (ii) no prohibited transaction involving the assets of any such plan or arrangement have occurred and (iii) all contributions required to have been made have been made or properly accrued.

5.27         Ownership and Issuance of Equity Interests.

(a)           Seller is the record and beneficial owner, either directly or indirectly, of the common stock of the Subs as of the date hereof and as of Closing Date (until cancellation thereof in accordance with the Plan) the Equity Interests of the Subs as constituted after the Conversion Transaction will be owned by the Seller, either directly or indirectly.  Such common stock constitutes one hundred percent (100%) of the outstanding common stock of the Subs and as of Closing the Equity Interests to be issued to the Buyer will constitute one hundred percent (100%) of the membership interests of the Subs.

(b)           Subject to receipt of approval of the Bankruptcy Court, Seller and the Subs each has the requisite power and authority to issue or sell and transfer ownership of the equity owned by each of them as provided in this Agreement and, subject to the entry of the Confirmation Order, the issuance of new equity by the Subs as contemplated hereby, will convey to Buyer good and marketable title to such equity, free and clear of any and all Liens and Claims to the extent permitted under the Bankruptcy Code.

5.28         Subs.

(a)           Schedule 5.28(a) sets forth, as of the date hereof, the name of each Sub and, with respect to each such Sub, the number of shares of its authorized capital stock or other equity interests, the number and class of shares or equity interests thereof duly issued and outstanding, the names of all stockholders and the number of shares of stock owned by each equity owner thereof.  The outstanding shares of capital stock of each Sub are validly issued, fully paid and non-assessable, and all such shares represented as being owned by the relevant Sub are owned by it free and clear of any and all Liens and Claims; and

(b)           Except as set forth on Schedule 5.28(b), (i) there is no existing option, warrant, right, call, commitment or other agreement to which any Sub is a party requiring, and there are no securities of any Sub outstanding which, upon conversion, would require, the issuance, sale or transfer of any additional shares of capital stock or other equity interests of any Sub or other securities convertible into, exchangeable for or evidencing the right to subscribe for or purchase shares of capital stock or other equity interests of any Sub and (ii) no Sub has any obligation to repurchase, acquire or redeem any capital stock or other equity securities of any Sub.

5.29         Financial Statements.

(a)           Seller has made available to Buyer (i) copies of the audited Balance Sheet as at the Balance Sheet Date, and the related audited consolidated statements of income, stockholders’ equity and cash flows of Seller and the Subs for the twelve (12) month period then ended together with the consolidated balance sheet of Seller and the Subs as of and the related statement of income and cash flows for such period, and the unaudited consolidated Balance Sheet of Seller and the Subs and the related statements of income and cash flows for the period ended May 31, 2009 (collectively, the “Financial Statements”).

(b)           The Financial Statements have been prepared in accordance with (A) the books and records of Seller and the Subs as at the date and for the period indicated, and, (B) in accordance with GAAP and (ii) present fairly in all material respects the consolidated financial position, results of operations and cash flows of Seller and the Subs as at the date and for the period indicated (in each case subject, as to unaudited Financial Statements, to year-end audit adjustments and full footnote disclosure).

5.30         No Undisclosed Liabilities.

(a)           Neither Seller nor the Subs have any indebtedness, obligation or liability of any kind (whether accrued, absolute, contingent or otherwise, and whether due or to become due) that would have been required to be reflected in, reserved against or otherwise described on the Balance Sheet in the notes thereto in accordance with GAAP which (i) is not shown on the Balance Sheet or the notes thereto, or (ii) was not incurred in the Ordinary Course of Business since the Balance Sheet Date, except for any indebtedness, obligation or liability arising after the date of this Agreement which is permitted by the terms hereof.

(b)           Except as expressly contemplated by this Agreement, since the Balance Sheet Date, the business of the Subs has been conducted in the Ordinary Course of Business and, to the Knowledge of Seller, EPEC, Miller, EPOC, EPPC and Miller Oil, no event has occurred that would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

5.31         Title to Properties.

(a)           Except as otherwise set forth in this Agreement, the title to the Properties is held by one or more of the Seller or the Subs, free and clear of all Liens, except for Permitted Encumbrances.

(b)           Except for the Leases, with respect to each material parcel of real property that is leased by a Sub as tenant (the “Leased Real Property”), to the Knowledge of Seller, EPEC, Miller, EPOC, EPPC and Miller Oil (i) none of the Subs has received any notice of default under any lease pertaining to any of the Leased Real Property in the twelve (12) month period prior to the date hereof, and (ii) there are no uncured defaults under any Leased Real Property that would give the counterparty the right to terminate such Leased Real Property.

(c)           Each of the Subs has good and marketable title to its ownership interest in all personal property (whether tangible or intangible) reflected in the Financial Statements that is owned by it, or is acquired by it after the Balance Sheet Date, but not including any personal property disposed of in the Ordinary Course of Business since the Balance Sheet Date, in each case free and clear of all Liens, except for Permitted Encumbrances.

5.32         Offices.  Other than Seller’s office located in Houston, Texas, Seller has no other office.  None of the Subs has an office.

5.33         No Implied Warranty of Seller or Subs.  Neither Seller nor any Sub shall be deemed to have made to Buyer any representation or warranty other than as expressly set forth in this Article V.

ARTICLE VI
REPRESENTATIONS AND WARRANTIES OF BUYER

6.1           Representations and Warranties of Pool No. 3. Pool No. 3 represents and warrants to Seller and to the Subs as follows:

6.1.1         Organization.  Pool No. 3 is a limited liability company validly existing and in good standing under the laws of the State of Georgia.  Pool No. 3 is in good standing and duly qualified to do business in each other jurisdiction in which the conduct of its business or ownership or leasing of its properties makes such qualification or registration necessary, and, as of Closing, will be qualified to do business and be in good standing under the laws of each applicable jurisdiction if so required in order to hold and operate the business of the Subs.

6.1.2         Authority.  Pool No. 3 has the power to enter into and perform its obligations under this Agreement and has taken all proper limited liability company action to authorize it entering into this Agreement and performing its obligations hereunder.

6.1.3         Noncontravention.  Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, by Pool No. 3 will (i) conflict with, result in a violation, default, acceleration or breach of the terms of (with or without notice or passage of time), or create in any Person the right to accelerate, terminate, modify or cancel (A) the organizational documents of Pool No. 3, or (B) any material contract of Pool No. 3, or (ii) conflict with or result in a violation or breach of any Law applicable to the Pool No. 3.

6.1.4         Enforceability.  This Agreement has been duly executed and delivered on behalf of Pool No. 3 and constitutes the legal, valid and binding obligation of Pool No. 3, enforceable in accordance with its terms, except as limited by bankruptcy or other similar Laws applicable generally to creditor’s rights and as limited by general equitable principles.

6.1.5         Investment Representation.  Pool No. 3 has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of its investment in the Equity Interests contemplated hereby, and is able to bear the economic risk of such investment indefinitely.

6.1.6         Knowledgeable Investor.  Pool No. 3 is an experienced and knowledgeable investor in the oil and gas business.  Prior to entering into this Agreement, Pool No. 3 was advised by and has relied solely on its own expertise and legal, tax, engineering, and other professional counsel concerning this Agreement, the Properties and the value thereof.

6.1.7         Closing Funds.  Pool No. 3 has, as of the date hereof, access to sufficient committed funds, and, will have at the Closing, sufficient funds to enable the payment to Seller by wire transfer of the Purchase Price in accordance with Article XIII and otherwise to perform Pool No. 3’s obligations under this Agreement.  Pool No. 3 has submitted written evidence of available cash or a commitment for financing, or other evidence of ability to consummate the transactions contemplated hereby that is satisfactory to Seller’s advisors and such written evidence is true, complete and accurate in all respects and there has not been and there will not be any modifications thereto prior to the Closing.

6.1.8         No Further Distribution.  Pool No. 3 is acquiring the Equity Interests for its own account and not for distribution or resale in any manner that would violate any state or federal securities Law.

6.1.9         Pool No. 3’s Ability to Take Title.   Subject to Bankruptcy Court approval, Pool No. 3 is unaware of any fact or circumstance that would preclude or inhibit unconditional approval of Seller’s sale and Buyer’s purchase of the Equity Interests by any Governmental Authority, including meeting existing or increased bonding requirements.

6.1.10       Litigation.  There are no (i) suits, actions, investigations, proceedings or litigation before or by any Governmental Authority that are pending or, to Pool No. 3’s knowledge, threatened, or (ii) judgments, orders or decrees outstanding, in each case of subparts (i) and (ii) of this paragraph, against Pool No. 3 or any Affiliate of Pool No. 3 that would materially hinder or impede the consummation by Pool No. 3 of the transactions contemplated by this Agreement.

6.1.11       Finder’s Fees.  Pool No. 3 has not incurred any liability, contingent or otherwise, for brokers’ or finders’ fees in respect to this transaction for which any member of the Seller Group shall have any responsibility whatsoever.

ARTICLE VII
COVENANTS

7.1           Operation of Properties Pending Closing.  From the date hereof to the Closing Date or the termination of the Agreement (whichever shall first occur), except as provided herein, and to the extent not inconsistent with the Bankruptcy Code, the operation and information reporting requirements of the Office of the United States Trustee, and subject to any Order or direction of the Bankruptcy Court or as required by any obligation, agreement, Lease, or Contract referred to on any Exhibit or Schedule hereto or as otherwise consented to in writing by Buyer, Seller will and will cause each Sub to:

7.1.1         not (a) act in any manner with respect to the Properties other than in the normal, usual and customary manner, consistent with prior practice or in accordance with Seller’s current limited operating budget, subject to the terms and conditions of this Agreement; (b)  dispose of, encumber or relinquish any of the Properties (other than relinquishment resulting from the expiration of a non-producing Lease still in its primary term or the abandonment of a Lease not operated by a Sub); (c) waive, compromise or settle any material right or claim with respect to any of the Properties; (d) except with respect to those matters identified in Schedule 5.17, without prior written approval of Buyer (which approval will not be unreasonably withheld) make capital or workover expenditures with respect to the Properties in excess of Four Hundred Thousand Dollars (US$400,000) (net to the respective Sub’s interest), except when required by an emergency when there shall have been insufficient time to obtain advance consent (provided, that Seller will promptly notify Buyer of any such emergency expenditures); (e) except in connection with Alternative Transactions, enter into any Material Contract included in the definition of Properties or make a material change or modification to any existing Material Contract included in the definition of Properties, except for agreements relating to sales of inventory and purchases of inventory from suppliers in the Ordinary Course of Business and consistent with past practices; (f) except in connection with Alternative Transactions, sell, lease, dispose of or otherwise distribute any material portion of the Properties, except for sales, leases, dispositions and distributions of Hydrocarbons and inventory in the Ordinary Course of Business and consistent with past practices; (g) mortgage or pledge any of the Properties or subject any Properties to any Lien other than Permitted Encumbrances; (h) take or omit to take any action that would result in a breach of any of the representations, warranties or covenants made by Seller, EPEC and Miller in this Agreement; (i) with respect to a Property operated by such Sub, take any action or omit to take any action which act or omission would reasonably be anticipated to have a Material Adverse Effect on the Properties; or (j) agree in writing or otherwise to take any of the foregoing actions;

7.1.2         promptly after the Auction, send out all notices and make all filings required to obtain the approvals, consents or waivers listed on Schedule 5.3 and thereafter use commercially reasonable efforts to preserve relationships with all third parties having business dealings with respect to the Properties;

7.1.3         until Closing continue to maintain all insurance with respect to the Properties currently in force with the same coverages and limits as are in effect at the date hereof;

7.1.4         promptly after the Auction, use commercially reasonable efforts to obtain the approvals, consents or waivers listed on Schedule 5.3 if required in connection with the sale and purchase of the Equity Interests as contemplated hereby;

7.1.5         perform and comply in all material respects with all covenants and conditions contained in agreements relating to the Properties to which such Sub owns an interest;

7.1.6         pay all Taxes and assessments or cause the payment of all Taxes and assessments with respect to the Properties that are owed by such Sub that becomes due and payable prior to the Closing Date;

7.1.7         promptly notify Buyer of the receipt of any written notice received by Seller or the Subs after the date hereof under any Contract, including any necessary elections to participate in any proposed operations, promptly consult with Buyer about any material matters concerning the Properties, and with Buyer’s prior written approval, participate in such operations, make such elections or take such actions necessary to preserve and maintain Seller’s or Subs’ interests in the Properties; provided, however, in the event Buyer and Seller disagree with respect to any decision to participate or not participate, as the case may be, in such operations, such disagreement shall be referred to the Bankruptcy Court to be resolved by the Bankruptcy Court on an expedited basis.  Buyer’s approval of any action restricted by Section 7.1.1 or this Section 7.1.7 shall be considered granted within ten (10) days (unless a shorter time is reasonably required by the circumstances and such shorter time is specified in Seller’s written notice) of Seller’s notice to Buyer requesting such consent unless Buyer notifies Seller to the contrary in writing during that period.  In the event any action taken pursuant to this Section 7.1.7 results in a change in any Net Revenue Interest or Working Interest set forth on Exhibit B-1, Buyer and Seller shall promptly supplement Exhibit B-1 to reflect such change.  In the event of an emergency, Seller may take such action as a prudent operator would take and shall notify Buyer of such action promptly thereafter;

7.1.8         prior to the Closing Date, at Seller’s sole discretion, either (i) transfer all employees and Employee Benefit Plans of each Sub to Seller or (ii) terminate all employees and Employee Benefit Plans of such Sub in accordance with all applicable provisions of such Employee Benefit Plans, state and federal Law and the Plan;

7.1.9         prior to the Closing Date, pay all outstanding and undisputed invoices approved by the Bankruptcy Court that are associated with the Properties arising solely with respect to those costs and expenses for which the Seller shall receive a Purchase Price adjustment pursuant to Section 4.1.1;

7.1.10       prior to the Closing Date, transfer each Sub’s accounts payable and long term liabilities not attributable to any Property, including, without limitation, to the extent such Agreement has not already been rejected in the Bankruptcy Case the liabilities arising under the Gas Gathering and Compression Services Agreement with the Frontier Midstream, LLC, to Seller; and

7.1.11       comply in all material respects with all Applicable Laws effective as of the date hereof.

7.1.12       For a period equal to sixty (60) days immediately preceding the Closing Date, Seller shall provide access to Seller’s office to a designee of Buyer for the purpose of converting Seller’s accounting and land systems to those compatible with the systems of Buyer.  Seller shall provide reasonable cooperation and assistance to such designee in connection with such initial conversion.  In consideration of such assistance by Seller, Buyer shall indemnify the Seller Group pursuant to the provisions of Section 7.2(c) for damages sustained by any member of the Seller Group in connection with such Seller’s assistance provided pursuant to this Section 7.1.12.

7.1.13       On the Business Day prior to the Closing Date, Seller shall, if not previously terminated, use commercially reasonable efforts to cause the termination of the Hedge Contracts in effect on May 14, 2009.

7.1.14

(a)           Pursuant to the El Sauz 3D Agreement, if EPEC receives a notice from Stephens with regard to an election to acquire and/or to exercise a Lease/ Seismic Option (as defined in the El Sauz 3D Agreement), to acquire a “Lease” (as defined in the El Sauz 3D Agreement) or to participate in a Prospect (as defined in the El Sauz 3D Agreement) or a “well” (as used in the El Sauz 3D Agreement), to the extent permitted by the Bankruptcy Court and by applicable Law, EPEC shall provide notice thereof to Buyer and consult with Buyer with respect to such proposal.  In the event EPEC elects to participate in such proposal, EPEC shall participate in such proposal, and fund its share of the cash call for such participation out of its available cash flow.  Buyer shall respond to EPEC within two (2) Business Days after receiving notice from EPEC of any proposal.  Failure of Buyer to respond to EPEC within two (2) Business Days shall constitute an election by Buyer not to consult with EPEC with respect to any proposal.

(b)           Following EPEC’s notice to Buyer of its receipt of a proposal, EPEC shall be free to elect to participate or not participate at its election.  If Buyer desires that EPEC participate in such proposal and EPEC does not, EPEC shall, if permitted by the terms of the El Sauz 3D Agreement and in accordance with an Order of the Bankruptcy Court, assign to Buyer all of EPEC’s rights and obligations with respect to such proposal.  Buyer hereby agrees that it shall, concurrently with any such assignment, ratify the terms and conditions of the El Sauz 3D Agreement along with any operating agreement for such proposed operation.

7.2           Access to Information; Conduct of the Business Pending the Closing.

(a)           Prior to Closing, Seller shall and shall cause the Subs to, permit Buyer and its Representatives (including its legal advisors and accountants), in each case at its and their sole cost, risk and expense, to have reasonable access, during normal business hours and upon reasonable advance notice, to the books and records of the Subs and of the Seller insofar as they relate to the Subs (collectively, the “Data”); provided, that in no event shall Seller or any Sub be obligated to provide (i) access or information in violation of Applicable Law, (ii) bids, letters of intent, expressions of interest or other proposals received from others in connection with the transactions contemplated by this Agreement and information and analysis relating to such communications, or (iii) any information, the disclosure of which would jeopardize any privilege available to Seller or any of the Subs relating to such information or would cause Seller or any of the Subs to breach a confidentiality obligation to which it is bound.  In connection with such access, Buyer’s Representatives shall cooperate with Seller’s and Subs’ Representatives and shall use their commercially reasonable efforts to minimize any disruption of the business of Seller and the Subs.  Buyer agrees to abide by the terms of the Confidentiality Agreement with respect to the Data, and any safety rules or rules of conduct reasonably imposed by Seller or Subs with respect to such access and any information furnished to them or their Representatives pursuant to this Section 7.2(a).

(b)           Seller shall afford to Buyer and its authorized Representatives reasonable access, at Buyer’s sole cost, risk and expense, from the date hereof until the Closing Date during normal business hours, to the Leases, Wells and Fee Interests operated by a Sub.

(c)           BUYER SHALL RELEASE, INDEMNIFY AND HOLD HARMLESS THE SELLER GROUP FROM AND AGAINST ANY AND ALL CLAIMS AND LOSSES TO THE EXTENT ARISING FROM BUYER’S INSPECTION OF THE DATA AND THE PROPERTIES, AND BUYER’S CONVERSION OF SELLER’S ACCOUNTING AND LAND SYSTEMS AS SET FORTH IN SECTION 7.1.12 (INCLUDING CLAIMS AND LOSSES FOR DEATH, PERSONAL INJURIES, PROPERTY DAMAGE AND REASONABLE ATTORNEYS’ AND EXPERTS’ FEES), AND SPECIFICALLY TO THE EXTENT OF CLAIMS AND LOSSES ARISING OUT OF OR PARTIALLY OR FULLY CAUSED BY THE PRIOR NEGLIGENCE OF SELLER OR ANY SUB.

(d)           Except as otherwise expressly contemplated by this Agreement or the Plan or with the prior written consent of Buyer (which consent shall not be unreasonably withheld, delayed or conditioned), Seller shall not, and shall not cause, authorize or permit any of the Subs to:

(i)            declare, set aside, make or pay any non cash dividend or other non-cash distribution in respect of the capital stock of any Sub or repurchase, redeem or otherwise acquire for non-cash consideration any outstanding shares of the capital stock or other securities of, or other ownership interests in, any Sub;

(ii)           transfer, issue, sell or dispose of any shares of capital stock or other securities of any Sub or grant options, warrants, calls or other rights to purchase or otherwise acquire shares of the capital stock or other securities of the Subs;

(iii)          effect any recapitalization, reclassification, stock split, or like change in the capitalization of any Sub;

(iv)          amend the certificate of incorporation or bylaws of any of the Subs;

(v)           except for (1) trade payables, (2) indebtedness under existing lines of credit, (3) any extension, renewal or refinancing of existing indebtedness, and (4) indebtedness for borrowed money incurred or guarantees issued in the Ordinary Course of Business borrow monies for any reason, draw down on any line of credit or debt obligation, or become the guarantor, surety, endorser or otherwise liable for any debt, obligation or liability (contingent or otherwise) of any other Person;

(vi)          subject any of the Properties to any Lien, except for (A) Permitted Encumbrances, or (B) Liens arising in the Ordinary Course of Business or by operation of Law, or subject the Equity Interests to any Lien;

(vii)         repurchase, discharge or satisfy any claim, debt or obligation of any of the Subs other than (1) in the Ordinary Course of Business, or (2) pursuant to the terms of any Contract as in effect on the date of this Agreement or permitted to be entered into thereafter;

(viii)        subject to Section 7.3, permit any of the Subs to enter into, or agree to enter into, any merger or consolidation with, any corporation or other Person;

(ix)           fail to maintain, in full force and effect, to the extent commercially reasonably available, insurance coverage that is equivalent in all material respects to the insurance coverage currently in effect for Seller and the Subs; or

(x)            authorize, or commit or agree to take, any of the actions referred to in subsections (i) through (xii) above.

7.3           Bankruptcy Filings, Auction Procedures and Break Up Fee.

(a)           From the date of this Agreement and until the Bankruptcy Court approves the Bidding Procedures Order or the termination of this Agreement (whichever shall first occur), Seller shall not, and shall not cause, authorize or permit any of the Subs, and their respective Representatives to, directly or indirectly, (i) solicit, initiate, negotiate, or encourage the submission of, or accept or agree to, any offer for the purchase of the Properties or the Equity Interests by any Person other than Buyer, (ii) furnish any non-public information to any Person other than Buyer, its Affiliates or their Representatives relating to any Sub or the Properties, except (A) as may be required by Law or legal process, or (B) in connection with (x) unsolicited requests for information from Persons who have signed a confidentiality agreement, and (y) providing notices of the Bidding Procedures and Sale Motion and responding to inquiries and objections with respect thereto, or (iii) enter into any negotiations or substantive discussions or agreement or arrangement in connection with any asset sale, stock sale, merger, debt for equity swap, joint venture, financing, reorganization, recapitalization or transfer (including the filing of a plan of reorganization with the Bankruptcy Court) of any convertible debt, convertible equity or warrants the effect of which, individually or in the aggregate, would be the direct or indirect transfer of a material portion of the Equity Interests or the Properties or the direct or indirect transfer of the ability to effectuate a change of control of the ownership of all or a substantial portion of the Equity Interests or the Properties, or any similar transaction that does not involve, or delays or deters, a sale of the Equity Interests to Buyer (an “Alternative Transaction”).  The provisions of the immediately preceding sentence are referred to herein as the “No-Shop Provisions”.  Any statements made by Seller in the Bidding Procedures and Sale Motion, the notice thereof or in the hearing in connection therewith shall not be deemed to be a solicitation for purposes of this Agreement or a violation of the No-Shop Provisions.  Nothing in this Section 7.3(a) shall prohibit or restrict Seller and its Affiliates and Representatives from providing information about the Bidding Procedures and Sale Motion or the Bidding Procedures Order to any Person (or information about Seller or any of the Subs to Persons who have signed a confidentiality agreement consistent with the requirements of the Bidding Procedures Order) which was not solicited after the date of this Agreement in violation of this Section 7.3(a).

(b)           Following the entry of the Bidding Procedures Order and until the Auction, Seller and the Subs and their respective Representatives shall be permitted to market and solicit inquiries, proposals, offers or bids from, any Person other than Buyer regarding an Alternative Transaction, and may take any other action in connection therewith (including (i) entering into any definitive agreement or letter-of-intent with respect thereto, (ii) issuing press releases, placing advertisements or making other releases or disclosures in connection therewith, or (iii) seeking approval of the Bankruptcy Court for any Alternative Transaction), and nothing in this Agreement will, or is intended to, in any way be deemed to restrict such actions or efforts.  Neither Seller nor any of the Subs or their respective Representatives shall have any liability to Buyer or any of its Affiliates or Representatives, either under or relating to this Agreement or any

Applicable Law, by virtue of entering into or seeking Bankruptcy Court approval of such a definitive agreement for an Alternative Transaction provided that Buyer is paid the Break Up Fee and Expense Reimbursement that may be required to be paid pursuant to Section 7.3(d) at the time provided for therein.

(c)           If Buyer is selected as Winning Bidder, from the date of the Auction until the earlier of (i) the Closing Date and (ii) the valid termination of this Agreement pursuant to Section 17.1, Seller shall not, and shall cause each of the Subs not to, directly or indirectly, pursue or facilitate any Alternative Transaction, or solicit, accept, facilitate, review, cooperate with, discuss, or provide information in connection with any offer, inquiry, proposal, bid, or indication of interest from any Person, or respond to any inquiries from or engage in any negotiations with any Person, or share any information regarding Buyer, Seller, the Subs or the Properties with respect to or in possible contemplation of any Alternative Transaction, and Seller shall not assist, cooperate with or help to facilitate any other Person in taking or effecting any such actions.

(d)           Upon entry of the Bidding Procedures Order and in accordance with the penultimate sentence of this subsection (d), Buyer shall (subject to the terms and conditions of this Agreement and the Bidding Procedures Order) be entitled to a fee of Six Million Dollars (US$6,000,000) (the “Break Up Fee”) and shall be entitled to an amount equal to the lesser of Five Hundred Thousand Dollars (US$500,000) or Buyer’s reasonable documented out-of-pocket fees and expenses owed or paid to third parties (including investment adviser fees and expenses, investment banking and financing fees and expenses, attorneys’ fees and expenses, consulting fees and expenses, accounting fees and expenses and Buyer’s out-of-pocket expenses) actually incurred in the evaluation of a bid for the Equity Interests, the negotiations and execution of this Agreement and the Ancillary Documents, and efforts related to consummation of the transactions contemplated hereby (the “Expense Reimbursement”).  The Break Up Fee and Expense Reimbursement shall be payable to Buyer if, and to the extent, so provided in Section 17.3 and the Bidding Procedures Order.  Any dispute regarding the reasonableness of the Expense Reimbursement shall be resolved by the Bankruptcy Court.

7.4           Notice of Sale. Notice of the Bankruptcy Cases, this Agreement and notice of the Bidding Motion and the hearings therefor shall be duly and properly given by (i) actual notice to all known creditors and known parties in interest in the Bankruptcy Case(s), including any known parties holding consensual or nonconsensual Liens on the Equity Interests or Properties, all Persons with an interest in the Equity Interests or Properties (including Persons possessing or asserting any Working Interest, Royalty Interest, or other mineral interest of any kind in or against the Properties, regardless of whether such interest is disputed, unliquidated or otherwise), and applicable taxing and Governmental Authorities and (ii) by publication in the national edition of the Wall Street Journal.

7.5           Consents and Approvals. Seller agrees to use commercially reasonable efforts either to attempt to obtain, or to cause the Subs to attempt to obtain, the consents and approvals set forth on Schedule 5.3 (and other consents or approvals reasonably necessary or advisable to procure for the consummation of the transactions contemplated herein) or to ensure that such consents and approvals have expired without being exercised and have therefore been waived, except for those consents and approvals from Governmental Authorities customarily obtained post-closing for transactions similar to those contemplated hereby or those consents or approvals which are not required in connection with a sale pursuant to the Bankruptcy Code.

7.6           Assumption and Rejection of Contracts and Leases.

(a)           At the election of Buyer pursuant to written notice given to Seller at any time prior to the date that is two (2) Business Days prior to the Plan Supplement Filing Date and pursuant to the Plan, Seller shall cause the applicable Sub to assume or reject, as directed by Buyer, any executory Contracts or unexpired Leases to which any Sub is a party or is otherwise bound including the rejection of the Gas Gathering and Compression Services Agreement with Frontier Midstream, LLC.  Seller shall give written notice to Buyer prior to the submission of any motion in their Bankruptcy Cases with respect to the assumption or rejection by any Sub of any executory Contracts or unexpired Leases, and, without the prior consent of Buyer, Seller shall not cause any Sub to assume or reject any executory Contract or unexpired Lease.  Promptly, but, in any event, no later than five (5) Business Days prior to the Auction Date, Seller shall provide Buyer with a written schedule containing Seller’s best estimate of the Costs of Cure for each executory Contract or unexpired Lease to which each Sub is a party or is otherwise bound.

(b)           Any monetary amount by which any of the executory Contracts or unexpired Leases is in default shall be satisfied, in accordance with section 365(b)(1) of the Bankruptcy Code, by the Seller’s or the applicable Sub’s payment of such amount in cash, on or as soon as reasonably practicable after the Closing Date, or the effective date of the Plan, as applicable, or upon such other terms as the applicable Sub (with the consent of Buyer), and the non-debtor party to such executory Contract or unexpired Lease may otherwise agree.  In the event of a dispute regarding (i) Cure or (ii) the ability of Buyer or Seller to provide “adequate assurance of future performance” (within the meaning of section 365 of the Bankruptcy Code) under the Contract or Lease to be assumed, the assumption of such executory Contract or unexpired Lease shall be conditioned upon resolution of such dispute by the Bankruptcy Court.  Seller (with the consent of Buyer) or Buyer, as applicable, reserves the right either to reject or nullify the assumption of an executory Contract or unexpired Lease no later than ten (10) days after a Final Order determining Cure or any request for adequate assurance of future performance.

7.7           Certain Restructuring Transactions.

(a)           Seller shall, on the Closing Date (1) cause each of the Subs to be converted to a single member limited liability company organized under the Laws of the State of Delaware (the “Conversion Transaction”), and (2) cause each such limited liability company to elect to be continuously treated as a disregarded entity from its owner for United States federal income tax purposes.

(b)           Notwithstanding anything in this Agreement to the contrary, to the extent that the Conversion Transaction causes Seller to breach any representation, warranty, covenant or other agreement of Seller contained in this Agreement, such breach shall be given no effect, and Buyer shall have no right to terminate this Agreement due to such breach by Seller as a result of the Conversion Transactions.  The documents affecting the Conversion Transaction shall be approved in writing by the Buyer prior to delivery.  Seller shall provide a certificate of the filing and effectiveness of such Conversion Transaction and the elections described above to the Buyer at the Closing.

(c)           To the extent that any of the Properties are held by Seller, Seller shall, prior to the Closing Date, except as set forth in Section 9.9, assign the same to the appropriate Sub.

(d)           The federal, state and local income tax consequences of each Conversion Transaction shall be reported as a liquidation under Code Section 332 by the Seller (unless the converted Sub is insolvent in which case Code Section 331 shall apply) and Seller shall not make or permit an election to be made to treat any such limited liability company as an association taxable as a corporation. The sale of the membership interests of each limited liability company resulting from a Conversion Transaction shall be reported by the parties to this Agreement as a sale of assets by the Seller.  Seller shall bear all tax liability, if any, of the Subs arising from such conversion.

(e)           The covenants set forth in Section 7.7(d) shall survive the Closing.

7.8           Distribution to Seller.  Buyer agrees and acknowledges that prior to Closing Seller shall cause the Subs to make a distribution to Seller of (i) all of the cash and cash equivalents held by the Subs as of the Closing Date and net of Prepaid JOA Funds and net of Suspense Funds, (ii) all prepaid expenses, excluding Ad Valorem Taxes, actually paid by Seller or Subs which are attributable to the Properties for periods of time from and after the Effective Time through Closing and any deposits existing as of the Closing Date and (iii) those payables included as an upward adjustment to the Purchase Price calculated pursuant to Section 4.1.1.  Such amounts distributed shall be the sole property of Seller.

7.9           Notification of Certain Matters.  Between the date of this Agreement and the Closing Date, Seller, EPEC and Miller shall promptly notify Buyer in writing if Seller, EPEC or Miller becomes aware of any fact or condition that (a) causes or constitutes a material breach of any of the Seller’s, EPEC’s and Miller’s representations and warranties contained in Article V, (b) constitutes a material breach of a covenant of Seller, EPEC or Miller contained in this Agreement or (c) may make the satisfaction of the conditions in Article IX impossible or unlikely, and shall promptly notify Buyer of the status of the matters set forth in the preceding clauses (a), (b) and (c), including promptly furnishing Buyer with copies of notices or other communications received by Seller of Subs with respect to the preceding clauses (a), (b) or (c)

from any Governmental Authority or other third party with respect to this Agreement or the transactions contemplated by this Agreement.  Any notice given to Buyer under this Section 7.9 shall not adversely affect any rights of Buyer under this Agreement including, without limitation, Articles IX and XVII.

7.10         Financial Information.  Promptly upon the receipt of such documents, Seller shall deliver to Buyer copies of the monthly Financial Statements, the quarterly Financial Statements and the final annual budget, if one is prepared.

7.11         Purchase of Calls.  After the later of (i) the date hereof or (ii) the date the Support Agreement is executed and delivered in the form set forth in Exhibit L, Seller may, within seven (7) days after its receipt of written approval from the Buyer, purchase from the holder thereof the call feature of each of the Hedge Contracts on terms approved in writing by Buyer, such approval not to be unreasonably withheld or delayed; any such approval shall be requested by Seller within seven (7) days after the date of this Agreement, and the cost of such purchase shall be reimbursed by Buyer upon approval of the Bidding Procedures Order.

7.12         Buyer Representative.  Each of Pool No. 3 and each Permitted Assignee (if any) agrees that for purposes of Buyer’s rights and obligations under Article X, with respect to Title Matters, and Article XI, with respect to Environmental Matters, Section 16.1, with respect to a Casualty Loss, and Section 17.1, with respect to Buyer’s termination of this Agreement, Pool No. 3 (in such capacity, the “Buyer Representative”) shall, with respect to Seller, be the sole and exclusive representative with respect to the interests of Pool No. 3 and each Permitted Assignee, and Seller and each Permitted Assignee shall be conclusively entitled to rely on the actions and agreements of Pool No. 3 in connection with the exercise or waiver of rights associated with such matters; provided that in the event Sabco becomes a Permitted Assignee in accordance with Section 19.3, the Buyer and the Permitted Assignees may designate Sabco as Buyer Representative, replacing Pool No. 3, upon written notice to Seller.

ARTICLE VIII
CONDITIONS PRECEDENT TO THE OBLIGATIONS OF SELLER

The obligations of Seller to be performed at the Closing are subject to the fulfillment (or waiver in writing by Seller in its sole discretion), before or at the Closing, of each of the following conditions:

8.1           Representations and Warranties.  The representations and warranties of Buyer set forth in Article VI shall be true, complete and correct in all respects (ignoring, for purposes of this Section 8.1, all references to materiality, material adverse effects and words of similar import, in Article VI) when made and as if remade on and as of the Closing Date (but representations or warranties that expressly speak of a specific date must only be true and correct as of the date specified and will not be brought down to Closing) except for inaccuracies that do not, and are not reasonably likely to, give rise to a material adverse effect; provided, this exception shall not apply to the representations and warranties in Sections 6.1.1, 6.1.2, 6.1.5 and 6.1.6, which much be true in all respects.

8.2           Escrow Agreement.  Seller, Buyer and the Escrow Agent shall have executed and delivered the Escrow Agreement, and Buyer shall have tendered to the Escrow Agent, as of the date of this Agreement, an amount in United States dollars equal to the Deposit.

8.3           Covenants. Buyer shall have performed and complied with in all material respects all covenants and agreements required to be performed and satisfied by it at or prior to Closing.

8.4           No Litigation. No Order, writ, injunction or decree shall have been entered and be in effect that restrains, enjoins or invalidates, or otherwise materially adversely affects the transactions contemplated by this Agreement, and no action, suit or other proceeding shall be pending or threatened that has a reasonable likelihood of resulting in any such Order, writ, injunction or decree.

8.5           Support Agreement.  Seller shall have received a counterpart of the Support and Lock-Up Agreement, substantially in the form set forth on Exhibit L (the “Support Agreement”), duly executed by Lenders representing at least two-thirds of the amount of the Obligations (as defined in the Credit Agreement) and at least a majority of the Lenders by number.

8.6           Bankruptcy Court Approval. The Confirmation Order (a) shall have been entered by the Bankruptcy Court in form and substance reasonably acceptable to Seller and not inconsistent with the terms of this Agreement (i) approving the transactions contemplated hereby and the terms and conditions of this Agreement, (ii) finding that notice of the hearing concerning approval of the transactions contemplated hereunder was given in accordance with the Bankruptcy Code and constitutes such notice as is appropriate under the particular circumstances, finding that Buyer is a “good faith” purchaser entitled to the protections afforded by Section 363(m) of the Bankruptcy Code, (iii) providing for the vesting of the Properties in the reorganized Subs and the sale of the Equity Interests to Buyer, in each case, free and clear of all Claims and Liens (except for Permitted Encumbrances), and (b) shall have become a Final Order.

8.7           Simultaneous Closing.  Buyer shall close the transactions required of Buyer as contemplated hereby, and the amounts described in Section 13.3.5 and 13.3.6 shall be funded in its entirety by the Buyer.

8.8           Plan.  All conditions precedent to the occurrence of the effectiveness of the Plan shall have been satisfied or waived in writing in accordance with the Plan.

ARTICLE IX
CONDITIONS PRECEDENT TO THE OBLIGATIONS OF BUYER

The obligations of Buyer to be performed at the Closing are subject to the fulfillment (or waiver in writing by Buyer in its sole discretion), before or at the Closing, of each of the following conditions:

9.1           Representations and Warranties.  The representations and warranties of Seller set forth in Article V shall be true, complete and correct in all respects (ignoring, for purposes of this Section 9.1, all references to materiality, Material Adverse Effects and words of similar import, in Article V other than in Section 5.30(b) which shall not be ignored) when made and as if remade on and as of the Closing Date (but representations or warranties that expressly speak of a specific date prior to the date hereof must only be true and correct as of the date specified and will not be brought down to Closing) except for inaccuracies that do not, and are not reasonably likely to, give rise to a Material Adverse Effect; provided, this exception shall not apply to the representations and warranties in the first two sentences of Section 5.1(a), Section 5.1(b) or (c) or Sections 5.2, and 5.27), which must be true in all respects; and further provided, that for purposes of the application of Section 5.30(b), there shall be no double application of Material Adverse Affect.

9.2           Covenants. Seller and Subs shall have performed and complied with in all material respects all covenants and agreements required to be performed and satisfied by them at or prior to Closing.

9.3           No Litigation. No Order, writ, injunction or decree shall have been entered and be in effect that restrains, enjoins or invalidates, or otherwise materially adversely affects the transactions contemplated by this Agreement, and no action, suit or other proceeding shall be pending or threatened that has a reasonable likelihood of resulting in any such Order, writ, injunction or decree.

9.4           Bankruptcy Court Approval. The Confirmation Order (a) shall have been entered by the Bankruptcy Court in form and substance reasonably acceptable to Buyer and not inconsistent with the terms of this Agreement (i) approving the transactions contemplated hereby and the terms and conditions of this Agreement, (ii) finding that notice of the hearing concerning approval of the transactions contemplated hereunder was given in accordance with the Bankruptcy Code and constitutes such notice as is appropriate under the particular circumstances, finding that Buyer is a “good faith” purchaser entitled to the protections afforded by Section 363(m) of the Bankruptcy Code, (iii) providing for the vesting of the Properties in the reorganized Subs and the sale of the Equity Interests to Buyer, in each case, free and clear of all Claims and Liens (except for Permitted Encumbrances), and (b)  shall have become a Final Order.

9.5           Consents.  All consents and approvals required to be obtained for the sale and purchase of the Equity Interests, after giving effect to the Confirmation Order, shall have been obtained (except for those customarily obtained from Governmental Authorities after the Closing, if required) and all filings and notifications required to be made and given, if any, after giving effect to the Confirmation Order, shall have been filed or given (except for those filings or notifications with Governmental Authorities that are customarily obtained after the Closing).

9.6           Release of Liens on the Common Stock of the Subs and the Properties.  The Lender shall have executed releases in form and substance reasonably satisfactory to Buyer of any and all Liens Lender may possess against the Properties and the common stock of the Subs and the limited liability interests into which such was converted (the “Lender Release”).

9.7           Plan.  All conditions precedent to the occurrence of the effectiveness of the Plan shall have been satisfied or waived in writing in accordance with the Plan.

9.8           Conversion Transaction.  The Conversion Transaction shall have occurred.

9.9           Property Transfers.  For any Property of which Seller holds record title, Seller shall, except for any Retained Property, Affected Property, Affected Seller Property that Seller is unable to assign to the applicable Sub due to legal or contractual restrictions, and any other Property set forth and identified in Schedule 5.1(d) that is not transferable to a Sub or, that is transferable, but Buyer elects, by notice to Seller, to have Seller retain such Property, including a Property that requires a transfer fee in connection with its transfer that Buyer elects not to pay (collectively, the “Non-Transferred Properties”), have conveyed record title to the applicable Sub.

9.10             Escrow Agreement.  Seller, Buyer and the Escrow Agent shall have executed and delivered the Escrow Agreement.

9.11         Support Agreement.  Buyer shall have received a counterpart of the Support and Lock-Up Agreement, substantially in the form set forth on Exhibit L (the “Support Agreement”), duly executed by Lenders representing at least two-thirds of the amount of the Obligations (as defined in the Credit Agreement) and at least a majority of the Lenders by number.

9.12         Certain Matters Relating to Subs.   The Subs and the Properties shall be free and clear of all Liens and Claims other than the Permitted Encumbrances and Assumed Liabilities.  The Equity Interests shall represent 100% of the outstanding equity or other ownership rights in and to each of the Subs, and the Equity Interests, upon assignment from Seller to Buyer, shall be free and clear of all Liens and Claims.  Each of Sub shall be in good standing in all states wherein the Sub conducts material operations or owns Properties.

ARTICLE X
TITLE MATTERS

10.1         Title Defect Notice.

(a)           At any time on or prior to the Defect Notification Deadline, Buyer may provide Seller with one or more written notices (each, a “Title Defect Notice”) of any fact that renders a Sub’s title to any Lease, Well or Fee Interest less than Good and Defensible Title (each, a “Title Defect”).  Each Title Defect Notice shall include, in reasonable detail, a description of (i) the Lease, Well or Fee Interest with respect to which any Title Defect(s) has been identified, (ii) the nature of each such Title Defect(s) and all supporting documents necessary for Seller (as well as any title attorney or examiner) to verify the existence of the alleged Title Defects, and (iii) Buyer’s commercially reasonable good faith estimate of the Defect Value for each such Title Defect calculated in accordance with the guidelines set forth in Sections 10.3.1 — 10.3.6.

(b)           Any Title Defect that is not identified in a timely delivered Title Defect Notice shall thereafter be forever waived and expressly assumed by Buyer and shall be deemed to have become a Permitted Encumbrance.

(c)           Notwithstanding anything to the contrary set forth in this Agreement, none of the following matters shall constitute a Title Defect in the event of a change in Net Revenue Interest or Working Interest with respect to the

Wells, Leases and Fee Interests as set forth in Exhibit B after the date hereof:  (1) a change in drilling units, spacing or pooling units, or tract allocations or changes in participating areas, or integration orders occurring after the date hereof, (2) an after-payout change in Net Revenue Interest or Working Interest pursuant to a farmout, farmin, consent election, nonconsent election, integration order or other Contract or event if the effect of such change is set forth in Exhibit B-1; (3) defects based on failure to record Leases issued by any state, or any assignments of record title or operating rights in such Leases, in the real property, conveyance or other records of the county or parish in which such Property is located; (4) defects that have been cured by Applicable Laws of limitations or prescription; (5) any delay in delivering an assignment earned under a farmout, participation or similar agreement unless it is determined that the farmout party or other third party record title holder has refused to deliver such assignment; and (6) defects in the chain of title consisting of the failure to recite marital status or omissions of successors or heirship proceedings, unless it is determined that such failure or omission has resulted in a third party’s actual and superior claim of title to the Property.

10.2         Determination of Title Defects and Defect Values.

10.2.1       Within ten (10) Business Days after Seller’s receipt of a Title Defect Notice, Seller shall notify Buyer in writing if Seller disagrees with the Title Defects claimed therein and/or the Defect Values set forth therein.  If Seller fails to provide written objection(s) within such ten (10) Business Day period, Seller shall be deemed to have agreed with such Title Defects and Defect Values and the Purchase Price shall be reduced by such Defect Values as set forth in Article IV.  If Seller provides written notice of any disagreement with respect to any such claimed Title Defect and/or Defect Values, then Seller and Buyer shall promptly enter into good faith negotiations for ten (10) days, and shall attempt to agree in writing on such matters.  If Seller and Buyer reach written agreement, the value agreed by such parties shall be the Defect Values for such Title Defects and the Purchase Price shall be reduced by an amount equal to such agreed Defect Values as set forth in Article IV.

10.2.2       If Seller and Buyer cannot reach agreement concerning either the existence of a Title Defect or the Defect Value within ten (10) days after Seller’s notice to Buyer of any disagreement with respect to any claimed Title Defects and/or Defect Value, then such parties shall submit such dispute to a mutually acceptable attorney licensed to practice law in the state in which such Lease, Well or Fee Interest is located and having at least ten (10) years experience in oil and gas title matters for prompt resolution; provided, however, that if at any time any attorney so chosen fails or refuses to perform hereunder, a new attorney shall be chosen by Seller and Buyer.  In the event Seller and Buyer cannot agree upon such mutually acceptable attorney within five (5) Business Days of the receipt of such written request, Seller and Buyer hereby agree that the attorney shall be selected by the Senior Chaired Professor of Oil and Gas Law at the University of Texas School of Law or the next most Senior Chaired Professor of Oil and Gas Law at the University of Texas School of Law in the event the most Senior Chaired Professor is unable or unwilling to serve.  The cost of any such attorney shall be borne

50% by Seller and 50% by Buyer.  For any such dispute resolution process, Seller and Buyer shall present a written statement of their respective positions on the dispute to the attorney within three (3) Business Days after the selection of the attorney is confirmed pursuant to the terms hereof, and within ten (10) Business Days of receipt of such statements the attorney shall make a determination of all points of disagreement in accordance with the terms and conditions of this Agreement.  The determination by the attorney shall be conclusive and binding on the parties hereto and shall be enforceable against either Seller or Buyer in any court of competent jurisdiction, and the value, if any, determined by the attorney with respect to a Title Defect shall be the Defect Value for such Title Defect.  If necessary to complete such determination, the Closing Date shall be deferred until the attorney has made a determination of the disputed issues with respect thereto and all subsequent dates and required activities having reference to the Closing Date shall be correspondingly deferred; provided, however, that unless the parties mutually agree to the contrary, the Closing Date shall not be deferred pursuant to this Section 10.2.2 for more than ten (10) Business Days.

10.2.3       If the determination has not been made by the attorney by the Closing Date, the procedures set forth in Section 10.5.3 shall govern.

10.2.4       Notwithstanding any other provision hereof to the contrary, in the event that any Title Defect is not waived in writing by Buyer, or cured on or before the Closing Date to Buyer’s reasonable satisfaction, then Seller and Buyer hereby agree that Seller shall cause the applicable Sub to assign to Seller the affected Lease, Well and/or Fee Interest, as applicable, to which the Title Defect relates or pertains (the “Affected Property”), in which case the Affected Property shall, subject as hereinafter provided, be deleted from this Agreement and the Purchase Price shall be reduced by an amount equal to the Allocated Value of such Affected Property; provided, however, that if the Title Defect affecting the Affected Property is cured within sixty (60) days of the Closing Date, and Seller gives notice to Buyer of its election within such time period, Seller shall have the right to sell and reassign the Affected Property to the applicable Sub by executing and delivering to the applicable Sub a recordable reassignment of such Affected Property substantially in the form of the Bill of Sale, Assignment and Assumption Agreement attached hereto as Exhibit C (the “Assignment”), with the required revisions and necessary changes, and Buyer hereby agrees that it shall cause the applicable Sub to purchase and accept the reassignment of the Affected Property for the Allocated Value thereof, subject to the terms and conditions of this Agreement as if the Affected Property had not been assigned from the applicable Sub to the Seller.  Seller shall receive the Allocated Value for such Affected Property simultaneously with the reassignment thereof to the applicable Sub.

10.3         Calculation of Defect Value.

10.3.1       If, because of the Title Defect, title to a particular Lease, Well or Fee Interest fails completely with the effect that the respective Sub has no ownership interest in the relevant Lease, Well or Fee Interest, the Defect Value shall be the Allocated Value of such Lease, Well or Fee Interest assigned specifically to it on Exhibit B.

10.3.2       If a Title Defect exists because a Sub owns a Net Revenue Interest in a Lease, Well or Fee Interest that is less than the NRI for such Lease, Well or Fee Interest as set forth on Exhibit B, then the Defect Value with respect to such Title Defect shall be the amount equal to the product of (i) the Allocated Value for such Lease, Well or Fee Interest multiplied by (ii) a fraction, the numerator of which is the difference between (x) the NRI for such Lease, Well or Fee Interest set forth on Exhibit B minus (y) the NRI for such Lease, Well or Fee Interest agreed or determined to be owned by such Sub and the denominator of which is the NRI for such Lease, Well or Fee Interest set forth on Exhibit B.

10.3.3       If a Title Defect that is not specifically extinguished by the Confirmation Order is a Lien upon a Lease, Well or Fee Interest then Seller shall either (a) instruct Buyer to pay at Closing out of the Purchase Price the sum necessary to be paid to the obligee to remove the Title Defect from such Lease, Well or Fee Interest (the aggregate of all such amounts, the “Liquidated Title Defect Payment”), or (b) retain the obligation of such Title Defect and elect to challenge the validity thereof (or of any portion thereof), in which case Buyer shall extend reasonable cooperation to Seller in such efforts at no risk or expense to Buyer; provided, however, that if such Title Defect is not cured by three (3) Business Days prior to Closing, it shall constitute a Title Defect.

10.3.4       If a Title Defect represents an obligation or burden upon a Lease, Well or Fee Interest for which the economic detriment to Buyer is not liquidated but can be estimated with reasonable certainty, the Defect Value with respect to such Title Defect shall be the sum Seller and Buyer mutually agree upon in writing in good faith as the present value of the adverse economic effect such Title Defect will have on such Lease, Well or Fee Interest.  If Seller and Buyer cannot reach such written agreement as to such Defect Value, then such dispute shall be resolved in the manner set forth in Section 10.2.

10.3.5       The Defect Value shall take into consideration all of the applicable guidelines as are set forth in Sections 10.3.1, 10.3.2, 10.3.3 and 10.3.4 above.

10.3.6       Notwithstanding anything to the contrary set forth in this Agreement, (i) in no event shall there be any adjustments to the Purchase Price or other remedies provided by Seller for individual Title Defects that have a Defect Value that does not exceed One Hundred Thousand Dollars (US$100,000) (“Individual Title Deductible”); and (ii) in no event shall there be any adjustments to the Purchase Price or other remedies provided by Seller for all Title Defects unless the sum of the Defect Values with respect to all such Title Defects, in the aggregate, excluding any Title Defects cured by Seller, exceeds a threshold equal to One Million Five Hundred Thousand Dollars (US$1,500,000) (“Aggregate Title Deductible”), after which point Buyer shall be entitled to adjustments to the Purchase Price or other remedies equal to the sum of Defect Values with respect to Title Defects that exceed the Aggregate Title Deductible.

10.4   Title Benefit Notice.  At any time prior to the Defect Notification Deadline, Seller may provide Buyer with one or more written notices (each, a “Title Benefit Notice”) if Seller believes that a Sub owns a greater Net Revenue Interest in any Lease, Well or Fee Interest than as set forth in Exhibit B for such Lease, Well or Fee Interest, as applicable (a “Title Benefit”); provided, however, that for any Property subject to an alleged Title Defect, Seller may deliver a Title Benefit Notice at any time prior to two days prior to the Auction.  Each Title Benefit Notice shall include, in reasonable detail, a description of (a) the Lease, Well or Fee Interest, as applicable, with respect to which any Title Benefit(s) has been identified, (b) the nature of each such Title Benefit(s) and all supporting documents necessary for Buyer to verify the existence of the alleged Title Benefit and  (c) Seller’s commercially reasonable good faith estimate of the value for each such Title Benefit (the “Benefit Values”) calculated in accordance with the guidelines set forth in Section 10.6.

10.5         Determination of Title Benefits and Benefit Values.

10.5.1       Within ten (10) days after Buyer’s receipt of a Title Benefit Notice, Buyer shall notify Seller in writing if Buyer disagrees with the Title Benefits claimed therein and/or the Benefit Values set forth therein.  If Buyer fails to provide written objection(s) within such ten (10) day period, Buyer shall be deemed to have agreed with such Title Benefits and Benefit Values and such Benefit Values will be credited as an offset against any Defect Values for Title Defects, if any, with the remaining Benefit Value after offset being an increase to the Purchase Prices as set forth in Article IV.  If Buyer provides written notice of any disagreement with respect to any such claimed Title Benefit and/or Benefit Values, then Seller and Buyer shall promptly enter into good faith negotiations for ten (10) days and shall attempt to agree in writing on such matters.  If Seller and Buyer reach written agreement, the value agreed by Seller and Buyer shall be the Benefit Values for such Title Benefits and will be credited as an offset against any Defect Values for Title Defects, if any, with the remaining Benefit Value after offset being an increase to the Purchase Price as set forth in Article IV.

10.5.2       If Seller and Buyer cannot reach written agreement concerning either the existence of a Title Benefit or the Benefit Value within ten (10) days after Buyer’s notice of any disagreement with respect to any claimed Title Benefits and/or Benefit Value, then Seller and Buyer shall submit such dispute to a mutually acceptable attorney licensed to practice law in the state in which such Lease, Well or Fee Interest is located and having at least ten (10) years experience in oil and gas title matters for prompt resolution; provided, however, that if at any time any attorney so chosen fails or refuses to perform hereunder, a new attorney shall be chosen by Seller and Buyer.  In the event Seller and Buyer cannot agree upon such mutually acceptable attorney within five (5) Business Days of the receipt of such written request, Seller and Buyer hereby agree that the attorney shall be selected by the Senior Chaired Professor of Oil and Gas Law at the University of Texas School of Law or the next most Senior Chaired Professor of Oil and Gas Law at the University of Texas School of Law in the event the most Senior Chaired Professor is unable or unwilling to serve.  The cost of any such attorney shall be borne 50% by Buyer and 50% by Seller.  For any such dispute resolution process, Buyer and Seller shall present a written statement of their respective positions on the dispute to the attorney within three (3) Business Days after the attorney is selected pursuant to the terms hereof, and within ten (10) Business Days of receipt of such statements the attorney shall make a determination of all points of disagreement in accordance with the terms and conditions of this Agreement.  The determination by the attorney shall be conclusive and binding on the parties and shall be enforceable against either Seller or Buyer in any court of competent jurisdiction, and the value determined by the attorney with respect to a Title Benefit shall be the Benefit Value for such Title Benefit.

10.5.3       If the attorney does not make a determination of the disputed issues prior to the Closing Date, the Closing will proceed and such determination shall be made by such attorney after the Closing Date and prior to the determination of the Final Purchase Price unless the amount in dispute with respect to the matters set forth in this Article X would meet the threshold for a termination right of either Seller or Buyer as set forth in Section 17.1.5, in which case the Closing Date shall be deferred and all subsequent dates and required activities having reference to the Closing Date shall be correspondingly deferred; provided, however, that unless the parties mutually agree to the contrary, the Closing Date shall not be deferred pursuant to this Section 10.5.3 for more than ten (10) Business Days, and the Agreement may thereafter be terminated pursuant to Section 17.1.5.

10.6         Calculation of Benefit Value.  If a Title Benefit exists because a Sub owns a NRI in a Lease, Well or Fee Interest that is greater than the NRI for such Lease, Well or Fee Interest as set forth on Exhibit B, then the Benefit Value with respect to such Title Benefit shall be the amount equal to the product of (i) the Allocated Value for such Lease, Well or Fee Interest multiplied by (ii) a fraction, the numerator of which is the difference between (x) the NRI for such Lease, Well or Fee Interest agreed or determined to be owned by such Sub minus (y) the NRI for such Lease, Well or Fee Interest set forth on Exhibit B and the denominator of which is the NRI for such Lease, Well or Fee Interest set forth on Exhibit B.  The Benefit Value for a Title Benefit shall be subject to the Individual Title Deductible and Aggregate Title Deductible.

10.7         Affected Seller Properties.  Seller hereby agrees that it shall, prior to the Closing Date, use commercially reasonable efforts to obtain the consent to assign, if required, the Affected Seller Property, if any, to the appropriate Sub, and if obtained or not required, to execute and deliver to the appropriate Sub a recordable assignment of each Affected Seller Property substantially in the form of the Assignment with the required revisions and necessary changes.  Notwithstanding any other provision hereof to the contrary, if consent to assign is required and cannot be obtained prior to the Closing, Seller shall, if requested by Buyer in writing, retain the applicable Affected Seller Property and the Purchase Price shall be reduced by an amount equal to the Allocated Value ascribed to such Affected Seller Property; provided, however, that in the event Seller obtains such consent to assign within sixty (60) days of the Closing Date, Seller shall execute and deliver to the appropriate Sub a recordable assignment of such Affected Seller Property substantially in the form of the Assignment with the required revisions and necessary changes, and Buyer hereby agrees that it shall cause the appropriate Sub to receive such assignment and to pay to Seller simultaneously with such receipt an amount equal to the Allocated Value for such Affected Seller Property.

10.8         Post-Closing Title Determination.  Subject to the rights of Seller or Buyer to terminate this Agreement provided for herein, in the event the title attorney’s determination of the disputed issues is not rendered within ten (10) Business Days following the Closing Date pursuant to Section 10.5.3, the Affected Property shall be deleted from this Agreement effective as of Closing and the Purchase Price reduced by an amount equal to the Allocated Value of such Affected Property.  Promptly after the attorney’s determination of the Defect Value or Benefit Value for the

Title Defect or Title Benefit, the parties shall deliver such conveyances and reduce or increase the Purchase Price in the Final Settlement Statement necessary to implement the determination.

ARTICLE XI
ENVIRONMENTAL MATTERS

11.1         Presence of Wastes, NORM, Hazardous Substances and Asbestos.  BUYER ACKNOWLEDGES THAT THE PROPERTIES HAVE BEEN USED TO EXPLORE FOR, DEVELOP AND PRODUCE HYDROCARBONS, AND THAT SPILLS OF WASTES, CRUDE OIL, PRODUCED WATER, HAZARDOUS SUBSTANCES AND OTHER MATERIALS MAY HAVE OCCURRED THEREON. ADDITIONALLY, THE PROPERTIES, INCLUDING PRODUCTION EQUIPMENT, MAY CONTAIN ASBESTOS, HAZARDOUS SUBSTANCES OR NORM. NORM MAY AFFIX OR ATTACH ITSELF TO THE INSIDE OF WELLS, MATERIALS AND EQUIPMENT AS SCALE OR IN OTHER FORMS, AND NORM-CONTAINING MATERIAL MAY HAVE BEEN BURIED OR OTHERWISE DISPOSED OF ON THE PROPERTIES.  A HEALTH HAZARD MAY EXIST IN CONNECTION WITH THE PROPERTIES BY REASON THEREOF.  SPECIAL PROCEDURES MAY BE REQUIRED FOR REMEDIATION, REMOVING, TRANSPORTING AND DISPOSING OF ASBESTOS, NORM, HAZARDOUS SUBSTANCES AND OTHER MATERIALS FROM THE PROPERTY.  WITH RESPECT TO THE PROPERTIES OWNED BY THE SUBS AND ACQUIRED INDIRECTLY BY BUYER AT CLOSING PURSUANT TO ITS PURCHASE OF THE EQUITY INTERESTS, BUYER HEREBY AGREES TO CAUSE THE SUBS TO ASSUME ALL LIABILITY FOR THE ASSESSMENT, REMEDIATION, REMOVAL, TRANSPORTATION AND DISPOSAL OF THESE MATERIALS AND ASSOCIATED ACTIVITIES.

11.2         Environmental Assessment.

(a)           Subject as hereinafter provided, Buyer shall have the opportunity to conduct at its expense an environmental assessment of the Leases, Wells and Fee Interests, which may include invasive testing of the soil, groundwater, surface water, air and other environmental media and of building materials, equipment or facilities which would be conducted by a reasonable and prudent operator under the same or similar circumstances; provided, however, that Buyer shall not conduct any such invasive testing prior to providing Seller with a written description of the proposed invasive testing and a reasonable period of time to provide comments, which Buyer agrees to consider in good faith.  Seller or  the respective Sub will provide reasonable access for this purpose to such Leases, Wells ands Fee Interests operated by such Sub.  For any Wells not operated by a Sub, Seller will reasonably cooperate with Buyer in contacting the operators of any such non-operated Wells directly to attempt to arrange for access for the purposes of environmental assessment.  While performing any environmental assessment, Buyer and any of its Representatives shall comply with Seller’s and the respective Sub’s environmental and safety rules and policies with respect to the Leases and Sub operated Wells, and with the operator’s environmental and safety rules and policies on all other Wells, and permit Seller to observe all aspects of each environmental assessment.  Buyer shall be responsible, at its sole cost, risk and expense, for the management and disposal of any wastes generated during any environmental assessment in compliance with all Applicable Laws and for restoring the condition of any part of the Leases, Wells and Fee Interests that are disturbed as a result of any environmental assessment.

(b)           Buyer will notify Seller in advance of any disclosure of the results of its environmental assessment to any Governmental Authority and will furnish Seller copies of all materials to be disclosed prior to any disclosure thereof and will not disclose any such information unless such disclosure is expressly required by Applicable Law or is required pursuant to legal process of any court or Governmental Authority subsequent to the exhaustion of all appeals.  As soon as possible after Buyer’s receipt thereof, Buyer shall forward to Seller copies of all data and test results, and, if subject to an Adverse Environmental Condition Notice, of Buyer’s remediation cost estimates and recommended remediation procedures.  Buyer’s remediation cost estimates and recommended remediation procedures shall be based upon the most economically reasonable response action, if any, required under Environmental Laws to bring the Adverse Environmental Condition into compliance with standards applicable to industrial properties under the same or similar circumstances, that does not materially impair the existing business use of the Properties, assuming the Leases, Wells and Fee Interests remain in operation as currently operated (the “Remediation Amount”).

(c)           BUYER HEREBY AGREES TO RELEASE, INDEMNIFY, HOLD HARMLESS, AND DEFEND THE SELLER GROUP FROM ANY AND ALL CLAIMS AND LOSSES INCURRED OR SUFFERED BY THE SELLER GROUP, DIRECTLY OR INDIRECTLY:  (I) FROM DAMAGE TO THE PROPERTIES AND ANY OTHER PROPERTY AND PHYSICAL INJURY AND DEATH TO PERSONS IN CONNECTION WITH, OR ARISING OUT OF, OR ATTRIBUTABLE TO, BUYER’S ENVIRONMENTAL ASSESSMENT, AND (II) AS A RESULT OF THE BREACH BY BUYER OR ITS REPRESENTATIVES OF ANY OF THE PROVISIONS OF THIS SECTION 11.2.

11.3         Notice of Adverse Environmental Conditions.  At any time on or prior to the Defect Notification Deadline, Buyer may provide Seller with one or more written notices (each, an “Adverse Environmental Condition Notice”) of the existence of one or more Adverse Environmental Conditions at or relating to any Lease, Well or Fee Interest.  Each Adverse Environmental Condition Notice shall include, in reasonable detail, a description of (a) the Lease, Well or Fee Interest with respect to which any such Adverse Environmental Condition has been identified, (b) the nature of each such Adverse Environmental Condition and (c) Buyer’s estimate of the Remediation Amount (the “Buyer Remediation Amount”) for each such Adverse Environmental Condition.  In preparing the Buyer Remediation Amount, Buyer shall apply economically reasonable standards applicable to industrial locations, including risk-based assessments, the execution, placement, and filing of engineering controls, deed notices, institutional controls, and other cost-effective remedial actions.  Any Adverse Environmental

Condition that is not identified in a timely delivered Adverse Environmental Condition Notice shall, except to the extent representing a breach of Section 5.23 thereafter be forever waived and expressly assumed by Buyer.

11.4         Determination of Adverse Environmental Conditions and Remediation Values.

11.4.1       Within ten (10) Business Days after Seller’s receipt of an Adverse Environmental Condition Notice, Seller shall notify Buyer in writing if Seller disagrees with any Adverse Environmental Condition or Buyer Remediation Amount set forth therein.  If Seller fails to provide such notice, (a) Seller shall be deemed to have agreed with such Adverse Environmental Condition, and such Buyer Remediation Amount set forth with respect to the relevant Adverse Environmental Condition, and the Buyer Remediation Amount shall become the “Final Remediation Amount” for such Adverse Environmental Condition, and (b) the Purchase Price shall be reduced by such Final Remediation Amount as set forth in Section 4.2.5.  If Seller provides such notice of disagreement, then Seller and Buyer shall promptly enter into good faith negotiations and shall attempt to agree in writing on the Remediation Amount, if any, with respect to each relevant Adverse Environmental Condition agreed in writing by Seller and Buyer (such agreed amount, the “Agreed Remediation Amount” which shall become the “Final Remediation Amount” for such Adverse Environmental Condition), and the Purchase Price shall be reduced by any such Final Remediation Amount as set forth in Section 4.2.5.

11.4.2       If Seller and Buyer cannot reach agreement as to whether an Adverse Environmental Condition exists and/or as to the Remediation Amount for any Adverse Environmental Condition agreed in writing by Seller and Buyer, in each case within twenty (20) days after Seller’s notice of its disagreement with an Adverse Environmental Condition Notice, then Buyer and Seller may agree to (a) elect to have the subject Lease, Well of Fee Interest (and any integrally related Facilities, as agreed in writing between Seller and Buyer) assigned from the applicable Sub to Seller, and removed from the list of Leases, Wells and Fee Interests in exchange for a reduction of the Purchase Price by an amount equal to the Allocated Value of such Retained Properties; provided, however, that the aggregate reduction in the Purchase Price for all Retained Properties, if any, shall be limited to ten percent (10%) of the Purchase Price; (b) permit Seller to fully remove, remediate and resolve such Adverse Environmental Condition, at Seller’s sole cost, provided that, if feasible, Seller shall (i) complete such removal, remediation and resolution prior to Closing, and (ii) provide, at its sole cost, evidence reasonably satisfactory to Buyer, acting in a commercially reasonable good faith manner, that no Adverse Environmental Condition existed, or that the Adverse Environmental Condition that did exist has been fully removed, remediated and resolved; or, if neither of the preceding subsections (a) and (b) resolves the issues between Buyer and Seller; or (c) submit the questions as to whether an Adverse Environmental Condition exists and, if so, the Remediation Amount for such Adverse Environmental Condition to the Bankruptcy Court for final resolution (if it determines that an Adverse Environmental Condition exists, its determination of the Remediation Amount therefor being the “Bankruptcy Court Remediation Amount” which shall become the “Final Remediation Amount” for such Adverse Environmental Condition), in which case the Purchase Price shall be reduced by such Final Remediation Amount for such Adverse Environmental Condition.  If necessary, the calculation of the Final Remediation Amount shall be deferred unless the amount in dispute with respect to the matters set forth in this Article XI would meet the threshold for a termination right of Seller or Buyer, in which case the Closing Date shall be deferred and all subsequent dates and required activities having reference to the Closing Date shall be correspondingly deferred until the Bankruptcy Court has made a determination of the disputed issues with respect thereto; provided, however, that unless the parties mutually agree to the contrary, the Closing Date shall not be deferred pursuant to this Section 11.4.2 for more than ten (10) Business Days and the Agreement may thereafter be terminated pursuant to Section 17.1.6.

11.4.3

(a)           If Buyer and Seller agree in writing to permit Seller to remove, remediate and resolve any Adverse Environmental Condition prior to Closing pursuant to the terms of Section 11.4.2 above, and such actions cannot be accomplished prior to the Closing Date, Seller may notify Buyer of Seller’s intention to diligently pursue and complete such actions within sixty (60) days of the Closing Date.  In such event, Seller shall cause the affected Lease, Well or Fee Interest, as applicable, to be assigned from the appropriate Sub to Seller and such Lease, Well or Fee Interest, as applicable, shall be, as hereinafter provided, Retained Properties on the Closing Date and the Allocated Value of such Retained Properties shall be withheld from the Preliminary Purchase Price otherwise payable by Buyer.

(i)            If, within fifteen (15) days prior to the date the final settlement of the Purchase Price adjustment is completed pursuant to Section 14.1 and within sixty (60) days of the Closing Date, Seller has provided to Buyer evidence satisfactory to Buyer, acting in a commercially reasonable good faith manner, that the Adverse Environmental Condition has been fully removed, remediated and resolved, such Lease, Well or Fee Interest shall no longer be Retained Properties, and Seller shall assign to the applicable Sub, by an assignment in substantially the form of the Assignment, with the required revisions and necessary changes, the Lease, Well or Fee Interest, as applicable, and Buyer hereby agrees to cause the applicable Sub to accept the assignment of such Lease, Well or Fee Interest, and to pay to the Seller the Allocated Value (concurrently with such assignment) for such Lease, Well or Fee Interest in accordance with this Agreement.

(ii)           As to any Retained Properties still subject to Adverse Environmental Conditions, Buyer, at its option may (A) offer Seller an extension of the remediation period on such terms and conditions as Buyer may, in its sole discretion, elect to impose, and Seller may accept or reject such extension; (B) waive the relevant Adverse Environmental Condition, in which case such Lease, Well or Fee Interest shall no longer be Retained

Properties, and Seller shall assign to the appropriate Sub by an assignment in substantially the form of the Assignment, with the required revisions and necessary changes, the Lease, Well or Fee Interest, as applicable and Buyer hereby agrees to cause the applicable Sub to accept the assignment of such Lease, Well or Fee Interest, and to pay to Seller the Allocated Value (concurrently with such assignment) for such Lease, Well or Fee Interest in accordance with this Agreement; or (C) eliminate the affected Lease, Well or Fee Interest from the application of this Agreement, and retain the previously withheld portion of the Preliminary Purchase Price related to such Lease, Well or Fee Interest, free and clear of any claim by Seller with respect thereto, and thereupon any and all rights of Buyer in or to such Lease, Well or Fee Interest shall terminate.

(b)           During the post-Closing period specified in subsection (a) above (as the same may be extended) and through the date the affected Leases, Wells or Fee Interests are assigned and purchased hereunder, with respect to any such Leases, Wells or Fee Interests subject to Adverse Environmental Conditions that Seller is attempting to cure, Seller shall remain the record owner thereof and shall continue to conduct its operations thereof or with respect thereto pursuant to the provisions of Article VII and any other applicable provision of this Agreement.

ARTICLE XII
SUSPENSE FUNDS HELD BY SELLER OR SUBS

12.1         Suspense Funds. Not later than five (5) days prior to the Closing, Seller shall provide to Buyer an updated listing showing all funds from production, if any, attributable to the Properties that are currently held in suspense by Seller or any Sub (including those funds attributable to the Properties owed to Working Interest owners and royalty owners), and shall transfer or cause the transfer at Closing to a Sub designated by Buyer all such Suspense Funds in Seller’s possession relating to the Subs and such Properties (with the balance of such proceeds to be paid over or otherwise accounted for pursuant to the Final Settlement Statement contemplated by Section 14.1).  AFTER SUCH TRANSFER, AND TO THE EXTENT SUSPENSE FUNDS ARE EITHER DELIVERED TO BUYER AT CLOSING OR SUCH FUNDS REMAIN IN THE SUBS AT CLOSING, THE SUBS RECEIVING SUCH FUNDS SHALL BE RESPONSIBLE FOR PROPER DISTRIBUTION OF ALL SUCH SUSPENSE FUNDS TO THE PARTIES LAWFULLY ENTITLED TO THEM, AND HEREBY AGREES TO INDEMNIFY, DEFEND, AND HOLD HARMLESS THE SELLER GROUP FROM AND AGAINST ANY AND ALL CLAIMS AND LOSSES ARISING OUT OF OR RELATING TO SUCH SUB’S RETENTION OR DISTRIBUTION OF SUCH SUSPENSE FUNDS.

ARTICLE XIII
CLOSING

13.1         The Closing.  The closing of the purchase and sale of the Equity Interests pursuant to this Agreement (“Closing”) shall be held on a Business Day in Houston, Texas, at the offices of Akin Gump Strauss Hauer & Feld LLP at 1111 Louisiana, 44th Floor, Houston, Texas on the 11th day after entry of the Confirmation Order (the “Scheduled Closing Date”), or such earlier or later date mutually agreed in writing by the Seller and Buyer, or such later date as extended by the terms of this Agreement (the date upon which Closing actually occurs, the “Closing Date”).

13.2         Closing Statement.  Seller shall provide Buyer with a closing statement reflecting its good faith estimation of the Purchase Price, as adjusted in accordance with Article IV and GAAP (the “Preliminary Purchase Price”) at least two (2) days prior to the Closing.

13.3         Closing Deliveries.  At Closing the following events shall occur, each event under the control of Seller or Buyer, as applicable, being a condition precedent to the events under the control of the other, and each event being deemed to have occurred simultaneously with the other events:

13.3.1       Seller shall deliver a certified copy of the Confirmation Order, which Order shall not have been reversed or modified on appeal or, if such appeal is pending, such Order shall not have been stayed;

13.3.2       Seller shall deliver to Buyer a certificate signed by an officer of Seller certifying that all of the conditions precedent to the effectiveness of the Plan have been satisfied or waived in writing in accordance with the Plan;

13.3.3       Seller shall cause each reorganized Sub to execute and deliver to Buyer (or to an Affiliate of Buyer designated in writing by Buyer pursuant to written notice delivered to Seller no less than five (5) Business Days prior to the Closing Date) the original certificates representing the limited liability company interests of such Sub, duly endorsed in blank or accompanied by transfer powers and with all requisite transfer tax stamps attached;

13.3.4       The Deposit shall, together with the interest earned thereon, be paid over to Seller or to Seller’s designee or designees;

13.3.5       Buyer shall deliver via wire transfer to an account specified by Seller, in immediately available funds, the Preliminary Purchase Price, less the Deposit, and less the Liquidated Title Defect Payment;

13.3.6       Buyer shall deliver via wire transfer to account(s) specified by the applicable payee(s) the Liquidated Title Defect Payment;

13.3.7       Seller shall deliver to Buyer documentation of the consummation of the Conversion Transactions pursuant to Section 7.7(a) and Property transfers pursuant to Section 9.9 which documentation shall be reasonably satisfactory to Buyer.

13.3.8       Seller shall deliver to Buyer written resignations or evidence of removal of each of the directors and officers of the Subs;

13.3.9       Seller shall deliver to Buyer the executed Lender Release referred to in Section 9.6;

13.3.10     Seller shall deliver to Buyer the Non-Foreign Affidavit; and

13.3.11     Seller shall transfer to a Sub designated by Buyer the Suspense Funds in Seller’s and the Subs’ possession.

13.4                           Preferential Purchase Rights.

(a)           If a preferential purchase right or right of first offer with respect to any Property is triggered by the sale and purchase of the Equity Interests as contemplated hereby, and is exercised and paid for by a third Person prior to the Closing, such Property shall be excluded from the transactions contemplated hereby, the Purchase Price shall be reduced by an amount equal to the Allocated Value of such Property, and Seller shall be entitled to retain all proceeds received, directly or from the applicable Sub, for such affected Property from the Person exercising such preferential right to purchase or right of first offer;

(b)           If a preferential purchase right or right of first offer with respect to any Property is triggered by the sale and purchase of the Equity Interests as contemplated hereby, and is exercised but not paid for by a third Person prior to the Closing, such Property shall not be excluded from the transactions contemplated hereby, the Purchase Price shall not be reduced, and the respective Sub shall, as applicable, be entitled either to retain the Property or all proceeds ultimately received, if any, for such Property from the Person exercising such preferential right to purchase or right of first offer.

(c)           At the Closing, no reduction of the Purchase Price paid at the Closing shall be made with respect to a Property burdened by a preferential purchase right or right of first offer that has not been exercised as of the Closing Date, if the time period for the exercise of such right has expired.  If, for any reason, such preferential purchase right or right of first offer is successfully exercised by the holder thereof after the Closing, the applicable Sub shall be entitled to retain all proceeds paid for the Property by the holder of the relevant preferential purchase right or right of first offer, and Seller shall have no liability with respect to such affected Property and no adjustment to the Purchase Price shall be made with respect thereto.

ARTICLE XIV
POST-CLOSING ADJUSTMENTS

14.1         Final Settlement Statement.  After the Closing Date, Buyer shall prepare, in accordance with this Agreement and with GAAP, a statement (“Final Settlement Statement”), a copy of which shall be delivered by Buyer to Seller no later than sixty (60) days after the Closing Date, setting forth each adjustment to the Preliminary Purchase Price necessary to determine the final Purchase Price (the “Final Purchase Price”) and showing the calculation of such adjustments in accordance with GAAP and Article IV.  Seller shall provide Buyer all assistance reasonably requested by Buyer that may be useful and/or necessary for the preparation of the Final Settlement Statement.  Seller shall have sixty (60) days after receipt of the Final Settlement Statement to review such statement and to provide written notice to Buyer of Seller’s objection to any item on the statement.  Seller’s notice shall identify the item(s) objected to and the reasons and support for the objection(s).  If Seller does not provide written objection(s) within such sixty (60)-day period, the Final Settlement Statement (and the Final Purchase Price reflected therein) shall be deemed correct and shall not be subject to further adjustment.  If Seller provides written objection(s) within such sixty (60)-day period, the Final Settlement Statement (and the Final Purchase Price therein) shall be deemed correct with respect to the items not objected to, and Buyer and Seller shall meet to negotiate and resolve the objections within fifteen (15) days of Buyer’s receipt of Seller’s objections. If Seller and Buyer agree in writing on all objections, the adjusted Final Settlement Statement shall be deemed correct and shall not be subject to further adjustment. Any items not agreed to at the end of the fifteen (15)-day period may, upon either Seller’s or Buyer’s written request, be resolved in accordance with Section 14.2.

14.2         Disputes. If Seller and Buyer cannot agree upon the Final Settlement Statement, the dispute shall be promptly submitted to the Bankruptcy Court for resolution.

14.3         Retention of Funds by Seller. Seller shall retain from the Preliminary Purchase Price sufficient funds in an amount reasonably calculated to satisfy any and all payment obligations, if any, to Buyer under Section 14.4 (the “Seller Retained Funds”).  In the event the parties can not agree, this amount will be determined by the Bankruptcy Court.  Seller shall maintain the Seller Retained Funds on deposit in a separate, interest bearing, debtor in possession bank account maintained in accordance with Orders of the Bankruptcy Court and the guidelines promulgated by the Office of the United States Trustee, until such time, if any, as payments are due to Buyer under Section 14.4.

14.4         Payment of Final Purchase Price. If the Purchase Price shown on the Final Settlement Statement is more than the Preliminary Purchase Price, Buyer shall pay such difference to Seller in immediately available funds within five (5) Business Days after the Final Settlement Statement has been agreed to in writing by Seller or Buyer or decided by the Bankruptcy Court, as applicable.  If the Purchase Price shown on the Final Settlement Statement is less than the Preliminary Purchase Price, Seller shall pay such difference to Buyer from the Seller Retained Funds in immediately available funds within five (5) Business Days after the Final Settlement Statement has been agreed in writing by Seller or Buyer or decided by the Bankruptcy Court, as applicable.

14.5         Receipts Not Reflected in Purchase Price.  Except as otherwise provided in this Agreement, any production of Hydrocarbons from or attributable to the Properties (and all products and proceeds attributable thereto) and any other income, proceeds and receipts earned with respect to the Properties which are not reflected in the adjustments to the Purchase Price following the final adjustment pursuant to Section 14.1 shall be treated as follows:

(a)           all production of Hydrocarbons from or attributable to the Properties (and all products and proceeds attributable thereto) and all other income, proceeds and receipts earned with respect to the Properties from and after the Effective Time shall be the sole property and entitlement of Buyer, and, to the extent received by Seller, Seller shall fully disclose, account for and remit the same promptly to Buyer; and

(b)           all production of Hydrocarbons from or attributable to the Properties (and all products and proceeds attributable thereto) and all other income, proceeds and receipts earned with respect to the Properties prior to the Effective Time and all amounts referenced under Section 4.2.1 which are not paid until after the Closing Date shall be the sole property and entitlement of Seller, and, to the extent received by Buyer or a Sub, Buyer shall fully disclose, account for and remit the same promptly to Seller.

14.6         Receipt, Remittance and Assignment of Accounts Receivable.

14.6.1       From and after the Closing Date, Buyer will cause each Sub to, and each Sub hereby agrees to, receive the Subs A/R, the Severance Tax Abatement Amount and the New Mexico Withholding Tax Amount (collectively, the “Accounts Receivable”) reflected in the books and records of each applicable Sub generally in accordance with the billing and receipt practices presently applied by each such Sub in the receipt of its Accounts Receivable.  In connection with such receipts by a Sub, if a payment is received from an account debtor who has not designated the invoice being paid thereby, such payment will be applied to the earliest invoice outstanding with respect to indebtedness of such account debtor, except for those invoices which are subject to a dispute to the extent of such dispute.

14.6.2       Buyer will, on or before the tenth (10) Business Day of each calendar month commencing with the second complete calendar month following the Closing Date, deliver to Seller a written report (“Collection Report”) of the following information with respect to the Accounts Receivable:

(a)           The aggregate amount of the Accounts Receivable (and the number of accounts comprising such Accounts Receivable); and

(b)           The aggregate amount of cash received that relates to the Accounts Receivable during the period from the Closing Date through the date of each Collection Report.

14.6.3       If, after the Closing Date, any Sub or Buyer receives any remittance from any account debtors with respect to the Accounts Receivable, Buyer will cause the applicable Sub to, and such Sub hereby agrees to, endorse such remittance to the order of Seller and forward it to Seller upon receipt thereof.

14.6.4       In the event Seller receives any remittance from or on behalf of any account debtor with respect to accounts receivable arising from invoices issued by any Sub subsequent to the Closing for services rendered and/or Hydrocarbons sold subsequent to the Closing Date, Seller agrees to endorse such remittance to the order of the applicable Sub and forward it to such Sub immediately upon receipt thereof.

14.7         Expenses Not Reflected in Purchase Price.  Except as otherwise provided in this Agreement, any expenses with respect to the Properties incurred prior to or after the Effective Time, which are not reflected in the adjustments to the Purchase Price following the final adjustment pursuant to Section 14.1 shall be treated as follows:

(a)           all expenses with respect to the Properties incurred prior to the Effective Time shall be the sole obligation of Seller and Seller shall promptly pay, or, if any Claims underlying such expenses are not discharged by the Confirmation Order and are paid by Buyer, promptly reimburse Buyer or such Sub for such amounts; and

(b)           all expenses with respect to the Properties incurred after the Effective Time shall be the sole obligation of Buyer and Buyer shall promptly pay, or if paid by Seller, promptly reimburse Seller for such amounts.

14.8         No Duplicative Effect; Methodologies.  The provisions of Article IV, Section 14.1 and of any other transaction document executed in connection with this Agreement and the Final Order shall apply in such a manner so as not to give the components and calculations duplicative effect to any item of adjustment and, except as otherwise expressly provided in this Agreement, the Parties covenant and agree that no amount shall be (or is intended to be) included, in whole or in part (either as an increase or reduction) more than once in the calculation of (including any component of) the Adjusted Purchase Price, or any other calculated amount pursuant to this Agreement if the effect of such additional inclusion (either as an increase or reduction) would be to cause such amount to be overstated or understated for purposes of such calculation.  The Parties acknowledge and agree that, if there is a conflict between a determination, calculation, methodology, procedure or principle set forth in the definitions contained in this Agreement, as applicable, on the one hand, and those provided by GAAP, on the other hand, (a) the determination, calculation, methodology, procedure or principle set forth in this Agreement, as applicable, shall control to the extent that the matter is specifically provided for in this Agreement and (b) the determination, calculation or methodology, procedure or principle prescribed by GAAP shall control to the extent the matter is not so addressed in this Agreement, as applicable, or requires reclassification as an asset or liability to be included in a line item or specific adjustment.

14.9         Audit Rights.  Seller and/or its Representatives shall have the right to review, for a period of up to eighteen (18) months following the Closing Date, the books and records of each Sub and the Affiliates of each such Sub for the sole purpose of determining the provision and accuracy of any payment, statement, report or other document provided to Seller or required to be provided to Seller as contemplated by the terms of this Agreement, with respect to payments to be made by a Sub to Seller in connection with the Subs A/R, the Severance Tax Abatement Amount and the New Mexico Withholding Tax Amount.

ARTICLE XV
ASSUMPTION BY BUYER

15.1         Assumption by Buyer.  Effective at the Closing, Buyer hereby agrees to cause each of the Subs to fully and timely pay, perform, and discharge (a) all of such Sub’s obligations under the Contracts and Leases assumed by the Subs as of the Closing (in accordance with their terms), and (b) all of such Sub’s obligations with respect to the Properties that are required by the terms of such Contracts and/or Leases and/or by Applicable Law (the “Assumed Obligations”).

15.2         Obligations Not Assumed.  Without prejudice to Buyer’s obligations as set forth in Section 15.1 and Buyer’s other obligations as set forth in this Agreement, Buyer shall not assume any Losses, Claims or liabilities pursuant to this Agreement.  Without limiting the generality of the foregoing but, to the extent applicable, Buyer shall not assume, and the Assumed Obligations shall not include (a) any liability for any Costs of Cure or otherwise arising out of Contracts and Leases not assumed by the Subs, (b) any liability arising out of breach by Seller or Subs of any representations, warranty, covenant or agreement of Seller or Subs in this Agreement, (c) any liability for any expenses incurred by or on behalf of Seller or any Sub under this Agreement or otherwise in connection with the transactions contemplated by this Agreement, (d) any liability for Taxes computed by reference to income or receipts owing to or for any period (or portion thereof) ending on or prior to the Closing Date, or (e) any liability to the extent included as a upward Purchase Price adjustment in favor of Seller (collectively “Excluded Liabilities”).

15.3         Limitation of Representations and Warranties.  EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES SET FORTH IN ARTICLE V OF THIS AGREEMENT, SELLER AND SUBS ARE MAKING NO OTHER REPRESENTATIONS OR WARRANTIES, WRITTEN OR ORAL, STATUTORY, EXPRESS OR IMPLIED, CONCERNING SELLER, THE EQUITY INTERESTS, EPEC, MILLER EPOC, EPPC AND MILLER OIL, THE BUSINESS, THE PROPERTIES, ASSETS OR LIABILITIES OF THE SUBS.  BUYER ACKNOWLEDGES THAT, EXCEPT AS EXPRESSLY PROVIDED IN THIS AGREEMENT, SELLER HAS NOT MADE, AND SELLER HEREBY EXPRESSLY DISCLAIMS AND NEGATES, AND BUYER HEREBY EXPRESSLY WAIVES, ANY REPRESENTATION OR WARRANTY, EXPRESS, IMPLIED, AT COMMON LAW, BY STATUTE OR OTHERWISE RELATING TO, AND BUYER HEREBY EXPRESSLY WAIVES AND RELINQUISHES ANY AND ALL RIGHTS, CLAIMS AND CAUSES OF ACTION AGAINST THE SELLER GROUP IN CONNECTION WITH THE ACCURACY, COMPLETENESS OR MATERIALITY OF ANY INFORMATION, DATA OR OTHER MATERIALS (WRITTEN OR ORAL) HERETOFORE FURNISHED TO BUYER AND ITS REPRESENTATIVES BY OR ON BEHALF OF SELLER GROUP.  WITHOUT LIMITING THE FOREGOING, SELLER IS MAKING NO REPRESENTATION OR WARRANTY TO BUYER WITH RESPECT TO THE INFORMATION SET FORTH IN THE CONFIDENTIALITY AGREEMENT OR ANY FINANCIAL PROJECTION OR FORECAST RELATING TO THE EQUITY INTERESTS, THE SUBS, THE PROPERTIES, BUSINESS, ASSETS OR LIABILITIES OF ANY OF THE SUBS.  WITH RESPECT TO ANY PROJECTION OR FORECAST DELIVERED ON BEHALF OF SELLER GROUP TO BUYER OR ITS REPRESENTATIVES, BUYER ACKNOWLEDGES THAT (A) THERE ARE UNCERTAINTIES INHERENT IN ATTEMPTING TO MAKE SUCH PROJECTIONS AND FORECASTS, (B) IT IS FAMILIAR WITH SUCH UNCERTAINTIES, (C) IT IS TAKING FULL RESPONSIBILITY FOR MAKING ITS OWN EVALUATION OF THE ADEQUACY AND ACCURACY OF ALL SUCH PROJECTIONS AND FORECASTS FURNISHED TO IT AND (D) IT SHALL HAVE NO CLAIM AGAINST THE SELLER GROUP WITH RESPECT THERETO EXCEPT AS OTHERWISE SET FORTH IN THIS AGREEMENT.  SELLER ALSO EXPRESSLY DISCLAIMS AND NEGATES ANY IMPLIED OR EXPRESS WARRANTY AT COMMON LAW, BY STATUTE OR OTHERWISE RELATING TO THE ACCURACY OF ANY OF THE INFORMATION FURNISHED WITH RESPECT TO THE EXISTENCE OR EXTENT OF RESERVES OR

THE VALUE OF THE PROPERTIES BASED THEREON, THE CONDITION OR STATE OF REPAIR OF ANY OF THE PROPERTIES.  THIS DISCLAIMER AND DENIAL OF WARRANTY ALSO EXTENDS TO THE EXPRESS OR IMPLIED REPRESENTATION OR WARRANTY AS TO THE PRICES A PERSON WILL BE ENTITLED TO RECEIVE FROM PRODUCTION OF HYDROCARBONS FROM THE PROPERTIES, IT BEING UNDERSTOOD THAT ALL RESERVE, PRICE AND VALUE ESTIMATES UPON WHICH BUYER HAS RELIED OR IS RELYING HAVE BEEN DERIVED BY THE INDIVIDUAL EVALUATION OF BUYER.  BUYER HEREBY WAIVES ANY WARRANTY OR REPRESENTATION, EXPRESS OR IMPLIED, WITH RESPECT TO THE ACCURACY, COMPLETENESS OR MATERIALITY OF THE INFORMATION, REPORTS, PROJECTS, MATERIALS, RECORDS, AND DATA NOW, HERETOFORE, OR HEREAFTER FURNISHED OR MADE AVAILABLE TO BUYER IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED HEREBY WITH RESPECT TO ANY DESCRIPTION OF THE QUALITY OR QUANTITY OF HYDROCARBON RESERVES (IF ANY), PRICING ASSUMPTIONS, ABILITY OR POTENTIAL FOR PRODUCTION OF HYDROCARBONS FROM THE PROPERTIES AND ANY INVESTIGATION, STUDY, AUDIT, TEST, REVIEW OR OTHER ANALYSIS REGARDING COMPLIANCE WITH ANY ENVIRONMENTAL LAW OR ENVIRONMENTAL PERMIT IN RELATION TO ANY PROPERTY THAT A SUB OPERATES.  WITH RESPECT TO THE EASEMENTS, SELLER EXPRESSLY DISCLAIMS ANY REPRESENTATIONS OR WARRANTIES THAT THEY ARE CONTIGUOUS, THAT THE PIPELINES LIE WITHIN THE EASEMENTS, OR THAT THEY GRANT THE RIGHT TO LAY, MAINTAIN, REPAIR, REPLACE, OPERATE, CONSTRUCT, OR REMOVE ANY PIPELINES.  EXCEPT AS OTHERWISE SET FORTH HEREIN, THERE ARE NO WARRANTIES THAT EXTEND BEYOND THE FACE OF THIS AGREEMENT.  BUYER ACKNOWLEDGES THAT THIS WAIVER IS CONSPICUOUS.

15.4         Natural Gas Balancing.  The parties recognize that as of the Effective Time there are over and under imbalances with respect to natural gas production or processing attributable to the Properties.  Preliminary financial settlement at the Closing for natural gas imbalances as reflected in the Preliminary Purchase Price calculated pursuant to Section 13.2 will be based upon the information set forth in Schedule 5.10, with final settlement effected pursuant to Section 14.1, in the Final Settlement Statement, based on actual overproduction and underproduction accounts as of the Effective Time.  The parties agree that such overproduction accounts and liabilities are Permitted Encumbrances hereunder, and the existence of such overproduction accounts or liabilities shall not constitute grounds for Buyer to assert that the Properties affected thereby are subject to any Title Defects.

15.5         No Survival. Without prejudice to the other provisions of this Agreement that survive the Closing, the representations and warranties of Seller and Buyer in Article V and Article VI shall not survive Closing.

ARTICLE XVI
RISK OF LOSS

16.1         Casualty Loss.  If, after the Effective Time and prior to the Closing any portion of the Properties shall be substantially damaged or destroyed by fire or other casualty, or if any substantial portion of the Properties shall be taken by condemnation or the exercise of eminent domain (in either case, a “Casualty Loss”), the Buyer, at its option and by notice to Seller may (a) direct Seller to accept the assignment of the applicable Property from the applicable Sub in which case the Seller shall, if Closing occurs, be entitled to any applicable insurance proceeds or condemnation awards with respect to such Property and the Purchase Price shall be reduced by the Allocated Value of the Property destroyed or harmed, or (b) elect to have the applicable Sub retain the applicable Property in which case the respective Sub shall, if Closing occurs, be entitled to any applicable insurance proceeds or condemnation awards with respect to such Casualty Loss, and an adjustment to the Purchase Price shall be made based upon the Allocated Value of the Property destroyed or harmed, to the extent such loss is not covered by insurance or condemnation award.

16.2         Subs’ Risk of Loss. Except as specifically provided in Section 16.1 with respect to any Casualty Loss, the Subs shall assume all risk of loss with respect to any change in condition of the Properties from the Effective Time, and Seller shall not have any liability for Losses or damages sustained with respect to the condition of the Properties or their ability to produce Hydrocarbons (other than with respect to any violation by Seller of the pre-closing covenants contained in Section 7.1, with respect to the Properties operated by the Subs or to the extent caused by the gross negligence or willful misconduct of the Subs).

ARTICLE XVII
TERMINATION AND REMEDIES

17.1         Termination. This Agreement may be terminated as provided below.

17.1.1       The parties hereto may terminate this Agreement by mutual written consent at any time prior to the Closing Date.

17.1.2       Either Buyer or Seller may terminate this Agreement by written notice to the other if (i) subject to the provisions of Section 10.2.2, Section 10.5.3 and Section 11.4.2, the transactions contemplated hereby do not close on or before the Scheduled Closing Date; provided, however, that neither Seller nor Buyer may terminate this Agreement pursuant to this Section 17.1.2(i) if such party’s failure to comply with its obligations under this Agreement caused the Closing not to occur on or before the Scheduled Closing Date or (ii) the Bankruptcy Court approves an Alternative Transaction that was entered into in accordance with the Bidding Procedures Order.

17.1.3       Buyer may terminate this Agreement by delivery of written notice to Seller at any time prior to the Scheduled Closing Date if: (a) the Bankruptcy Court has not entered the Confirmation Order by the Petition Date plus One Hundred Five (105) days, or the Confirmation Order is entered by such date but is stayed by order of the Bankruptcy Court or by some other federal district or appeals court (and such stay is not terminated by the Petition Date plus One Hundred Five (105) days; (b) the Bankruptcy Court denies the motion for entry of the Bidding Procedures Order, fails to approve the Break Up Fee or the Expense Reimbursement, or fails to enter the Bidding Procedures Order (in form reasonably satisfactory to both Seller and Buyer) by the Petition Date plus thirty (30) days; (c) Seller has breached any representation, warranty or covenant in this Agreement in any material respect and such breach results in a Material Adverse Effect and Seller has failed to cure such breach within a reasonable time period after receiving written notice from Buyer of such breach; (d) the Bankruptcy Cases have been converted to cases under Chapter 7 of the Bankruptcy Code; (e) the Bankruptcy Cases have been dismissed; (f) the Bankruptcy Court has entered an Order for the appointment of a trustee or examiner with managerial powers, other than at the request of Buyer, under Bankruptcy Code Section 1104 and such trustee or examiner takes any action to interfere with or impair the transactions contemplated by this Agreement; (g) Seller executes an Alternative Agreement; (h) Seller takes affirmative steps to effect an Alternative Transaction pursuant to an Alternative Agreement except as otherwise provided for in the Bidding Procedures Order; (i) any event, circumstance, condition, fact, effect or other matter has occurred or exists which would, or would be reasonably likely to, give rise to the failure of any of the conditions to the obligations of Buyer set forth in Article IX of this Agreement and cannot be cured within five (5) Business Days prior to the Scheduled Closing Date; or (j) Seller and Subs have not filed the Bankruptcy Cases by the Petition Date, provided that Buyer gives written notice of termination prior to the commencement of the Bankruptcy Cases.

17.1.4       Seller may terminate this Agreement by delivery of written notice to Buyer at any time prior to the Closing Date if Buyer has breached any representation, warranty or covenant in this Agreement in any material respect and Buyer has failed to cure such breach within five (5) Business Days after receiving written notice from Seller of such breach.

17.1.5       Either Seller or Buyer, as applicable, may terminate this Agreement by delivery of written notice to the other if the aggregate of (a) the sum of all Defect Values plus, (b) the sum of all Final Remediation Amounts plus, (c) the sum of the Allocated Values of all Retained Properties plus, (d) the sum of all Casualty Losses (to the extent not covered by insurance or condemnation award), less (e) the sum of all Title Benefits, exceeds twenty percent (20%) of the Unadjusted Purchase Price.

17.1.6       Either Seller or Buyer, as applicable, may terminate this Agreement by delivery of written notice to the other, if the aggregate of (a) all Final Remediation Amounts, and (b) the Allocated Value of all Retained Properties exceeds twenty percent (20%) of the Unadjusted Purchase Price.

17.2         Procedure and Effect of Termination. In the event of termination of the transactions contemplated hereby pursuant to Section 17.1, written notice thereof shall forthwith be given to the Seller or Buyer, as applicable, this Agreement shall terminate (subject to the provisions of this Section 17.2, Section 17.3 and Section 17.4) and the transactions contemplated hereby shall be abandoned, without further action by any of the parties hereto.  If this Agreement is terminated as provided herein:

(a)           upon written request therefor, each party shall redeliver all documents, work papers and other material of any other party relating to the transactions contemplated hereby, whether obtained before or after the execution hereof, to the party furnishing the same; and

(b)           no party hereto shall have any liability or further obligation under this Agreement, except that the provisions of this Section 17.2 and those of Sections 17.3, 17.4, 19.2, 19.8, the first sentence of Section 19.11.1, and Section 19.14 shall survive any termination and remain in full force and effect.

17.3         Buyer’s Exclusive Remedy.  If this Agreement is terminated pursuant to Sections 17.1.1, 17.1.2, 17.1.3, 17.1.5 or 17.1.6, the Deposit shall be returned to Buyer in accordance with the Escrow Agreement and without further Order of the Bankruptcy Court.  In addition to the remedy in the first sentence of this Section 17.3, Buyer shall be entitled to the following remedy with the further Order of the Bankruptcy Court:  Seller shall pay and Buyer shall be entitled to the Break Up Fee and the Expense Reimbursement if and only if Buyer is not in default or breach of any of the terms of this Agreement (after two (2) days written notice and opportunity to cure has passed prior to the date of termination) and Buyer terminates this Agreement pursuant to Sections 17.1.2, 17.1.3(a) or 17.1.3(c) through 17.1.3(i).  The Break Up Fee and Expense Reimbursement shall, if permitted hereby, be treated as an allowed administrative expense claim in the Bankruptcy Case(s) pursuant to Section 503(b)(1)(A) of the Bankruptcy Code and shall be payable, in the case of an Alternative Transaction pursuant to an Alternative Agreement, from the proceeds realized from the Alternative Transaction upon the consummation of the Alternative Transaction or, in the case of no Alternative Transaction, upon the earlier to occur of (x) conversion of any of the Bankruptcy Cases to a case under Chapter 7 of the Bankruptcy Code, (y) dismissal of any of the Bankruptcy Cases, or (z) consummation of a chapter 11 plan in any of the Bankruptcy Cases involving a sale, restructuring or other disposition of the Equity Interests or Properties (including, without limitation, a reorganization of the Seller and/or their respective estates) that was effected, voluntarily or involuntarily, in lieu of the transactions contemplated hereby.  Notwithstanding anything to the contrary contained in this Agreement, the Expense Reimbursement and Break Up Fee obligations of Seller, to the extent same are required to be paid and are paid, shall be subject to a carve-out from any Liens, security interests or superpriority administrative expense claims granted to any Person pursuant to Section 105, 363, 364, 503(b) or 507 of the Bankruptcy Code in the Bankruptcy Cases.  Except with respect to Seller’s gross negligence, willful misconduct or fraud, the remedies in this Section 17.3 are the sole and exclusive remedies of Buyer and specifically in lieu of any other right or remedy to which Buyer may be entitled, at Law or in equity, including without limitation the right to enforce any provision of this Agreement by an Order of specific performance.

17.4         Seller’s Exclusive Remedy.  If the Seller terminates this Agreement pursuant to Section 17.1.4, Seller shall be entitled to the Deposit as liquidated damages and not a penalty as its sole and exclusive remedy, which shall be paid to the Seller in accordance with the Escrow Agreement and without further Order of the Bankruptcy Court.  Except with respect to Buyer’s gross negligence, willful misconduct or fraud, and as set forth in Sections 7.2(c), 11.2 and 12.1 (which Sections shall survive the termination of this Agreement), the remedies in this Section 17.4 are the sole and exclusive remedies of the Seller and specifically in lieu of any other right or remedy to which Seller may be entitled, at Law or in equity, including without limitation the right to enforce any provision of this Agreement by an Order of specific performance.

ARTICLE XVIII
ADDITIONAL COVENANTS

18.1         Further Assurances.  After the Closing, Seller and Buyer shall execute, acknowledge and deliver or cause to be executed, acknowledged and delivered such instruments and take such other action as may be reasonably necessary or reasonably advisable to carry out their respective obligations under this Agreement and under any Exhibit, document, certificate or other instrument delivered pursuant hereto.  Seller shall use commercially reasonable efforts to cooperate with Buyer’s efforts to obtain all approvals and consents, if any, required by or necessary for the transactions contemplated by this Agreement that are customarily obtained after Closing.

18.2         Access to Records by Seller.  Seller shall utilize all commercially reasonable efforts to deliver to Buyer, at Seller’s address, within three (3) Business Days after Closing, as any of same may be kept, the originals of all Records and Data, except that Seller may retain (a) all data and records that are related to properties other than the Properties owned by the Subs being sold herein pursuant to the sale and purchase of the Equity Interests, and (b) the originals of all accounting Data in which case Seller shall deliver duplicate copies of any such retained originals which relate to the Subs and the Properties to Buyer.  For a period of four (4) years after the date of Closing, Buyer will retain the Records and Data delivered to it pursuant hereto and will, at any time and from time to time, make such Records and Data available to Seller and/or its Representatives upon reasonable notice at one reasonable location within the State of Texas, Alabama or Georgia, at reasonable times and during office hours.  In addition, Buyer hereby agrees that it will, for a continuous period of one hundred and twenty (120) days from and after the Closing Date, permit Seller and/or its Representatives continuing use of necessary equipment and computers and continuing access to the accounting and land systems of Seller acquired by Buyer pursuant to the transactions contemplated hereby and operated by Buyer following the Closing Date, so long as Seller’s use of equipment and computers does not unreasonably inhibit Buyer’s ability to operate.

18.3         Severance Tax Abatement.

18.3.1       After the Closing, Buyer shall cause EPEC, and EPEC hereby agrees to, promptly pursue the certification of additional areas and Wells for severance tax abatement, where applicable, in the Flores/Bloomberg area in Starr County, Texas, in accord with subparts (a) and (b) below.

(a)           Prior to the Closing, Seller shall cause EPEC to, and EPEC hereby agrees to, promptly (i) file amended reports with the Texas Comptroller of Public Accounts for the time period between August 2007 and April 2008 in connection with the exemption granted to EPEC for severance taxes on the Chapman Ranch #23 Well located in Nueces County, Texas, (ii) seek refunds of existing severance tax credits for tax years 2005 and 2006 that require corrections and/or confirmation by the Texas Comptroller of Public Accounts, and (iii) seek severance tax refunds for the period between February 2007 and November 2008 (the “Bloomberg/Slick/Garcia Refund”).

(b)           From and after the Closing Date, Buyer shall cause EPEC to, and EPEC hereby agrees to, promptly pay to Seller, upon receipt of such refunds from the Texas Comptroller of Public Accounts, EPEC’s proportional interest in the items set forth in (i), (ii) and (iii) of subpart (a) above, and pay to the other owners of such property their respective proportional interests thereunder.

18.3.2       After the Closing, Buyer shall cause EPEC, and EPEC hereby agrees to, promptly pursue the certification of additional areas and Wells for severance tax abatement, where applicable, in the Properties other than the Flores/Bloomberg area in Starr County, Texas, in accord with subparts (a) and (b) below.

(a)           Prior to the Auction, Seller may cause a Sub to (i) file amended reports with one or more agencies having authority or jurisdiction over severance taxes for the time period prior to the Effective Time and (ii) seek severance tax refunds for the period prior to the Effective Time (the “Other Property Filings”).

(b)           From and after the Closing Date, Buyer shall cause EPEC to, and EPEC hereby agrees to, promptly pay to Seller, upon receipt of any refunds arising from the Other Property Filings, EPEC’s proportional interest in the items set forth in subparts (i) and (ii) above, and pay to the other owners of such property their respective proportional interests thereunder.

18.3.3       From and after the Closing Date, Buyer shall cause EPEC to, and EPEC hereby agrees to, file with the appropriate taxing authority of the State of Texas claims for sales tax refunds relating to purchases made by Seller or EPEC prior to the Effective Time, which in each case have not been received or paid over to Seller or EPEC as of the Closing Date.

18.4         New Mexico Withholding Tax.  Prior to the Closing Date, Seller shall cause EPEC to, and EPEC hereby agrees to, promptly file amended State of New Mexico tax returns for tax years 2005, 2006 and 2007, and promptly file a State of New Mexico tax return for tax year 2008 and 2009, if applicable, requesting withholding tax refunds for such years, collectively, in an amount equal to the New Mexico Withholding Tax Amount.

18.5         Other Properties.  Buyer hereby agrees that it shall, within ten (10) Business Days of the date hereof, provide Seller with notice advising Seller of the Properties set forth and identified in Schedule 5.1(d) that Buyer desires Seller to assign and to transfer to a Sub (including the name of the applicable Sub), and those Properties set forth and identified in such Schedule that Buyer desires for Seller to retain.  With respect to any Property that Buyer directs Seller to assign and to transfer to a Sub pursuant to the notice required by this Section 18.5, such notice shall constitute agreement by Buyer to pay to the third party owner of such Property (concurrently with the transfer of such Property), the transfer fee, if any, required in connection with the assignment and transfer of such Property to the applicable Sub (if permitted by the terms of the Contract governing the use of such Property), as contemplated by the terms of this Section 18.5.

ARTICLE XIX
MISCELLANEOUS

19.1         Notice.  All notices required or permitted under this Agreement shall be in writing, shall be in English and shall be delivered personally or by certified mail, postage prepaid and return receipt requested or by facsimile as follows:

Seller: Edge Petroleum Corporation
1301 Travis, Suite 2000
Houston, Texas 77002
Attention:	Robert C. Thomas, General Counsel
Facsimile:	(713) 654-8910

Edge Petroleum Exploration Company
c/o Edge Petroleum Corporation
1301 Travis, Suite 2000
Houston, Texas 77002
Attention:	Robert C. Thomas, General Counsel
Facsimile:	(713) 654-8910

Miller Exploration Company
c/o Edge Petroleum Corporation
1301 Travis, Suite 2000
Houston, Texas 77002
Attention:	Robert C. Thomas, General Counsel
Facsimile:	(713) 654-8910

Edge Petroleum Operating Company, Inc.
c/o Edge Petroleum Corporation
1301 Travis, Suite 2000
Houston, Texas 77002
Attention:	Robert C. Thomas, General Counsel
Facsimile:	(713) 654-8910

Edge Petroleum Production Company
c/o Edge Petroleum Corporation
1301 Travis, Suite 2000
Houston, Texas 77002
Attention:	Robert C. Thomas, General Counsel
Facsimile:	(713) 654-8910

Miller Oil Corporation
c/o Edge Petroleum Corporation
1301 Travis, Suite 2000
Houston, Texas 77002
Attention:	Robert C. Thomas, General Counsel
Facsimile:	(713) 654-8910

in each case of the above, with a copy to:

Akin Gump Strauss Hauer & Feld LLP
1111 Louisiana Street, 44th Floor
Houston, Texas 77002
Attention:	David P. Elder, Esquire
Facsimile:	(713) 236-0822

(which shall not constitute notice hereunder)

Buyer: PGP Pool No. 3, LLC
104 TownPark Drive
Kennesaw, Georgia 30144
Attention: Ms. Susan Reeves
Facsimile; (678) 819-0951

with a copy to:

Rosen Harwood, P.A.
2200 Jack Warner Parkway, Suite 200
P.O. Box 2727 (35403)
Tuscaloosa, Alabama 35401
Attention: Jim Sledge
Facsimile: (205) 758-8358

and with a copy to:

Porter & Hedges, L.L.P.
1000 Main Street, 36th Floor
Houston, Texas 77002
Attention: Mr. Robert H. Thomas
Facsimile: (713) 226-6236

or to such other place within the United State of America as any party hereto may designate as to itself by written notice to the other parties. All notices given by personal delivery or mail shall be effective on the date of actual receipt at the appropriate address. Notices given by facsimile shall be effective upon actual receipt if received during recipient’s normal business hours or at the beginning of the next Business Day after receipt if received after the recipient’s normal business hours. All notices by facsimile shall be confirmed in writing on the day of transmission by either mailing by postage prepaid certified mail with return receipt requested, or by personal delivery.

19.2         Governing Law. THIS AGREEMENT AND THE OBLIGATIONS OF THE PARTIES HEREUNDER WILL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS, WITHOUT GIVING EFFECT TO ANY CHOICE OF LAW OR CONFLICT OF LAW PRINCIPLES.

19.3         Assignment. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. Notwithstanding the preceding sentence, except as permitted below, no party shall assign this Agreement or its rights hereunder without the other parties’ prior written consent, which shall not be unreasonably withheld or unduly delayed.  Buyer shall, without the obligation to obtain the prior written consent of the other parties but with the obligation to provide contemporaneous or prior notice to such parties, be entitled to assign (i) this Agreement or all or any part of its rights or obligations hereunder to one or more Affiliates of Buyer, or (ii) up to an undivided 60% of this Agreement and its rights and obligations hereunder to Sabco, and/or (iii) up to an undivided 10% of this Agreement and its rights and obligations hereunder to Intrepid or another entity designated by Buyer to operate the Properties for Buyer after Closing.  No assignment by Buyer of any of its rights or obligations under this Agreement shall be effective unless the assignee shall execute and deliver to the Seller a written agreement between Buyer and such Permitted Assignee(s), which shall include (i) a description of the rights and obligations to be assigned by Buyer to the assignee; (ii) a ratification of, and agreement by the assignee to become subject to and bound by, the terms of this Agreement; and (iii) representations and warranties of such assignee that are comparable to the representations and warranties of Pool No. 3 set forth in Section 6.1; provided, however, that if the assignee is Intrepid or Sabco, such representations shall be in the form attached hereto as Exhibit M, as applicable.  No assignment of rights or obligations by Buyer will release or discharge Pool No. 3 from any of its obligations as the “Buyer” under this Agreement or under any Exhibit, Schedule, certificate, document, instrument, agreement, or writing delivered pursuant hereto.  In the event of any assignment of this Agreement by Buyer to any of the Permitted Assignees pursuant to the foregoing provisions of this Section 19.3, the obligations and liabilities of the Permitted Assignees shall be several and not joint and several.  Each Permitted Assignee shall be liable to Seller only for that percentage of any obligation hereunder equivalent to the percentage interest in this Agreement assigned to such Permitted Assignee by Buyer.  The representations and warranties made by Buyer and each Permitted Assignee shall be deemed to be made only by the entity making such representation or warranty, and neither Buyer or any Permitted Assignee shall be deemed responsible or liable for the breach of any representation or warranty by any other party.  In the event of such assignment by Buyer to a Permitted Assignee(s), Seller shall negotiate in good faith to amend the Escrow Agreement to allow such Permitted Assignee(s) to become a party to the Escrow Agreement.

19.4         Entire Agreement. This Agreement, together with the Exhibits and Schedules hereto, constitutes the entire agreement and understanding of the parties in respect of its subject matter and supersedes all prior understandings, agreements, or representations by or among the parties, written or oral, to the extent they relate in any way to the subject matter hereof, excluding the Confidentiality Agreement dated April 7, 2009, between Seller and Buyer (the “Confidentiality Agreement”), which is addressed in Section 19.8.  Other than with respect to the Persons comprising Seller Group, there are no third party beneficiaries having rights under or with respect to this Agreement.

19.5         Amendment; Waiver. No amendment, modification, replacement, termination or cancellation of any provision of this Agreement will be valid, unless the same shall be in writing and signed by Buyer, Seller, EPEC and Miller.  No waiver by any party of any default, misrepresentation or breach of warranty or covenant hereunder, whether intentional or not, may be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising because of any prior or subsequent such occurrence.

19.6         Severability. The provisions of this Agreement will be deemed severable and the invalidity or unenforceability of any provision will not affect the validity or enforceability of the other provisions hereof; provided, however, that if any provision of this Agreement, as applied to any party or to any circumstance, is adjudged by a court of competent jurisdiction, arbitrator, or mediator not to be enforceable in accordance with its terms, the parties agree that the court of competent jurisdiction, arbitrator, or mediator, as applicable, making such determination will have the power to modify the provision in a manner consistent with its objectives such that it is enforceable, and/or to delete specific words or phrases, and in its reduced form, such provision will then be enforceable and will be enforced.

19.7         Construction. The parties have participated jointly in the negotiation and drafting of this Agreement. If an ambiguity or question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the parties and no presumption or burden of proof will arise favoring or disfavoring any party because of the authorship of any provision of this Agreement. Any reference to any federal, state, local, or foreign Law will be deemed also to refer to such Law as amended and all rules and regulations promulgated thereunder, unless the context requires otherwise.  Pronouns in masculine, feminine, and neuter genders will be construed to include any other gender, and words in the singular form will be construed to include the plural and vice versa, unless the context otherwise requires. The words “this Agreement,” “herein,” “hereof,” “hereby,” “hereunder” and words of similar import refer to this Agreement as a whole and not to any particular subdivision unless expressly so limited. The Exhibits and Schedules identified in this Agreement are incorporated herein by reference and made a part hereof. References herein to any Article or Section shall be references to an Article or Section of this Agreement, unless the context clearly requires otherwise.

19.8         Confidentiality. All information made available by Seller to Buyer pursuant to this Agreement shall be maintained as confidential by Buyer until Closing, provided that Buyer may disclose such information to any Permitted Assignee. The parties shall remain subject, until the Closing, to the terms of the Confidentiality Agreement, at which time of Closing such Confidentiality Agreement shall terminate; provided, however, that the Supplemental Confidentiality Agreement shall, with respect to the Non-Transferred Properties, remain in full force and effect pursuant to its terms.  Buyer shall take all actions reasonably necessary to ensure that Buyer’s employees, consultants, Representatives and agents comply with the provisions of this Section 19.8.  After Closing, Seller will, in accordance with the requirements of all Applicable Law, maintain as confidential all information regarding the Subs and the Properties permitted to be retained (either as an original or copy) hereunder.

19.9         Headings. The Article and Section headings contained in this Agreement are inserted for convenience only and will not affect in any way the meaning or interpretation of this Agreement.

19.10       Counterparts. This Agreement may be executed in five (5) or more counterparts, each of which will be deemed an original but all of which together will constitute one and the same instrument. Delivery of an executed counterpart of this Agreement by facsimile shall be equally as effective as delivery of an original executed counterpart of this Agreement. Any party delivering an executed counterpart of this Agreement by facsimile also shall deliver an original executed counterpart of this Agreement, but the failure to deliver an original executed counterpart shall not affect the validity, enforceability and binding effect of this Agreement.

19.11       Expenses and Fees.

19.11.1     Except as set forth in this Agreement or the Bidding Procedures Order, each of the parties hereto shall pay its own fees and expenses incident to the negotiation and preparation of this Agreement and the consummation of the transactions contemplated hereby, including brokers’ fees. Buyer shall be responsible for the cost of all fees for the recording of transfer documents. All other costs shall be borne by the party incurring them.  Unless otherwise provided by this Agreement, all Taxes imposed by Taxing Authorities are the obligation of and shall be borne by the party incurring such Taxes. Buyer and Seller will use commercially reasonable efforts and cooperate in good faith to exempt the sale by Seller and the purchase by Buyer of the Equity Interests from any sales, use, stamp, real estate transfer, documentary, registration, recording and other similar taxes (collectively, “Transfer Taxes”) and to minimize any such Transfer Taxes. If a determination is ever made that a Transfer Tax applies, Buyer shall be liable for such tax.  BUYER SHALL INDEMNIFY AND HOLD SELLER GROUP HARMLESS WITH RESPECT TO THE PAYMENT OF ANY OF SUCH TAXES, INCLUDING ALL INTEREST, FINES AND PENALTIES ASSESSED THEREON. THE INDEMNITY AND HOLD HARMLESS OBLIGATION CONTAINED IN THE PRECEDING SENTENCE SHALL SURVIVE THE CLOSING.

19.11.2     Intentionally Omitted.

19.11.3     Tax Information.  Buyer and Seller agree to furnish or cause to be furnished to each other, upon written request, as promptly as practicable, such information and assistance relating to the Subs, the Equity Interests and the Properties (including access to books and records) as is reasonably necessary for the filing of all Tax Returns, the making of any election, rendition or protest relating to Taxes, the preparation for any audit by any Taxing Authority, and the prosecution or defense of any claim, suit or proceeding relating to any Tax.

19.11.4     Tax-Sharing Agreements.  Any Tax-Sharing Agreement between the Seller and any Sub or between Subs, and all obligations or liabilities arising under any such agreements, shall be terminated effective immediately prior to the Effective Time and shall have no further effect for any taxable year (whether the current year, a future year, or a past year).

19.11.5     Responsibility and Proration of Taxes, Preparation of Tax Returns; Payment of Taxes.

(a)           Responsibility for Taxes.

(i)            Consistent with the Purchase Price adjustments of Article IV, Seller shall be liable for all Ad Valorem Taxes which shall be accrued up to and including the Effective Time.  The Buyer shall be liable for all Ad Valorem Taxes accrued after the Effective Time.

(ii)           Seller shall file a combined report that includes the Subs’ information through the Closing Date and shall be liable for all Texas franchise Taxes of the Subs through the Closing Date, including any Texas franchise Tax liability attributable to the sale of the Equity Interests by Seller.  Buyer shall be responsible for Texas franchise Taxes of the Subs for periods after the Closing Date.

(iii)          Seller shall be liable for all income and other Taxes of the Subs attributable to income, production or activity through the Closing Date, including any Tax liability attributable to the sale of the Equity Interests by Seller.  Buyer shall be responsible for income and other Taxes of the Subs attributable to income, production or activity for periods occurring after the Closing Date.

(iv)          With respect to Ad Valorem Taxes, in the case of any taxable period that includes (but does not end on) the Effective Time (the “Straddle Period”), the Ad Valorem Taxes accrued as of the Effective Time shall be equal to the amount of such Ad Valorem Taxes for the entire Straddle Period multiplied by a fraction, the numerator of which is the number of days during the Straddle Period up to and including the Effective Time, and the denominator of which is the number of days in the Straddle Period.  The party liable for any Ad Valorem Tax shall have all available rights to legally contest the Tax, provided, however, that the Buyer shall control, but shall allow the Seller (at Seller’s request and expense) to participate in, any contest with respect to Ad Valorem Taxes for a Straddle Period).

(v)           In the case of Straddle Periods for all other Taxes any allocation and responsibility for such Taxes shall be based on the actual revenue and expenses before and after the Effective Time or if the Tax cannot be calculated on that basis, then such Taxes shall be pro rated as provided in (iv) immediately above.  Seller shall be responsible for such Taxes that are attributable to periods before the Effective Time and Buyer shall be responsible for such Taxes that are attributable to periods from and after the Effective Time.

(b)           Any Tax Return required to be filed with respect to Ad Valorem Taxes shall be prepared and timely filed, or caused to be prepared and timely filed, by the party liable hereunder for the payment of such Taxes, provided, however, that in the case of any such Tax Return with respect to a Straddle Period, the Seller shall cause to be prepared and timely filed any Tax Return required to be filed prior to the Closing Date, and the Buyer shall cause to be prepared and timely filed any Tax Return that is not required to be filed until after the Closing Date.  If the Buyer or the Seller receives any invoice for any Ad

Valorem Tax which is allocable to any other party in part or in full hereunder, the recipient shall forward a copy of the invoice promptly to the other party.  In the case of any Tax Return with respect to a Straddle Period, the party responsible for filing such Tax Return shall request the appropriate reimbursement for the other party’s allocable portion of the Ad Valorem Taxes due, and the party owing such reimbursement shall pay such reimbursement within the later of the day such Taxes are due or 10 days after receipt of the reimbursement request.  Notwithstanding the foregoing, whenever time permits, each party will make every reasonable effort to determine each party’s appropriate allocable share of any Ad Valorem Tax due and to pay the allocable share to the party responsible under this paragraph for paying the Tax in a timely fashion in order to avoid any late payment penalty.

(c)           Seller shall prepare and cause to be filed the combined Texas franchise Tax Return including the Subs for periods through and including the Closing Date.  Buyer shall prepare and cause to be filed the Texas franchise Tax Returns of the Subs for periods beginning after the Closing Date.

(d)           Except as set forth in Section 19.11.5(b) and (c), Buyer shall prepare and cause to be filed all other Tax Returns for the Subs relating solely to periods commencing after the Closing Date.

(e)           Except as set forth in Sections 19.11.5(b), (c) and (d) and consistent with Section 19.11.5(a), Seller shall prepare and file, or cause to be prepared and timely filed, all other Tax Returns of or which include any of the Subs that are required to be filed (after giving effect to any valid extension of time in which to make such filing).  Seller shall cause the Subs to timely pay all Taxes shown due on Tax Returns described in this Section 19.11.5(e).  However, Buyer shall reimburse Seller for any Taxes on such Tax Returns for which Buyer is responsible under Section 19.11.5(a) within twenty (20) Business Days after receiving a copy of the Tax Return and the calculation of Buyer’s share of Taxes from Seller.  Further, Buyer and Seller may agree in writing for Buyer to prepare and file such other Tax Returns when in the best interest of both parties.

(f)            All Tax Returns described in Section 19.11.5 for taxable periods ending on or before or which include the Closing Date shall be prepared in a manner reasonably consistent with past practice unless a past practice has been finally determined to be incorrect by the applicable Taxing Authority or a contrary treatment is required by applicable Tax laws (or the judicial or administrative interpretations thereof).

(g)           Seller will provide Buyer with copies of all Tax Returns (other than the consolidated federal income tax return and the combined Texas franchise tax return of Seller and the Subs) described in Section 19.11.5(e) and filed after the Closing Date at least twenty (20) Business Days prior to the filing date.  Buyer shall be provided an opportunity to review such returns and all supporting workpapers, schedules and information, and to propose changes, not later than ten

(10) Business Days prior to the filing date of such Tax Returns.  Seller shall make such revisions to the Tax Returns as are reasonably and properly requested by Buyer, provided that such changes do not increase the Tax liability of Seller or the Subs.  The failure of Buyer to propose any changes to any such Tax Returns prior to the expiration of such ten (10) Business Day period shall be deemed to be an indication of their approval thereof.  The Seller shall have the same rights with respect to any Tax Returns prepared by Buyer for any Straddle Period.

19.11.6     Certain Other Taxes. All Transfer Taxes (including any penalties and interest) incurred in connection with this Agreement, if any, shall be paid by Seller when due, and Seller shall file all necessary Tax Returns and other documentation with respect to any such transfer Taxes, and, if required by Applicable Law, Buyer will, and will cause Subs to, join in the execution of any such Tax Returns and other documentation and will cooperate with Seller to take such commercially reasonable actions as will minimize or reduce the amount of such Taxes.

19.11.7     Tax Audits.

(a)           Except for Ad Valorem Taxes as set forth in Sections 19.11.5(a) and (b):  Seller shall have the sole right (but not the obligation) to represent the interests of the Subs in any audit or administrative or court proceeding (a “Tax Proceeding”) relating to Taxes for taxable periods of the Subs which end on or before the Closing Date and to employ counsel of its choice at its expense.  Buyer agrees that, at Seller’s cost, it will cooperate fully, and shall cause the Subs to cooperate fully, with Seller and its counsel in the defense against or compromise of any claim in any said proceeding.

(b)           Seller at its sole cost has the right, but not the obligation, to jointly represent the interests of the Subs with the Buyer in any Tax Proceeding relating to Taxes for any Straddle Period of the Subs.  Any disputes regarding the conduct or resolution of any such audit or proceeding shall be resolved pursuant to Section 19.11.8.

(c)           Buyer shall have the sole right to represent the interests of the Subs in all Tax Proceedings other than Tax Proceedings described in clauses (a), (b) and (d) of this Section 19.11.7.

(d)           Neither Buyer nor any Affiliate or successor of Buyer or any such Affiliate shall (or shall cause or permit any of the Subs to) amend, refile or otherwise modify any Tax Return relating in whole or in part to any Sub with respect to any taxable year or period ending on or before the Closing Date without the prior written consent of the Seller.

(e)           If any Taxing Authority asserts a claim, makes an assessment or otherwise disputes or affects any Taxes for which Seller is responsible hereunder, Buyer shall, promptly upon receipt by Buyer and/or the Subs of notice thereof, inform Seller thereof.

19.11.8     Resolution of Certain Disputes.  In the event that Seller or Buyer disputes the application or interpretation of any provision of Sections 19.11.5, 19.11.7 and 19.11.12 hereof, or the amount, allocation or calculation, payment or reimbursement of Taxes, if any, owed by such party thereunder, such party shall deliver to the other a statement setting forth, in reasonable detail, the nature of and/or the dollar amount of any disagreement so asserted.  Seller and Buyer shall attempt in good faith to resolve such dispute within twenty (20) days following the commencement of such dispute.  If Seller and Buyer are unable to resolve such dispute within such twenty (20) day period, the dispute shall be resolved by the Accounting Referee.  The Accounting Referee shall determine, only with respect to the specific disagreements submitted in writing by Seller and Buyer, the manner in which such item or items in dispute should be resolved; provided, however, that the dollar amount of any such item or items shall be determined within the range of dollar amounts proposed by Seller, on the one hand, and Buyer, on the other hand. The Accounting Referee shall be directed to make such determination promptly, but in no event later than thirty (30) days after acceptance of its appointment.  Any finding by the Accounting Referee shall be a reasoned award stating the findings of fact and conclusions of law (if any) on which it is based, shall be final and binding upon the parties and shall be the sole and exclusive remedy between the parties regarding the disputed items so presented.  The fees and expenses of the Accounting Referee shall be shared by Seller and Buyer (A) in proportion to each party’s respective liability for Taxes which are the subject of the dispute as determined by the Accounting Referee, or (B) in equal proportions if the subject of the dispute involves Tax Returns for which no Taxes are due.  The parties shall otherwise bear their own expenses incurred in any dispute resolution pursuant to this Section 19.11.8.

19.11.9     Refunds and Tax Benefits.  Any refunds of Taxes (together with any interest with respect thereto) paid to or in respect of the Subs (including any amounts credited against income tax to which Buyer, its Affiliates or any of the Subs becomes entitled) and that relate to Tax periods or portions thereof ending on or before the Effective Time for Ad Valorem Taxes and the Closing Date for all other Taxes shall be for the account of Seller.  Buyer shall pay over to Seller any such refund or the amount of any such credit (in each case, together with any interest with respect thereto) within fifteen (15) days after receipt or entitlement thereto.  Any refunds or credits of Taxes (together with any interest with respect thereto) of the Subs for any Straddle Period shall be apportioned between Seller and Buyer consistent with Section 19.11.5(c).  Buyer shall, if Seller so requests and at Seller’s expense, prepare, execute and file any claims for refunds or credits, or cause the Subs to prepare, execute and file any claims for refunds or credits, to which Seller is entitled under this Section 19.11.9.  Buyer shall permit Seller to control the prosecution of any such refund at Seller’s sole cost.

19.11.10   Certain Elections.  To the extent permitted by Law, Buyer shall not permit the Subs to carry back any loss, deduction or credit to any taxable period that ends on, prior to or which includes the Closing Date.

19.11.11   FIRPTA.  Seller shall furnish to Buyer on or before the Closing Date a certification of its non-foreign status consistent with the requirements set forth in Section 1445 of the Code and the Treasury Regulations.

19.11.12   Allocation of Purchase Price.  As soon as reasonably practicable following the Closing Date, Buyer and Seller shall use commercially reasonable efforts to agree upon an allocation of the Purchase Price among the Properties of the Subs.

19.12       Public Announcements.  Except as contemplated by the terms of the Bidding Procedures and Sale Motion and as required by state or federal securities Law, the parties hereto hereby agree that prior to making any public announcement or statement with respect to the transactions contemplated by this Agreement, Seller (on behalf of itself and the Subs) or Buyer, as applicable, desiring to make such public announcement or statement shall consult with the other (Seller or Buyer, as applicable), and endeavor in good faith to obtain the prior written approval of the other to the text of a public announcement or statement to be made solely by Seller, on the one hand, or solely by Buyer, on the other, as the case may be.  Notwithstanding anything set forth in this Section 19.12 to the contrary, Seller shall not be required to obtain approval from Buyer before issuing a press release announcing the execution of this Agreement and filing a Form 8-K with the Securities and Exchange Commission in connection with the execution of this Agreement.

19.13       Limitation on Damages. Notwithstanding any term or provision of this Agreement to the contrary, in no event shall any party to this Agreement be liable for any consequential, special, indirect, incidental, exemplary, punitive or similar damages or lost profits arising out of or relating to this Agreement.

19.14       Jurisdiction of the Bankruptcy Court; Dispute Resolution; No Jury.

19.14.1     Without limiting any party’s right to appeal any Order of the Bankruptcy Court, the parties agree that the Bankruptcy Court will have exclusive jurisdiction over any disputes arising under this Agreement.

19.14.2     In the event the Bankruptcy Court does not have jurisdiction over a dispute that arises under this Agreement, or for whatever reason fails or refuses to take jurisdiction over any other dispute arising hereunder then, except as otherwise expressly set forth in this Agreement, the parties hereby agree, to the fullest extent permitted by Law, to submit all controversies, disputes and claims arising hereunder and not otherwise resolved by the parties in writing to the exclusive jurisdiction of the appropriate State of Texas court located in Harris County, Texas or, to the extent permitted by Law, the federal courts in the Southern District of Texas (to whose jurisdiction the parties hereby irrevocably, unqualifiedly and unconditionally submit), and to any appellate court from any therefrom, in any dispute arising out of or relating to this Agreement, and each party hereby irrevocably, unqualifiedly and unconditionally agrees that all claims and Losses in respect of any such dispute may be heard and determined in such State of Texas court, or to the extent permitted by Law, in such federal court.  Each of the parties hereby irrevocably, unqualifiedly and unconditionally waives, to the fullest extent it may effectively do so, any defense of any inconvenient forum or improper venue to the maintenance of any such dispute in any such court and any right of jurisdiction on account of its place of residence or domicile.  Each of the parties irrevocably, unqualifiedly and unconditionally consents to the service of any and all process in any such dispute in such State of Texas or federal court by the sending of such process to each of the applicable parties at the addresses and in the manner specified in Section 19.1, or as otherwise may be permitted or required by Applicable Law.  Each of the parties agrees that the final judgment in any such dispute, following exhaustion of all remedies by appeal, shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law.

19.14.3    EACH OF THE PARTIES HEREBY WAIVES ITS RIGHT TO TRIAL BY JURY IN ANY DISPUTE ARISING HEREUNDER AND CONSENTS TO TRIAL WITHOUT A JURY, AS EVIDENCED BY ITS EXECUTION AND DELIVERY OF THIS AGREEMENT.

19.15       Releases.  Except for the enumerated obligations of the Seller under this Agreement, effective as of the Closing, the Buyer and its Affiliates (and any Permitted Assignee, including Sabco and Intrepid, if assigned an interest), to the extent permitted by Law, is each hereby deemed to have irrevocably and unconditionally released, remised, and forever discharged the Seller and its Affiliates, and their respective past, present and future shareholders, members, board of directors and/or supervisors, managers, officers, employees, agents, representatives and advisors from any and all suits, legal or administrative proceedings, claims, demands, damages, losses, costs, liabilities, interest or causes of action whatsoever at Law or in equity, known or unknown, which the Buyer or its Affiliates might now or subsequently may have, based on, relating to or arising out of this Agreement, the transactions contemplated thereby, the ownership, use or operation of the Properties or the condition, quality, status or nature of the Properties, including rights to contribution under CERCLA, breaches of statutory or implied warranties, nuisance or other tort actions, rights to punitive damages, common law rights of contribution and rights under insurance maintained by the Buyer or any of their Affiliates.  Except for the enumerated obligations of the Buyer (and any Permitted Assignees) under this Agreement, effective as of the Closing, the Seller, and its Affiliates, to the extent permitted by Law, is each hereby deemed to have irrevocably and unconditionally released, remised, and forever discharged the Buyer and its Affiliates (and including Sabco and Intrepid, if assigned an interest), and their respective past, present and future shareholders, members, board of directors and/or supervisors, managers, officers, employees, agents, representatives and advisors from any and all suits, legal or administrative proceedings, claims, demands, damages, losses, costs, liabilities, interest or causes of action whatsoever at Law or in equity, known or unknown, which the Seller and its Affiliates might now or subsequently may have, based on, relating to or arising out of this Agreement, the transactions contemplated thereby, the ownership, use or operation of the Properties or the condition, quality, status or nature of the Properties, including rights to contribution under CERCLA, breaches of statutory or implied warranties, nuisance or other tort actions, rights to punitive damages, common law rights of contribution and rights under insurance maintained by the Seller or any of their Affiliates.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK.]

Executed effective as of the date set forth above.

SELLER:

EDGE PETROLEUM CORPORATION

By:	/s/ John W. Elias
Name:	John W. Elias
Title:	President & CEO

EDGE PETROLEUM EXPLORATION COMPANY

By:	/s/ John W. Elias
Name:	John W. Elias
Title:	President & CEO

MILLER EXPLORATION COMPANY

By:	/s/ John W. Elias
Name:	John W. Elias
Title:	President & CEO

EDGE PETROLEUM OPERATING COMPANY, INC.

By:	/s/ John W. Elias
Name:	John W. Elias
Title:	President & CEO

EDGE PETROLEUM PRODUCTION COMPANY

By:	/s/ John W. Elias
Name:	John W. Elias
Title:	President & CEO

EXECUTION PAGE TO

PURCHASE AND SALE AGREEMENT

MILLER OIL CORPORATION

By:	/s/ John W. Elias
Name:	John W. Elias
Title:	President & CEO

BUYER:

PGP GAS SUPPLY POOL NO. 3 LLC
By:	Public Gas Partners, Inc., as its sole member

By:	/s/ Susan G. Reeves
Name:	Susan G. Reeves
Title:	Its President

EXECUTION PAGE TO

PURCHASE AND SALE AGREEMENT

EXHIBIT I

SAMPLE GAS PRICING ADJUSTMENT CALCULATION

						5-Yr
	2010	2011	2012	2013	2014	Total

Proposed May 14th Start Date Calculation

Forecast Gas Production (MMCFE)
PDP	8,019.2	6,174.6	4,951.6	4,025.8	3,269.8	26,441.0
PDNP	7,593.2	7,296.0	5,545.0	4,598.6	3,612.6	28,645.4
Total	15,612.4	13,470.6	10,496.6	8,624.4	6,882.4	55,086.4

Nymex Gas Futures Price ($/MMBtu)
As of May 14, 2009	$6.39	$7.07	$7.24	$7.28	$7.30	$—

Revenue ($M)	$99,775.6	$95,228.3	$76,036.6	$62,732.9	$50,265.6	$384,039.0

5 Yr Weighted Gas Price (Rev/Prod.)						$6.97

July 21 Strip Calculation

Forecast Gas Production (MMCFE)
PDP	8,019.2	6,174.6	4,951.6	4,025.8	3,269.8	26,441.0
PDNP	7,593.2	7,296.0	5,545.0	4,598.6	3,612.6	28,645.4
Total	15,612.4	13,470.6	10,496.6	8,624.4	6,882.4	55,086.4

Nymex Gas Futures Price ($/MMBtu)
As of July 21, 2009	$5.84	$7.16	$6.84	$7.00	$7.16	$—

Revenue ($M)	$91,114.0	$96,449.5	$71,828.2	$60,370.8	$49,278.0	$369,040.5

5 Yr Weighted Gas Price (Rev/Prod.)						$6.70

Purchase Price Adjustment Calculation
Difference in 5-Yr Weighted Gas Price						$(0.27)

Total Production (MMCFE)						55,086.4

Purchase Price Adjustment ($M)						$(14,998.5)

Note: Amounts shown above in Exhibit I have been rounded, but final calculation of the Gas Pricing Downward Adjustment shall be made by rounding to four decimal points.